Exhibit 10.11
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***] HAS BEEN OMITTED PURSUANT TO REGULATION S-K, ITEM 601(B) BECAUSE THE REGISTRANT HAS DETERMINED THAT THE OMITTED INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
STARLAB SPACE LLC
A Delaware Limited Liability Company
April ___, 2025
The holders of the Units evidenced by this Agreement acknowledge that the Units have not been registered under the Securities Act of 1933, as amended, or the securities laws of any jurisdiction and may not be sold, offered, resold, pledged or otherwise transferred if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (b) terminate the existence or qualification of Starlab Space LLC under the laws of the State of Delaware, (c) cause Starlab Space LLC to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), or (d) violate the other restrictions on transfer set forth herein.
This document is the property of Airbus U.S. Space & Defense, Inc. and Voyager Space Holdings, Inc. It is supplied in confidence, shall not be used for any other purpose and shall not, in whole or in part, be reproduced, copied or disclosed to any third party without prior written permission from Airbus U.S. Space & Defense, Inc. and Voyager Space Holdings, Inc., except as otherwise expressly permitted herein.

i

APPENDICES AND EXHIBITS

Appendix A:	Definitions

Exhibit A:	Member Schedule
Exhibit B:	Company Purpose
Exhibit C-1:	Voyager Contribution Schedule
Exhibit C-2:	Airbus Contribution Schedule
Exhibit D:	Reserved
Exhibit E-1:	Appointment of Officers
Exhibit E-2:	Management Responsibilities
Exhibit E-3:	Management Team
Exhibit F:	Effective Date Business Plan and Budget
Exhibit G:	STARLAB Program Decision and Technical Authority
Exhibit H:	Ethics and Compliance Policies
Exhibit I:	Assignment and Assumption Agreement
Exhibit J:	Actions Required by Novation Date

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
STARLAB SPACE LLC
a Delaware Limited Liability Company
This Second Amended and Restated Limited Liability Company Agreement (as amended, modified or supplemented, this “Agreement”) of Starlab Space LLC (the “Company”), dated as of April ___, 2025 (the “Effective Date”), is adopted, executed, and agreed to by the Members (as defined below).
RECITALS
WHEREAS, the name of the Company is “Starlab Space LLC”;
WHEREAS, the Company was formed on July 24, 2023 as a Delaware limited liability company by the filing of a Certificate of Formation (as it may be amended or restated from time to time, the “Certificate of Formation”) with the Secretary of State of the State of Delaware pursuant to the Delaware Act;
WHEREAS, each of the Airbus Member and the Voyager Member has entered into an Intellectual Property Agreement (each such agreement, as amended and restated from time to time, an “IP Agreement”);
WHEREAS, each of the Airbus Member (or its designated Affiliate) and the Voyager Member (or its designated Affiliate), each in their capacities as equipment or service providers, has entered into a Procurement Rights Agreement (such agreement, as amended and restated from time to time, the “Procurement Rights Agreement”);
WHEREAS, the parties hereto entered into a Limited Liability Company Agreement effective as of December 23, 2023 (the “Prior LLC Agreement”); and
WHEREAS, the Members desire to effect the following: (i) the amendment and restatement of the Prior LLC Agreement and (ii) the continuation of the Company on the terms set forth herein.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound by the terms hereof, hereby agree as follows:
AGREEMENT
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. Unless the context otherwise requires, capitalized terms used and not otherwise defined herein shall have the meanings set forth in Appendix A.
Section 1.2    References and Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, and Exhibit are references to the Articles,

Sections, paragraphs, and Exhibits of this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement as a whole, including the Exhibits hereto, and not to any particular section or clause, unless expressly so limited; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) the Members have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Members and no presumption or burden of proof shall arise favoring or burdening any Member by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) references to any Law means such Law as amended, modified, codified, reenacted, or replaced and in effect from time to time; (m) references to any contract, agreement (including this Agreement), document, or instrument means such contract, agreement (including this Agreement), document, or instrument as amended, supplemented, or modified (including any waiver or consent) and in effect from time to time in accordance with its terms; (n) a capitalized derivative or other variation of a defined term has a corresponding meaning and shall be construed accordingly; (o) when calculating the period of time before which, within which or following which any notice is to be given, act is to be done, or other step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (p) if the date specified in this Agreement for giving any notice or taking any action is not a Business Day, then the date for giving such notice or taking such action shall be the next succeeding Business Day; and (q) where provision is made for agreement or the giving of notice, approval, or consent by any Member, such agreement, notice, approval, or consent must be in writing unless otherwise specified.
ARTICLE II
ORGANIZATION
Section 2.1    Formation of Limited Liability Company.
(a)    The Company was formed as a Delaware limited liability company on July 24, 2023 by the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware pursuant to the terms of the Delaware Act. An “authorized person” within the meaning of the Delaware Act has executed, delivered, and filed the Certificate of Formation with the Secretary of State of the State of Delaware, such filing being hereby ratified and approved in all respects. Upon the filing of the Certificate of Formation, such person’s powers as an “authorized person” of the Company ceased. The Members as of the Effective Date adopt this Agreement as the limited liability company agreement of the Company.
(b)    The Voyager Member hereby represents and warrants that prior to December 23, 2023 the Company has not engaged in business activities other than administrative activities in connection with its formation; and as of December 23, 2023, immediately prior to the contributions contemplated by Section 5.1, the Company had no assets and its aggregate liabilities did not exceed $10,000.
Section 2.2    Name. The name of the Company is “Starlab Space LLC”. The Company’s business may be conducted under any other name or names as determined by the Board. The words

“limited liability company”, “LLC”, or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the applicable Laws of any jurisdiction that so requires. The Board may change the name of the Company at any time and from time to time.
Section 2.3    Registered Office; Registered Agent; Offices. The registered office of the Company in the State of Delaware and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be determined by the Board. The principal office of the Company shall be located at such place in the United States as the Board may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware, including outside of the United States, as the Board determines to be necessary or appropriate. The Company and its Subsidiaries shall have two operational centers, with one in such place in the United States and one in such place in Germany as the Board may from time to time designate, and such other operational centers in such places depending on the operational, fundraising, and other requirements of the Company that the Board determines to be necessary or appropriate. To the extent that any operations are conducted through one or more Subsidiaries, including the Voyager Contributed Subsidiary, such Subsidiaries shall be subject to all requirements regarding the operations of Subsidiaries set forth in Section 7.4(c). Any operational centers or other operations of the Company and its Subsidiaries located outside of the United States may be conducted or held by the Company directly or indirectly through one or more non-U.S. Subsidiaries.
Section 2.4    Purpose. The purpose of the Company is to engage, directly or indirectly, through its Subsidiaries, in (a) designing, manufacturing, assembling, integrating, testing, operating and selling commercial services (including transportation of astronauts and payloads) through the GEN 1 Space Station and potentially a GEN 2 Space Station, and the respective subsequent replenishment, refurbishment or extension thereof, as further described in Exhibit B, and (b) in any activities necessary, appropriate, desirable, ancillary, convenient, or incidental thereto that are permitted by the Delaware Act and the Board.
Section 2.5    Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and Exhibit B and for the protection and benefit of the Company.
Section 2.6    Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.
Section 2.7    Title to Company Assets. Title to the Company’s assets, whether real, personal, or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Each Member irrevocably waives any right it may have to maintain any action for partition of the property of the Company. No Member shall, and no Member shall permit its Affiliates to, pledge any such assets as collateral for such Member’s debts or any financing.
Section 2.8    Qualifications in other Jurisdictions. The Board, or any Officer to whom the Board has delegated such authority, shall cause the Company and any of its Subsidiaries to be qualified, formed, or registered under an assumed or fictitious name as may be required under applicable Law in any jurisdiction in which the Company or such Subsidiary transacts business. The Officers shall execute, deliver, and file any certificates (and any attachments or restatements thereof) necessary or appropriate for the Company or such Subsidiary to qualify and continue to do business in a jurisdiction in which the Company or such Subsidiary may wish (as determined by the Board) to do business. At the request of the Board, each Member shall execute, acknowledge, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company or such Subsidiary as a foreign limited liability company or other foreign entity in all jurisdictions in which the Company or such Subsidiary may conduct business; provided that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership, or other entity in any jurisdiction in which it is not already so qualified.
Section 2.9    No State Law Partnership. Except as provided in Section 2.10, the Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Officer shall be a partner or joint venturer of any other Member or Officer, for any purposes, and this Agreement shall not be construed to the contrary.
Section 2.10    Tax Classification. The Members intend that the Company be treated as a partnership for U.S. federal income tax purposes and under applicable state and local tax Laws, and this Agreement shall not be construed to suggest otherwise. The Members shall take no position in any financial reporting, tax return, administrative, judicial, or other proceeding inconsistent therewith unless otherwise provided herein or required by applicable Law.
Section 2.11    IP Agreements. The parties hereto acknowledge and agree that in the event subsequent Members are offered the opportunity to enter into IP Agreements with the Company, the intellectual property provisions of this Agreement will need to be amended to account for the subsequent Member. For the avoidance of doubt, the Company shall only license Company Foreground IPR through such IP Agreements and shall not license Airbus Background IPR or Voyager Background IPR through the IP Agreements.
ARTICLE III
UNITS
Section 3.1    Initial Units; Additional Units.
(a)    The Company shall have three authorized classes of Units: (i) the Series A Preferred Units; (ii) the Class A Units; and (iii) the Class M Units. The Class A Units shall be divided into two series of Class A Units referred to as the Class A-1 Units and the Class A-2 Units. Subject to the terms and conditions of this Agreement, the Board shall be authorized to cause the Company to issue an unlimited number of Units. Unless otherwise determined by the Board, all Units shall be uncertificated.
(b)    Subject to the terms and conditions of this Agreement, the Board is authorized to cause the Company to issue additional Units, in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties (including designations, preferences and relative, participating, optional or other special rights, powers and duties that may be senior to existing Units), as shall be determined by the Board.
(c)    Exhibit A sets forth the names, addresses, Capital Contributions (if any), number, class and series of Units and Percentage Interests of the Members, each as of the Effective Date (the “Member Schedule”). The Company may amend Exhibit A at any time or from time to time to reflect (i)

the admission of additional Members or substitute Members that have been approved under this Agreement or any changes of address of any Member who provides notice thereof to the Company, (ii) any changes in the Members’ respective Units or Percentage Interests under this Agreement, and (iii) any additional Capital Contributions made by the Members, in each case, in accordance with this Agreement.
[***]
(e)    The Company has reserved certain Class M Units for future issuances to employees, consultants, directors, managers or others providing services to the Company or its Subsidiaries (the “Incentive Equity Pool”) pursuant to Equity Agreements approved by the Board. The terms and conditions of each Equity Agreement (which do not need to be the same) must be approved by the Board acting in respect of a Major Decision. The Board shall have the exclusive authority to make all interpretations and determinations arising out of or relating to the Equity Agreements or the Incentive Equity Pool. Any such interpretation or determination made in good faith shall be final and binding on all interested parties. Without limiting the generality of the foregoing, the Board shall have the full power and authority to take any and all actions that it deems necessary, advisable or desirable for purposes of administering the Incentive Equity Pool or satisfying applicable securities, tax or other laws of various jurisdictions. For purposes of Rule 701 under the Securities Act and applicable state “blue sky” laws, this Agreement shall constitute a “plan”. The number of Class M Units in the Incentive Equity Pool may be increased from time to time by the Board. Class M Units forfeited to or repurchased by the Company shall be available for future grants under the Incentive Equity Pool. Unless otherwise set forth in any Equity Agreement regarding the issuance of any Class M Units, the Class M Units shall be subject to a Hurdle Amount and are intended to be treated as “profits interests” (as that term is defined in IRS Rev. Proc. 93-27, 1993-2 C.B. 343, and IRS Rev. Proc. 2001-43, 2001-2 C.B. 191) that shall entitle a Member holding such Class M Units to share in the portion of the future net income and capital appreciation of the Company, but that may be restricted and subject to forfeiture and vesting in accordance with the terms of any applicable Equity Agreement. Notwithstanding anything herein to the contrary, treatment of profits interests granted hereunder and the rights and privileges associated therewith may be changed hereafter by the Company as necessary in order to comply with the provisions of the Code and the Treasury Regulations promulgated thereunder.
Section 3.2    No Liability of Members. Subject to Section 6.7, the Members and the respective representatives thereof, in their capacities as such, shall not be personally liable (whether to the Company, to any of the other Members, to the creditors of the Company, or to any other Third Party) for the debts, obligations, or liabilities of the Company whether arising in contract, tort, or otherwise. For the avoidance of doubt, no Member will be required to provide any guarantee, whether for payment or performance, for the benefit of the Company or the German JV.
Section 3.3    Withdrawal of Members. Except as otherwise provided in Section 4.5, no Member shall have any right to withdraw from the Company; provided that, when a Transferee who acquires all of a Member’s Units becomes registered on the books and records of the Company as the Member with respect to the Units so transferred, the Transferor shall cease to be a Member with respect to the Units so Transferred.
Section 3.4    Record Holders. The Company shall be entitled to recognize the Person in whose name any Unit is registered on the books and records of the Company as the Member with respect to such Unit and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Unit on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by applicable Law.

Section 3.5    Representations and Warranties. On the Effective Date (or such later date that a Person first becomes a Member), such Member, severally with respect to itself and not jointly, hereby represents and warrants to the Company and each other Member that:
(a)    Incorporation. Such Member is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its organization, and has all necessary entity power to enter into and carry out its obligations under this Agreement.
(b)    Authority. The execution, delivery, and performance by such Member of this Agreement have been duly authorized by all requisite corporate, limited liability company, or limited partnership action on the part of such Member. This Agreement has been duly executed and delivered by such Member, and (assuming due authorization, execution, and delivery by the other Members hereto) this Agreement constitutes legal, valid, and binding obligations of such Member, enforceable against such Member in accordance with its terms, subject to (i) the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally, and (ii) the effect of general principles of equity and the limitation of certain remedies by certain equitable principles of general applicability.
(c)    No Conflicts. The execution, delivery, and performance by such Member of this Agreement does not and will not in any material respect (i) violate or conflict with any of the articles of incorporation or bylaws or similar organizational documents of such Member, (ii) assuming the receipt of all required governmental or regulatory approvals, consents or notifications, violate or conflict with any material provision of Law applicable to such Member, or any of its assets or properties, (iii) result in a breach of or default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, any material contract or agreement to which the such Member is a party or to which its assets are subject, or (iv) other than any approvals, consents, registrations, permits, authorizations and other confirmations of the Defense Counterintelligence and Security Agency (“DCSA”) or Committee on Foreign Investment in the United States (“CFIUS”) and any additional filings, consents, approvals or other actions to be made in the ordinary course of business, in each case which are not required to be made or obtained prior to the Novation Date, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority which has not been made or taken prior to the Effective Date. The Voyager Member represents that the contribution of the CDFF SAA to the Company on the Novation Date following receipt of approval from NASA will meet the requirements of clauses (i) through (iii) of this paragraph; and such contribution will be free and clear of any material liens and encumbrances.
(d)    Litigation. To the knowledge of such Member, there is no Proceeding pending or threatened against such Member or any of its Subsidiaries or Affiliates that would restrain, enjoin or otherwise prevent the consummation of the transactions contemplated to occur under this Agreement on the Effective Date.
(e)    Investment Intent.
(i)    The Units being issued to such Member are being acquired by such Member for its own account, and not with a view to, or for the offer or sale in connection with, any distribution or sale of the Units or any interest in them in violation of the Securities Act (or analogous applicable Laws in any non-U.S. jurisdiction). Such Member acknowledges that the issuance of the Units has not been registered under the Securities Act or any state securities Laws and understands and agrees that such Member may not sell or dispose of any of the Units except as pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign, or federal securities Laws.
(ii)    Such Member is able to bear the economic risk of such Member’s investment in the Units being issued to such Member and has sufficient net worth to sustain a loss of the Member’s entire investment in the Company without economic hardship if such loss should occur.
(iii)    Such Member is an Accredited Investor.
(f)    Tax Status. With respect to each Member as of the Effective Date, such Member is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
(g)    Sanctions; Anti-Corruption Laws.
(i)    Neither such Member, nor any of its Affiliates, is the target of any sanctions lists pursuant to any Sanctions and Export Control Laws.
(ii)    In relation to the activities or transactions contemplated by this Agreement and the other Transaction Documents to which such Member or its Affiliates are a party, neither such Member nor any of its Affiliates, nor any of their respective personnel, has violated, or will violate, or will cause any other Member or its Affiliates to violate, any Applicable Anti-Corruption Laws.
Section 3.6    Preemptive Rights.
(a)    Subject to and without limiting the other terms of this Agreement, the Company grants to each Eligible Member, and each Eligible Member shall have the right to purchase, in accordance with the procedures set forth herein, up to such Eligible Member’s Pro-Rata Share of any New Interests which the Company or its Subsidiaries may, from time to time, propose to issue and sell (the “Preemptive Rights”).
(b)    If the Company or any of its Subsidiaries proposes to issue or sell New Interests, the Company shall notify each Eligible Member in writing with respect to the proposed New Interests to be issued or sold (the “New Interests Notice”). Each New Interests Notice shall set forth: (i) the number and class of New Interests proposed to be issued or sold by the Company or its applicable Subsidiary and their purchase price; (ii) such Eligible Member’s Pro-Rata Share of New Interests; and (iii) any other material term, including any applicable regulatory requirements and, if known, the expected date of consummation of the issuance and sale of the New Interests (which date, in any event shall be no earlier than thirty (30) days following the date of delivery of the New Interests Notice unless otherwise agreed by the Eligible Members).
(c)    Each Eligible Member shall be entitled to exercise its Preemptive Rights to purchase such New Interests by delivering an irrevocable written notice to the Company within ten (10) days from the date of receipt of any New Interests Notice specifying the number of New Interests to be subscribed, which in any event can be no greater than such Eligible Member’s Pro-Rata Share of such New Interests, at the price and on the terms and conditions specified in the New Interests Notice (and for the avoidance of doubt the issuance of such New Interests including the terms and conditions thereof shall be approved by the Board as a Major Decision to the extent provided in Section 7.4(c)).

(d)    Each Eligible Member exercising its right to purchase its entire Pro-Rata Share of New Interests being issued (each a “Subscribing Member”) shall have a right of over-allotment such that if any other Eligible Member fails to exercise its Preemptive Right to purchase its entire Pro-Rata Share of New Interests (each, a “Non-Subscribing Member”, including for such purpose any Subscribing Member that fails to exercise its right to purchase its entire Pro-Rata Share of Remaining New Interests, as described below), such Subscribing Member may purchase its Pro-Rata Share (based on the relative number of Units then owned by the Subscribing Members), of those New Interests in respect of which the Non-Subscribing Members have not exercised their Preemptive Right (the “Remaining New Interests”) by giving written notice to the Company within three (3) Business Days from the date that the Company provides written notice of the amount of New Interests as to which such Non-Subscribing Members have failed to exercise their rights thereunder. The Company shall reoffer any Remaining New Interests to the Subscribing Members in successive rounds (without regard to the time periods specified in the foregoing provisions) until such time as the Subscribing Members have collectively agreed to purchase all of the New Interests being issued or all of the Subscribing Members are Non-Subscribing Members in the last round of offers.
(e)    If the Eligible Members do not elect within the applicable notice periods described above to exercise their Preemptive Rights with respect to all of the New Interests proposed to be sold by the Company or its applicable Subsidiary, the Company or such Subsidiary shall have the right to sell or to enter into an agreement to sell such unsubscribed New Interests proposed to be sold by the Company or such Subsidiary, at a price that is not less than and on material terms in the aggregate that are no more favorable to the purchaser than those specified to the Eligible Members in the New Interests Notice.
(f)    No Eligible Member will be required to take up and pay for any New Interests pursuant to the Preemptive Right unless all New Interests (other than those to be taken up by such Eligible Member) are sold, whether to the other Eligible Members or pursuant to Section 3.6(e). Any Eligible Member shall be entitled to assign its rights under this Section 3.6 to an Affiliate of such Eligible Member in connection with any proposed issuance of New Interests provided that (i) such Affiliate is an Accredited Investor, (ii) such issuance complies with the conditions applicable to a Transfer (or Transferee) pursuant to Section 4.7(a), and (iii) such Affiliate complies with Section 4.7(c) (as if such issuance were a Transfer) in connection with the issuance of any New Interests to such Affiliate.
Section 3.7    Conversion.
(a)    At any time, a Preferred Member may convert any of its Series A Preferred Units into an equivalent number of Class A-1 Units. The following shall apply to the conversion of Series A Preferred Units:
(i)    The close of business on the date of receipt by the Company of written notice by such holder of Series A Preferred Units shall be the time of conversion (the “Conversion Time”). Class A-1 Units issuable upon conversion of Series A Preferred Units pursuant to this Section 3.7 shall be deemed to be outstanding of record as of such date. If the Company has elected to issue certificates for Units, then the Company shall, as soon as practicable after the Conversion Time issue and deliver to such holder of Series A Preferred Units a certificate or certificates for the number of Class A-1 Units issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the Series A Preferred Units represented by the surrendered certificate that were not converted into Class A-1 Units. Notwithstanding any other provision herein, if a conversion of Series A Preferred Units is to be made in connection with a transaction affecting the ownership or capital structure of the

Company, the conversion of Series A Preferred Units pursuant to this Section 3.7 may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed effective until immediately prior to the time that such transaction has been consummated.
(ii)    The Company shall not be required to pay any tax which may be payable in respect of any Transfer involved in the issuance and delivery of Class A-1 Units in a name other than that in which the Series A Preferred Units so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.
(iii)    All Series A Preferred Units which shall have been surrendered for conversion pursuant to this Section 3.7 shall no longer be deemed to be outstanding, and all rights with respect to such Series A Preferred Units shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive an equivalent number of Class A-1 Units in exchange therefor.
ARTICLE IV
TRANSFERS OF UNITS
Section 4.1    Transfers Generally.
(a)    Permitted Transfers. No Units may be Transferred except for:
(i)    Transfers of a Member’s Units to a Controlled Affiliate of such Member’s Ultimate Parent;
(ii)    Encumbrances of all or any portion of such Member’s Units (A) in connection with the financing of the Space Stations by the Company or any of its Subsidiaries on a limited recourse basis as approved by the Board or (B) in the case of the Voyager Member, pursuant to that certain Loan and Guaranty Agreement, dated March 10, 2023, among Voyager Space Holdings, Inc. as Borrower Representative (as defined therein), JGB Collateral LLC as Agent (as defined therein) and the other Borrowers, Guarantors and Lenders (in each case as defined therein) as parties thereto or any refinancing or replacement thereof (provided that, any permitted foreclosure with respect to any Encumbrance described in this Section 4.1(a)(ii) shall not constitute a Permitted Transfer);
(iii)    following the third (3rd) anniversary of December 23, 2023, Transfers by a ROFR Seller to a ROFR Holder or Third Party pursuant to the provisions of Section 4.2;
(iv)    Transfers in connection with a Company Sale pursuant to the provisions of Section 4.3;
(v)    Transfers by a Triggering Member to another Member or the Company pursuant to the provisions of Section 4.4 or Transfers by a Member to a Triggering Member pursuant to Section 4.4(d);
(vi)    Transfers by a Member to the Company pursuant to Section 4.5;

(vii)    Transfers by a Member to another Member or the Company in connection with a Deadlock Resolution Failure pursuant to Section 4.6 and Section 7.4(e)(iv);
(viii)    Transfers by the Voyager Member or the Airbus Member to the other such Member or the Company in connection with a Dissolution/Sale Trigger Event pursuant to Section 4.6;
(ix)    transfers or dispositions expressly excluded from the definition of “Transfer” (including the transfers described in the proviso thereto); or
(x)    other Transfers that are approved by the Board as a Major Decision.
The Transfers and other dispositions set forth in clauses (i) through (x) shall constitute “Permitted Transfers”.
(b)    Limitations on Permitted Transfers. Notwithstanding Section 4.1(a) or anything to the contrary in this Agreement, no Transfer (or issuance of Units to a new Member) shall be deemed to be a Permitted Transfer (or permitted issuance) if (i) the intended Transferee or proposed Member is a Prohibited Person, (ii) immediately following such Transfer or issuance the aggregate Percentage Interests of the Members that are U.S. Persons is less than fifty-one percent (51%) (or such lesser percentage as required by NASA from time to time), or (iii) such Transfer does not comply with the provisions of Section 4.7.
(c)    Other Transfers Void. Without limiting any other remedy the Company or the Members may have hereunder or at Law or in equity, any Transfer or purported Transfer of Units not made in accordance with this Article IV shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the Company shall have no obligation to recognize any such Transfer or purported Transfer.
(d)    Effect of Transfer. Any Units Transferred pursuant to the terms and conditions of this Agreement shall include any and all rights, privileges, or other entitlements to such Units and the Transferor shall cease to have any such rights, privileges, or otherwise with respect to such Transferred Units.
(e)    Assignment of Rights. Solely with respect to any direct Transfer by a Member and its Affiliates of all of their respective Units to a Transferee pursuant to and in compliance with the terms and conditions of this Agreement, the Transferor Members shall be entitled to assign to such Transferee their respective rights, privileges and other entitlements hereunder that are expressly held in the name of such Member and its Affiliates in respect, and to the extent, of such Transferred [***]
Section 4.2    Right of First Refusal.
(a)    Subject to Section 4.2(g), if all or any portion of a Member’s Units are proposed to be Transferred to a Third Party (such Member, the “ROFR Seller”, and such offered Units, the “ROFR Units”) in a Transfer that is otherwise permitted under this Agreement, then each other Member with a Percentage Interest of at least five percent (5%) (each, a “ROFR Holder”) shall have a right of first refusal (the “ROFR”) with respect to such Transfer, as follows:
(b)    The ROFR Seller must first deliver a notice (the “ROFR Notice”) to each ROFR Holder of such proposed Transfer to a Third Party (the “Third Party Sale”), which notice shall include (A) the identity of the proposed Transferee, (B) the type of proposed Transfer, (C) the purchase price to be paid for the ROFR Units (which must separately identify the purchase price allocated thereto if such proposed Transfer involves other assets) and the form of consideration of such purchase price, and (D) all other material terms and conditions of the Third Party Sale.
(c)    Upon receipt of the ROFR Notice, each ROFR Holder shall have the right and option, for a period of thirty (30) days thereafter (the “ROFR Election Deadline”), to elect to purchase all (but not less than all) of such ROFR Holder’s Pro-Rata Share of the ROFR Units in cash for the purchase price set forth in the ROFR Notice and otherwise on the terms and conditions that are no less favorable in the aggregate to the ROFR Seller than those set forth in the ROFR Notice. Such election must be exercised by delivering notice of such election in writing to the ROFR Seller (the “ROFR Election”) prior to the expiration of the ROFR Election Deadline. Each ROFR Holder exercising its right to purchase its entire Pro-Rata Share of the ROFR Units (each a “Purchasing Member”) shall have a right of over-allotment such that if any other ROFR Holder fails to exercise its right to purchase its entire Pro-Rata Share of the ROFR Units (each, a “Non-Purchasing Member”, including for such purpose any Purchasing Member that fails to exercise its right to purchase its entire Pro-Rata Share of the ROFR Units, as described below), such Purchasing Member may purchase its Pro-Rata Share (based on the relative number of Units then owned by the Purchasing Members), of those ROFR Units in respect of which the Non-Purchasing Members have not exercised their purchase rights by so indicating in its ROFR Election. The ROFR Seller shall allocate the ROFR Units to the Purchasing Members in accordance with their Pro-Rata Shares and such over-allotment elections as specified in respective ROFR Elections.
(d)    If the ROFR Holders deliver ROFR Elections for all but not less than all of the ROFR Units pursuant to Section 4.2(c), then the ROFR Seller and the Purchasing Members shall consummate the Transfer of the ROFR Units (a “ROFR Sale”) on the terms and conditions set forth in the ROFR Notice; provided, that: (i) the Purchasing Members shall not be required to consummate the closing of such ROFR Sale until the date that is ten (10) days after delivery of the ROFR Election; (ii) such ROFR Sale shall in no event be required to be consummated earlier than five (5) days after the receipt of all approvals required from, and the expiration of all waiting periods imposed by, any Governmental Authorities in connection with such ROFR Sale, including any clearances and waiting periods under applicable anti-competition Laws; and (iii) the ROFR Seller and the Purchasing Members shall use reasonable best efforts to obtain any such approvals as promptly as possible; provided that in no circumstance shall anything contained in this Agreement be deemed to require the ROFR Seller or any Purchasing Member to agree to pay any money or agree to undertake or to consider to undertake any action or to provide any efforts with respect to obtaining any such approval or clearance that includes an obligation to litigate with any Governmental Authority or to divest or hold separate any assets or investments of such Member, its Affiliates, the Company or its Subsidiaries or to take any other mitigating action that could negatively affect the reputation or other assets or investments of such Member, its Affiliates, the Company or its Subsidiaries.
(e)    If the ROFR Holders do not deliver ROFR elections for all of the ROFR Units pursuant to Section 4.2(c), then the ROFR Seller shall have the right, for a period of ninety (90) days after the ROFR Election Deadline, to Transfer the ROFR Units to the proposed Third Party, for the price, and on the other terms and conditions, in each case as set forth in the ROFR Notice, subject to the applicable requirements and conditions set forth in Section 4.1(b) and Section 4.7 of this Agreement (as applicable). If the proposed Transfer is not so consummated within such period, the ROFR Units may not be Transferred except in accordance with this Agreement.
(f)    With respect to any proposed Transfer of Units held by a Member (other than the Voyager Member) pursuant to this Section 4.2 that is not proposed to be a Transfer of Units directly by the applicable Member, the applicable ROFR Seller and the applicable Member shall cause the provisions of this Section 4.2 to apply in such manner so that the ROFR Holders have the right to acquire the Units directly from the applicable Member subject to and in accordance with this Section 4.2 as if such proposed indirect Transfer of Units were a proposed direct Transfer of Units. For the avoidance of doubt, no ROFR Holder shall be required to acquire any Equity Interests in any ROFR Seller or its Affiliates (and instead shall have the right to acquire Units) in connection with the right of first refusal set forth in this Section 4.2.
(g)    Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 4.2 shall not apply to a Transfer of Units pursuant to Section 4.1(a) (other than Section 4.1(a)(iii) or Section 4.1(a)(x)), Section 4.3, Section 4.4, Section 4.5, Section 4.6 or Section 7.4(e)(iv).
Section 4.3    Sale of the Company.
(a)    Right to Effect Approved Sale. Notwithstanding anything to the contrary in this Agreement including Section 7.4(c)(iv), (i) at the request of the Voyager Member or the Airbus Member within thirty (30) days following the occurrence of a Dissolution/Sale Trigger Event (provided that neither the Voyager Member nor the Airbus Member has exercised its call right under Section 4.6(a) or elected to dissolve the Company pursuant to Section 12.1(b)), the Company shall initiate a process to effect a Company Sale (an “Approved Sale”), which Approved Sale shall be managed by the Board acting in respect of a Major Decision in accordance with the terms of this Section 4.3, and (ii) the Company, with the approval of the Board in respect of a Major Decision, shall have the right at any time to effect an Approved Sale in accordance with the terms of this Section 4.3.
(b)    Same Terms and Conditions. Any Member who sells or disposes of any Units pursuant to this Section 4.3 shall be subject to the same terms and conditions, including any indemnification holdback, subject to Section 4.3(d), as each other Member. Each Member shall make the same representations and warranties and shall take all actions requested by the Company in connection with the consummation of the Approved Sale, including tendering such Member’s Units, delivering any necessary documentation to effect such Approved Sale, consenting to, voting for, and waiving any dissenters’ rights, appraisal rights, or similar rights, and participating in any exchange or other transaction required in connection with such Approved Sale; provided, that no Member shall be required to assume or incur any liability in excess of the amount to be distributed or paid to such Member in connection with the Approved Sale, except with respect to fraud or indemnification for representations or warranties made by such Member; and provided, further, however, that no Member or its Affiliates shall be required to enter into any non-competition or similar restrictive covenant in connection with such Approved Sale.
(c)    Proportionate Consideration. In connection with distributions or payments to Members pursuant to an Approved Sale, each holder of Units shall receive the same proportion of the aggregate consideration from such Approved Sale that such holder would have received if such aggregate consideration were Available Cash that was being distributed by the Company pursuant to Section 6.1(b) and, for this purpose, such aggregate consideration will be computed based upon the sum of (i) the cash included in such consideration distributed in such distribution, plus (ii) the Fair Market Value of any non-cash property included in such consideration distributed in such distribution; provided, that notwithstanding anything to the contrary herein, the Board, in its sole discretion, may elect to make any such distribution of non-cash property subject to restrictions (including the use of escrow accounts, lock-ups, or other contractual restrictions on the beneficial rights in respect of such shares or other equity interests) so long as such restrictions do not adversely affect the intended economic rights, preferences, privileges, or powers of the Members in respect of their Units.

(d)    Proportionate Fees and Expenses. Each of the Members shall bear its pro rata share (based upon the allocation set forth in Section 4.3(c) by treating the costs as reducing the amount of Available Cash, if applicable) of the fees and expenses incurred in the Approved Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company, its Subsidiaries or the acquiring party; provided, that notwithstanding anything to the contrary, for purposes of this Section 4.3(d), (i) fees, costs, and expenses (including legal and expert fees and expenses) incurred by the Company or its Subsidiaries in connection with the consummation of an Approved Sale in accordance with this Section 4.3 shall be deemed to be for the benefit of all Members for purposes of this Section 4.3(d) whether or not the Approved Sale is consummated; and (ii) other fees, costs, and expenses incurred by the Members on their own behalf will not be considered costs of the Approved Sale hereunder.
Section 4.4    Transfers by Triggering Members.
(a)    A Member shall be a “Triggering Member” if any of the following occur:
(i)    a dissolution and winding up of such Member;
(ii)    such Member or any of its Parents becomes Bankrupt;
(iii)    such Member defaults on any loan agreement with respect to which such Member’s Unit is pledged as security for such loan;
(iv)    such Member or any of its Parents or Affiliates becomes a Prohibited Person; or
(v)    such Member breaches in any material respect any of its material obligations under this Agreement and such breach is not cured within sixty (60) days after notice of such breach has been delivered to such Member by any other Member or the Company (a “Breaching Member Event”).
(b)    Call Right.
(i)    A Member shall notify the Company and the other Members in writing if it becomes, or is reasonably likely to become, a Triggering Member (provided, however, that such notice may be delivered by the Company or any other Member in the case of a Breaching Member Event). In such case and whether or not such notice was given, each of the other Members shall have a call right on the Units of such Triggering Member and may elect to acquire up to its Pro-Rata Share of all of such Units by delivering notice to the Triggering Member and the Company within twenty (20) days after the receipt of such notice (the “Call Exercise Period”); provided, however, that in the event such Triggering Member is a holder of Class M Units, such Class M Units will be forfeited to the Company for no consideration.
(ii)    Each such other Member exercising its right to purchase its entire Pro-Rata Share of such Units (each a “Calling Member”) shall have a right of over-allotment such that if any other Member fails to exercise its right of first refusal to purchase its entire Pro-Rata Share of such Units (each, a “Non-Calling Member”, including for such purpose any such Calling Member that fails to exercise its right to purchase its entire Pro-Rata Share of Remaining Units, as described below), such Calling Member may purchase its Pro-Rata Share (based on the relative Units then owned by the Calling Members), of those Units in respect of which the Non-Calling Members have not exercised their rights of first refusal (the “Remaining Units”) by giving written notice to the Company and the Triggering Member within three (3) Business Days from the date on which the Company provides written notice of the amount of as to which such Non-Calling Members have failed to exercise their rights of first refusal hereunder.
(iii)    The Triggering Member shall reoffer any Remaining Units to the Calling Members in successive rounds (without regard to the time periods specified in the foregoing provisions) until such time as the Calling Members have collectively agreed to purchase all of the Units being issued or all of the Calling Members are Non-Calling Members in the last round of offers; provided, however that if (1) the non-Triggering Members do not elect to purchase all of the Units of such Triggering Member pursuant to this Section 4.4(b), (2) all non-Triggering Members do not elect to exercise their put right pursuant to Section 4.4(d), and (3) the Company does not elect to redeem all of the Units held by such Triggering Member pursuant to Section 4.4(e), each Member shall retain all of its Units in the Company, which Units shall be subject to the restrictions on Transfer set forth in this Agreement.
(c)    The aggregate price to be paid for such Units shall be equal to the Triggering Member Put/Call Price of such Units.
(d)    Put Right. If the Calling Members do not exercise their rights set forth in Section 4.4(b) to purchase all of the Units of such Triggering Member in connection with a Breaching Member Event or in the event that a Member or any of its Parents or Affiliates becomes a Prohibited Person, each of the non-breaching or non-Triggering Members shall have the right (unless prohibited by applicable Law) to require the Triggering Member to purchase all (but not less than all) of such non-breaching or non-Triggering Member’s Units by delivering written notice to the Triggering Member and the Company within twenty (20) days after the expiration of the Call Exercise Period (the “Put Exercise Period”) for an aggregate purchase price equal to the Triggering Member Put/Call Price of such Units.
(e)    If the call right set forth in Section 4.4(b) (and, if applicable, the put right set forth in Section 4.4(d)) are not exercised in full, the Company shall have the right (unless prohibited by applicable Law) within one hundred twenty (120) days after expiration of the Call Exercise Period (and, if applicable, the Put Exercise Period) (exercisable by providing notice to the relevant Triggering Member) to redeem all, but not less than all, of the Units held by such Triggering Member, at an aggregate redemption price equal to the Triggering Member Put/Call Price of such Units.
(f)    For purposes of this Section 4.4, Fair Market Value shall mean, as of the time of determination, the fair market of the Company as determined by an appraisal in accordance with this Section 4.4(f). Promptly following the exercise by a Member of its call rights pursuant to Section 4.4(b), the exercise by a Member of its put rights pursuant to Section 4.4(d) or the exercise by the Company of its redemption rights pursuant to Section 4.4(e) (but not later than ten (10) days after the exercise of such rights), each Member (or, as applicable, the Company) that is the transferor or transferee of such Units shall appoint one firm of independent public accountants of reputable standing, each acting as an appraiser, and such two firms shall promptly appoint a third firm of independent public accountants of reputable standing, acting as an appraiser (each, an “Appraiser”). The appointing Members and the Company shall instruct the Appraisers to determine the Fair Market Value of the Company within thirty (30) days after the selection of the third Appraiser. Fair Market Value for purposes of this Section 4.4 shall be equal to the average of the two valuations delivered by the Appraisers that were closest in amount to each other. For purposes of this Section 4.4, the “Triggering Member Put/Call Price” payable to the selling Member for its Units upon the exercise of call rights pursuant to Section 4.4(b), the exercise of put rights pursuant to Section 4.4(d) or the exercise of the Company’s redemption rights pursuant to Section 4.4(e) shall be equal to the product of such average Fair Market Value and the Percentage Interest represented by the Units being sold by the transferor Member; provided, however, that a twenty five percent (25%) discount shall be applied to the Triggering Member Put/Call Price in connection with a Breaching Member Event. If the Triggering Member Put/Call Price is payable by more than one Member, such amount shall be payable by such Members based on the Pro-Rata Share of the Units being acquired by each such Member from the Triggering Member (and such discount, if applicable, shall be applied equally to each such paying Member). Any such amounts payable to the selling Member in respect of the Triggering Member Put/Call Price shall be paid in cash; provided, however, that if such Triggering Member is not the Voyager Member or the Airbus Member, the Triggering Member Put/Call Price may be paid with a promissory note having terms determined by the purchasing Members with the approval of the Board. The costs of such appraisal shall be borne by the Triggering Member.
(g)    To the extent the exercise of call rights pursuant to Section 4.4(b), the exercise of put rights pursuant to Section 4.4(d) or the exercise of the Company’s redemption rights pursuant to Section 4.4(e) is in respect of Units that are pledged as security for a loan agreement, the Triggering Member shall use commercially reasonable efforts to release the Units from such pledge (including by substituting the sale proceeds for such pledge) and if any such pledge is not released prior to or in connection with the purchase and sale of such Units pursuant to the exercise of such call, put or redemption rights, the existence of such pledge shall be taken into account in the determination of the Triggering Member Put/Call Price (for the avoidance of doubt, in addition to any discount described in Section 4.4(f), if applicable, but without duplication thereof).
(h)    The exercise of rights and Transfers of Units pursuant to this Section 4.4, Section 4.5 or Section 4.6 shall not affect any commercial or services agreements then in effect, including any such agreements between any Member or its Affiliate, on the one hand, and the Company and any of its Subsidiaries, on the other hand, and the rights set forth in Section 4.4 and Section 4.6 shall be in addition to and not in lieu of the rights set forth in Section 4.5.
(i)    If a Member becomes a Triggering Member (other than in the case of Section 7.4(e)(iv)), it shall be treated as a breaching Member as set forth in Section 4.7(d), mutatis mutandis.
Section 4.5    Participation Event. At any time prior to the Commissioning Date, each of the Voyager Member and the Airbus Member shall have the right to elect to contribute back to the Company all (but not less than all) of its Units to the Company, for no consideration, upon the occurrence of a Participation Event by delivering written notice of such election to the Company within sixty (60) days after the occurrence of such Participation Event. Such contribution shall be effective upon the date specified in such notice or, if no such date is specified (or if the specified date is on or prior to the sixtieth (60th) day after delivery of such notice), on the date that is sixty (60) days after the delivery of such notice. On the effective date of such contribution, such contribution shall be automatic without further action on the part of any Member, the Company or any other Person, the electing Member shall cease to be a Member and to own any Units, and the Units held by the electing Member shall cease to be issued and outstanding. The Members acknowledge and agree that the proceeds of any Funded Grant Programs that are contributed to or received by the Company will be subject to the requirements of such Funded Grant Programs, including, if stipulated by such Funded Grant Programs, the recovery of government funds in connection with the election to contribute a Member’s Units back to the Company pursuant to this Section 4.5. The rights set forth in this Section 4.5 shall be in addition to and not in lieu of the rights set forth in Section 4.4 and Section 4.6. If a Member elects to exercise its rights pursuant to this Section 4.5, all licenses between the Company and such departing Member regarding IPR shall remain in effect, except that (i) the license granted by the Company to such departing Member will cover solely the Company Foreground IPR in existence as of the time of exit, and (ii) the license granted by such departing Member to the Company will be limited to the Field of Use as of the time of exit. For the avoidance of doubt, the Voyager Member and the Airbus Member shall retain their rights under this Section 4.5 regardless of whether they elect to participate in any subsequent funding round.
Section 4.6    Transfers upon Dissolution/Sale Trigger Event.
(a)    Exit Call Right.
(i)    Within twenty (20) days following the occurrence of a Dissolution/Sale Trigger Event (provided that (A) none of the Voyager Member, the Airbus Member nor the Company has exercised its right to initiate a Company Sale pursuant to Section 4.3 prior to any such election and (B) neither such Member has elected to dissolve the Company pursuant to Section 12.1(b) prior to such election), each of the Voyager Member and the Airbus Member shall have a call right on the Units of the other such Member (such other Member, in such capacity, a “Called Member”) and may elect to acquire up to all (but not less than all) of such Called Member’s Units by delivering written notice to the Called Member during such twenty (20) -day period (the “Exit Call Exercise Period”) provided the other such Member has not delivered such written notice during the Exit Call Exercise Period.
(ii)    The aggregate price to be paid for the Called Member’s Units shall be the Exit Event Put/Call Price of such Units.
(b)    Exit Put Right. If neither the Voyager Member nor the Airbus Member exercises its call right set forth in Section 4.6(a), each of the Voyager Member and the Airbus Member (each, in such capacity, a “Putting Member”) shall have the right (unless prohibited by applicable Law) to require the other such Member (each, in such capacity, a “Non-Putting Member”) to purchase all (but not less than all) of the Putting Member’s Units by delivering written notice to the Non-Putting Member and the Company within twenty (20) days after the expiration of the Exit Call Exercise Period for an aggregate purchase price equal to the Exit Event Put/Call Price of the Putting Member’s Units provided the other such Member has not delivered such written notice during such twenty (20) day period.
(c)    If neither the Voyager Member nor the Airbus Member exercises its put right set forth in Section 4.6(b), the Company shall have the right (unless prohibited by applicable Law), with Board approval (acting by Major Decision), within one hundred twenty (120) days after expiration of such put period (exercisable by providing notice to the Voyager Member or the Airbus Member, as applicable) to redeem all, but not less than all, of the Units held by either or both of the Voyager Member and the Airbus Member, at an aggregate redemption price equal to the Exit Event Put/Call Price of such Member’s Units.
(d)    For purposes of this Section 4.6(d), Fair Market Value shall mean, as of the time of determination, the fair market of the Company as determined by an appraisal in accordance with this Section 4.6(d). Promptly following the exercise by the Voyager Member or the Airbus Member of its call rights pursuant to Section 4.6(a), the exercise by the Voyager Member or the Airbus Member of its put rights pursuant to Section 4.6(b) or the exercise by the Company of its redemption rights pursuant to Section 4.6(c) (but not later than ten (10) days after the exercise of such rights), each such Member (or, as applicable, the Company) that is the transferor or transferee of such Units shall appoint one Appraiser, and such two firms shall promptly appoint a third Appraiser. The appointing Members and the Company shall instruct the Appraisers to determine the Fair Market Value of the Company within thirty (30) days after the selection of the third Appraiser. Fair Market Value for purposes of this Section 4.6 shall be equal to the average of the two valuations delivered by the Appraisers that were closest in amount to each other.

For purposes of this Section 4.6, the “Exit Event Put/Call Price” payable to the selling Member for its Units upon the exercise of call rights pursuant to Section 4.6(a), the exercise of put rights pursuant to Section 4.6(b) or the exercise of the Company’s redemption rights pursuant to Section 4.6(c) shall be equal to the product of such average Fair Market Value and the Percentage Interest represented by the Units being sold by the transferor Member. The costs of such appraisal shall be borne equally by the transferor Member and the transferee Member or by the transferor Member and the Company, as applicable.
(e)    To the extent the exercise of call rights pursuant to Section 4.6(a), the exercise of put rights pursuant to Section 4.6(b) or the exercise of the Company’s redemption rights pursuant to Section 4.6(c) is in respect of Units that are pledged as security for a loan agreement, the transferor Member shall use commercially reasonable efforts to release the Units from such pledge (including by substituting the sale proceeds for such pledge) and if any such pledge is not released prior to or in connection with the purchase and sale of such Units pursuant to the exercise of such call, put or redemption rights, the existence of such pledge shall be taken into account in the determination of the Exit Event Put/Call Price.
(f)    For the avoidance of doubt, in the event that (i) neither Member elects to exercise its call rights pursuant to Section 4.6(a), (ii) neither Member elects to exercise its put rights pursuant to Section 4.6(b) and (iii) the Company does not elect to exercise its redemption rights pursuant to Section 4.6(c), both Members shall retain all of their Units in the Company which Units shall be subject to the restrictions on Transfer set forth in this Agreement.
(g)    The provisions of this Section 4.6 apply to Section 7.4(e)(iv) mutatis mutandis as further described in Section 7.4(e)(iv).
Section 4.7    General Restrictions on Transfers.
(a)    Notwithstanding anything to the contrary in this Article IV, a Transfer of Units will not be permitted if:
(i)    such Transfer would terminate the existence or qualification of the Company under the Laws of the jurisdiction of its formation;
(ii)    such Transfer would violate applicable securities Laws or cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940 or taxed as an entity other than a partnership for U.S. federal and applicable state income tax purposes or as a “publicly traded partnership” (as defined in Section 7704(b) of the Code);
(iii)    such Transfer would result in a violation of (A) any applicable Law by (or that is applicable to) the Company, any of its Subsidiaries, or any Member or (B) any Governmental Authorizations held by or on behalf of the Company or any of its Subsidiaries;
(iv)    such Transfer would constitute a breach or violation of or default under, give rise to any right of termination, acceleration, or redemption under, or require any consent from or notice to any Third Party under, in each case, any: (A) credit agreement, loan agreement, indenture, mortgage, deed of trust, or other similar material instrument or document governing indebtedness of the Company or any of its Subsidiaries, or (B) other contract, instrument, permit, authorization, license, permit, easement, variance, exemption, or approval of the Company or any of its Subsidiaries, in each case unless a prior consent or waiver thereof has been obtained and the

Transferor and the Transferee jointly and severally agree to indemnify the Company and its Subsidiaries for any consequences relating thereto in form and substance reasonably satisfactory to the Company; or
(v)    such Transfer does not comply with Section 4.1(b).
(b)    Subject to Section 4.3, Section 4.4(f) and Section 4.6(d) each Member making a Transfer and each corresponding Transferee shall be obligated to pay its own expenses incurred in connection with such Transfer (and the Company shall not have any obligation with respect thereto). Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to cooperate with each Member making a Transfer and the Transferee thereof if the applicable Transfer otherwise meets the requirements of this Agreement, including by executing and delivering, or causing to be executed and delivered, such documents or instruments, and by assisting in the solicitation of such consents required for such Transfer.
(c)    No direct Transfer otherwise permitted under this Agreement shall be made unless and until the proposed Transferee has agreed in writing to be bound by the terms of this Agreement as a Member and executed and delivered to the Company an instrument of Transfer and related documents reasonably acceptable to the Board (including a joinder or counterpart signature page to this Agreement and an instrument making customary representations and warranties as of the date of such Transfer, including as to due organization, authority, and enforceability, no violation of organizational documents, material contracts, or applicable Law, no litigation and acknowledgement of restrictions on transfer under applicable Laws), and provided to the Board its name, address, taxpayer identification number, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns or reasonably requested by the Board.
(d)    Effect of Non-Compliance. In addition to the restrictions on Transfers contained in this Article IV, if a Unit is purported to be Transferred in whole or in part in contravention of this Article IV, the Person to whom such purported Transfer was made shall not be entitled to any rights as a Member whatsoever, until such breaching Transfer has been cured as reasonably determined by the Board, including the right to (i) designate or maintain members of the Board or otherwise participate in the management, business, or affairs of the Company (including by way of Board representation), (ii) receive any reports or other information from the Company or any of its Subsidiaries pursuant to this Agreement, (iii) inspect the Company’s books or records, (iv) receive any Units in the Company, (v) receive distributions pursuant to Section 6.1, or (vi) receive, upon the dissolution and winding up of the Company, the net amount otherwise distributable to the Transferor pursuant to Section 12.3(c). From and after the date of purported Transfer in contravention of this Article IV, the breaching Member shall not be entitled to any rights (including those listed above) as a Member whatsoever until such breaching Transfer has been cured as reasonably determined by the Board.
ARTICLE V
CAPITAL CONTRIBUTIONS
Section 5.1    Initial Capital Contributions. On or prior to the Effective Date, the Voyager Member contributed $10,000 in cash and agreed to make the Required Novation Date Property Contributions on the Novation Date pursuant to Section 5.2(b) to the Company, in one or more contributions, in exchange for 6,700 Class A-1 Units. On December 23, 2023, the Airbus Member was issued [***] Class A-2 Units.

Section 5.2    Novation Date Contributions.
(a)    Obtaining Approval for Novation Date Contributions. The Voyager Member confirms that as of the Effective Date it has already initiated and is diligently pursuing the NASA approval process for contribution of the CDFF SAA to the Company (whether directly by novation to the Company or, with the prior written approval of the Airbus Member, by contribution to the Company of the Voyager Contributed Subsidiary to which the CDFF SAA would be novated on or prior to the Novation Date). The Voyager Member shall use commercially reasonable efforts to complete the contribution as promptly as practicable after approval is obtained and the conditions set forth in the definition of Novation Date are satisfied. Each of Voyager and Airbus hereby agrees that any conditions contemplated by Section 4.3 of the Framework Agreement that are required to occur by the Closing (as defined in the Framework Agreement) pursuant to the Framework Agreement and have not been satisfied on or prior to the Effective Date and any obligations of Voyager or Airbus that were required to be satisfied at or prior to the Closing (as defined in the Framework Agreement) pursuant to the Framework Agreement that have not been satisfied at or prior to the Effective Date are hereby waived and in lieu thereof the Members and the Company (as applicable) agree to take the actions set forth on Exhibit J hereto on or prior to the Novation Date (unless otherwise agreed by the Board acting in respect of a Major Decision); provided that this Section 5.2(a) shall not be construed as waiving any conditions or actions required to occur at or prior to the Effective Date pursuant to this Agreement. Each of Voyager and Airbus hereby agree that as of December 23, 2023, the Framework Agreement terminated in accordance with its terms.
(b)    Contribution of Required Novation Date Property Contributions. Notwithstanding anything to the contrary in this Agreement, on the date mutually agreed by the Airbus Member and the Voyager Member (which is anticipated to occur in November 2023 upon the receipt of the SDR milestone proceeds) within three (3) Business Days following the approval by NASA of the contribution of the CDFF SAA to the Company (whether directly by novation to the Company or, with the prior written approval of the Airbus Member, by contribution to the Company of the Voyager Contributed Subsidiary to which the CDFF SAA would be novated on or prior to the Novation Date) and a determination by the Board that the Company has secured sufficient working capital for the performance of its obligations within the following three (3) month period (such mutually agreed date, the “Novation Date”), the Voyager Member shall contribute, or cause to be contributed, as applicable, to the Company or its Subsidiaries all of its right, title and interest in and to the Required Novation Date Property Contributions by contributing and assigning to the Company all of its right, title and interest in the Required Novation Date Property Contributions pursuant to a customary assignment and assumption agreement in the form attached hereto as Exhibit I (the “Assignment and Assumption Agreement”) or, with the prior written approval of the Airbus Member, by contributing and assigning to the Company all of its right, title and interest in the Voyager Contributed Subsidiary (which as of the Novation Date would own the Required Novation Date Property Contributions) pursuant to a customary assignment of equity interests agreement in a form acceptable to the Voyager Member and the Airbus Member. In addition, the Voyager Member shall be entitled to contribute Additional Cash Funding to the Company on or prior the Novation Date solely for the purpose of meeting the sufficient working capital requirement to allow for the Novation Date to occur. In exchange for any Capital Contribution of Additional Cash Funding, the Company shall issue to the Voyager Member a number of additional Class A-1 Units equal to the quotient obtained by dividing (i) the aggregate amount of such Additional Cash Funding by (ii) the Unit Value as of such the date of such Capital Contribution. For the avoidance of doubt, the Unit Value as of such date will be based on the initial [***] valuation of the Company, except in the event that the Company has completed or is concurrently closing a funding round (in which case the Unit Value as of such date will be based on the valuation of the Company in such funding round).

(c)    Capital Account Credit on Novation Date. The Members agree that subject to adjustment as provided in Section 5.2(d), (i) the Required Novation Date Property Contributions (excluding any Additional Cash Funding contributed by the Voyager Member on the Novation Date and any Funded Grant Programs or proceeds thereof contributed by the Voyager Member on the Novation Date pursuant to Section 5.3(c) (including by way of the Original CDFF SAA Amendments)) shall have an aggregate initial Gross Asset Value pursuant to section (a) of the definition thereof of [***] and the Capital Account of the Voyager Member shall be credited with such amount upon the making of such Capital Contributions, and (ii) no additional Units shall be issued to the Voyager Member in exchange for the Required Novation Date Property Contributions (for the avoidance of doubt, including the Original CDFF SAA, but excluding any other Funded Grant Programs or proceeds thereof contributed by the Voyager Member on the Novation Date pursuant to Section 5.3(c) (including by way of the Original CDFF SAA Amendments)). For the avoidance of doubt, any amendment to the CDFF SAA that would change a milestone date by more than three (3) months or materially reduce a milestone payment to the Company that is greater than $15 million prior to such proposed reduction shall require the approval of the Board acting in respect of a Major Decision pursuant to Section 7.4(c)(xx).
(d)    Subsequent Capital Account Adjustment regarding Required Novation Date Property Contributions. In light of the uncertainty regarding the fair market value of the Required Novation Date Property Contributions, in the event that an adjustment to the Gross Asset Value of such property pursuant to section (b) of the definition thereof occurring within two years of December 23, 2023 would result in a reduction of the Gross Asset Value of such property, the amount of such reduction shall be treated as a retroactive reduction to the initial value of the Required Novation Date Property Contributions effective as of the Novation Date. For the avoidance of doubt, any reduction to the initial Gross Asset Value of the Required Novation Date Property Contributions pursuant to the previous sentence shall also apply for purposes of distributions to the Voyager Member pursuant to Section 6.1(b)(ii)(A).
(e)    Title to IPR and Novation Date. From and after the Effective Date, (x) the Voyager Member shall use commercially reasonable efforts, at the Company’s cost following the Novation Date, to continue to actively seek title (including through the waiver process) to IPR (other than Trademarks or Voyager Background IPR) acquired, developed or generated by the Voyager Member and its Affiliates under the CDFF SAA as of the Novation Date so that all of their respective right, title and interest thereto can be contributed to the Company or its Subsidiaries on the Novation Date and (y) to the extent that such title is not so contributed on the Novation Date, the Voyager Member shall provide reasonable cooperation to the Company and its Subsidiaries, as necessary, until such title is contributed to the Company and its Subsidiaries. At the request of the Company, the Voyager Member shall take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further reasonable cooperation, in each case at the Company’s cost following the Novation Date, as may be necessary to assist the Company and its Subsidiaries to apply for, prosecute, maintain, perfect, record or enforce their respective rights in any Voyager Contributed IPR.
(f)    Voyager Contributed Subsidiary. As contemplated by Section 5.2(b), with the prior written approval of the Airbus Member, the Required Novation Date Property Contributions may first be contributed to a wholly owned Subsidiary of the Voyager Member that is a limited liability company and that prior to such contribution has under $10,000 of assets or liabilities (a “Voyager Contributed Subsidiary”) such that as of the Novation Date the Voyager Contributed Subsidiary holds all of the Required Novation Date Property Contributions, and, on the Novation Date pursuant to the terms and conditions of Section 5.2(b), the Voyager Member may contribute to the Company all of the equity interests of the Voyager Contributed Subsidiary pursuant to the Assignment of

Equity Interests Agreement. With respect to Voyager Contributed IPR, the Voyager Member and its Affiliates shall effect such contribution to the Voyager Contributed Subsidiary by way of assignment (in the case of owned IPR that constitutes Voyager Contributed IPR) or sublicense (in the case of IPR licensed from Third Parties other than NASA that constitutes Voyager Contributed IPR, to the extent permitted by, and subject to the terms of, the applicable licenses).
(g)    Nanoracks. The Voyager Member represents and warrants that (i) it is currently the owner of more than 90% of the equity interests of Nanoracks, LLC (“Nanoracks”); (ii) from and after the Effective Date, the Voyager Member has beneficial ownership of the CDFF SAA and will have the corporate power and authority to effect, or cause to be effected, the contribution of the CDFF SAA to the Company (whether directly by novation to the Company or, with the prior written approval of the Airbus Member, indirectly by novation to the Voyager Contributed Subsidiary) and the Airbus Station System Integration Support Subcontract to the Company (whether indirectly by novation from Nanoracks to Voyager and then by novation from Voyager to the Company or, with the prior written approval of the Airbus Member, indirectly by novation to the Voyager Contributed Subsidiary) in each case on the terms and subject to the conditions as provided in the Transaction Documents on the Novation Date and (iii) the Voyager Member will have the corporate power and authority to cause Nanoracks to contribute to the Company on the Novation Date (whether indirectly by assignment to Voyager and then by assignment from Voyager to the Company or, with the prior written approval of the Airbus Member, indirectly by assignment to the Voyager Contributed Subsidiary) all Voyager Contributed IPR which is then owned or licensed by Nanoracks. In the event that the Voyager Member owns less than 100% of the equity interests of Nanoracks as of the Effective Date or the applicable time of contribution, the Voyager Member will be solely responsible for ensuring that the contributions contemplated by clauses (ii) and (iii) of this Section 5.2(g) are effected in compliance in all material respects with all applicable laws and agreements to which Nanoracks is a party, including rights of minority equity holders in Nanoracks, and that the Voyager Member will be the sole owner of its interest in the Company, free and clear of any claims by Nanoracks or any of its minority equity holders other than claims that have been disclosed to the Airbus Member prior to the Novation Date and which individually and in the aggregate are immaterial to the Company.
Section 5.3    Additional Capital Contributions; Capital Call Procedures; Funding Rounds.
(a)    From and after the Effective Date, the Board may, as and when appropriate to satisfy the capital needs of the Company and subject to Section 5.4(b), issue capital calls to the Members for costs and expenses in accordance with the then applicable Approved Business Plan and Budget (each, a “Capital Call Notice”); provided that no Member shall be required to fund any such capital call.
(b)    Each Capital Call Notice shall set forth (i) the aggregate capital required by the Company at such time (the “Capital Call Amount”) and the intended use of the proceeds thereof, (ii) the amount of funds requested from each Member, determined based on the product of (A) such Member’s Percentage Interest multiplied by (B) the Capital Call Amount (with respect to each Member, its “Requested Capital Contribution”), and (iii) the Business Day by which the applicable Members are required to contribute their respective Requested Capital Contributions, which date shall be no earlier than fifteen (15) days following the date on which the Capital Call Notice was issued (the “Capital Call Date”). In exchange for each Capital Contribution made by a Member pursuant to a Capital Call Notice (including any Capital Contributions made by a Funding Member in respect of such Capital Contribution Shortfall pursuant to Section 5.4(b)), the Company shall issue to such Member a number of additional Class A-1 Units equal to the quotient obtained by dividing (x) the aggregate amount of such Capital Contribution by (y) the Unit Value as of the date of such Capital Contribution.

(c)    Notwithstanding anything to the contrary in this Agreement, within three (3) Business Days after the award to the Airbus Member or its Affiliates or the Voyager Member or its Affiliates of any Funded Grant Program, the Airbus Member or the Voyager Member, as applicable, shall contribute or cause to be contributed to the Company such Funded Grant Program award (or provide or commit to provide a non-exclusive license to the technology or intellectual property developed or to be developed with the proceeds from such Funded Grant Programs, which license will be reflected of and limited by the terms and conditions of such Funded Grant Programs, which the Airbus Member and Voyager Member acknowledge are likely to require that such technology or intellectual property be licensed or made available to other companies), including any cash or in-kind proceeds thereof to the extent received by the Airbus Member or the Voyager Member, as applicable, and remaining on hand at the time of such contribution. In exchange for such Capital Contribution of a Funded Grant Program (either the amount of such cash proceeds or the value of such license), the Company shall issue to the Airbus Member or the Voyager Member, as applicable, solely at the time (and from time to time) that any cash or in-kind proceeds are received or deemed received by or on behalf of the Company or its Subsidiaries (including by way of contribution from the Airbus Member or the Voyager Member, as applicable) in respect of such Funded Grant Program, a number of additional Class A-1 Units equal to the quotient obtained by dividing (i) the sum of the gross amount of cash proceeds and the Fair Market Value of any non-cash proceeds received or deemed received by or on behalf of the Company or its Subsidiaries (including by way of contribution from the Airbus Member or the Voyager Member, as applicable) in respect of such Funded Grant Program, by (ii) the Unit Value as of the date of such receipt or deemed receipt by the Company. For the avoidance of doubt, (x) the gross amount of such proceeds shall be calculated without deduction for any expenditures of such proceeds made pursuant to such Funded Grant Program, and (y) no Class A-1 Units shall be issued to the Voyager Member or the Airbus Member in respect of any Capital Contribution of a Funded Grant Program unless and until the cash or in-kind proceeds thereof are received or deemed received by or on behalf of the Company or any of its Subsidiaries (including by way of contribution from the Airbus Member or the Voyager Member, as applicable). For the avoidance of doubt, the Class A-1 Units issued to the Voyager Member or the Airbus Member pursuant to this Section 5.3(c) will increase such Member’s Percentage Interest. In connection with each such issuance of additional Class A-1 Units to the Voyager Member or the Airbus Member, as applicable, each other Member shall have the unilateral right (within 30 days after such issuance) to make a cash Capital Contribution to the Company in an amount not to exceed the amount that would be sufficient to maintain such other Member’s Percentage Interest (as in effect immediately prior to such issuance) immediately following such issuance to the Voyager Member or the Airbus Member, as applicable, taking into account the issuance of additional Units to the Voyager Member or the Airbus Member, as applicable. Each other Member that elects to make such a Capital Contribution shall be issued a number of additional Class A-1 Units equal to the quotient obtained by dividing the amount of such Capital Contribution by the Unit Value as of the date of such Capital Contribution. Any Capital Contribution of a Funded Grant Program or the proceeds thereof shall be contributed subject to the terms and conditions of such Funded Grant Program and any such Funded Grant Program or proceeds shall be assigned by the contributing Member or its Affiliates to the Company or its Subsidiaries along with all of the applicable rights and obligations under such Funded Grant Program (including obligations to license IPR or to repay Funded Grant Program proceeds in the event the purposes of the Funded Grant Program are not satisfied, in each case as required by and subject to the terms and conditions of the applicable Funded Grant Program). Such assignment shall be made to the Company or one of its Subsidiaries pursuant to one or more customary assignment and assumption agreements in form and substance acceptable to the Member making such contribution and approved by the Board. [***] Notwithstanding the foregoing, the provisions of this Section 5.2(c) shall not apply to the contribution by the Voyager Member of the Original CDFF SAA, which contribution is, for the avoidance of doubt, included in the Required Novation Date Property Contributions and addressed in Section 5.2(b), but shall apply to any

Funded Grant Programs awarded to the Voyager Member or its Affiliates prior to the Effective Date, including by way of the Original CDFF SAA Amendments. With respect to the Original CDFF SAA Amendments in effect prior to the Effective Date (Amendment No. 2 and Amendment No. 3 to the CDFF SAA dated September 30, 2023 and October 4, 2023, respectively), the Capital Account of the Voyager Member shall be credited with the amount of the proceeds from such Original CDFF SAA Amendments ($57.5 million), and additional Units shall be issued to the Voyager Member in accordance with this Section 5.3(c) at the time such proceeds are received or deemed received by or on behalf of the Company or its Subsidiaries.
(d)    Despite the provisions of Section 5.3(a) through Section 5.3(c), it is anticipated that the Company will be funded through equity capital funding rounds in which the Company obtains cash investments from Third Party investors in accordance with this Agreement. The Voyager Member and the Airbus Member shall be entitled to invest as part of any such funding round on the same terms and conditions as the Third Party investors to the extent provided in Section 3.6. Notwithstanding anything to the contrary in this Agreement and except as set forth in Section 5.2(b), if the cash balance of the Company available to support the Space Station program falls below $10 million at any time or from time to time (after implementing such efforts approved by the Board to reduce cash expenditures) and in the determination of the Board (by majority decision) no Third Party funding round can be executed to meet the capital needs of the Company based on the timing thereof, each of the Voyager Member and Airbus Member shall have the unilateral right to make cash Capital Contributions to the Company on each such occasion in an amount not to exceed $10 million for the working capital needs of the Company and its Subsidiaries; provided, however, that without approval of the Board by Major Decision, the aggregate cash Capital Contributions to the Company from either the Voyager Member or the Airbus Member under this sentence shall not exceed $20 million. In exchange for each such contribution, the Company shall issue to such Member a number of additional Class A-1 Units equal to the quotient obtained by dividing (i) the aggregate amount of such Member’s cash Capital Contribution by (ii) the Unit Value as of such contribution date. For the avoidance of doubt, the Unit Value as of such date will be based on the initial [***] valuation of the Company, except in the event that the Company has completed or is concurrently closing a funding round, in which case the Unit Value with respect to the contribution made by either the Airbus Member or Voyager Member pursuant to this Section 5.3(d) shall be based on the valuation of the concurrent or most recent (as applicable) funding round.
(e)    Except as expressly permitted or required in Section 5.1, Section 5.2, and Section 5.3, no Member shall have the right or obligation to make any Capital Contributions to the Company.
Section 5.4    Non-Funding.
(a)    Failure to Fund Capital Contribution. If a Member (the “Non-Funding Member”) does not fund or cause to be funded on its behalf its full Requested Capital Contribution by the applicable Capital Call Date (a “Capital Contribution Shortfall”), then the Members and the Company shall have the rights and remedies set forth in this Section 5.4. The amount of the Requested Capital Contribution that the Non-Funding Member has failed to make is referred to herein as the “Capital Contribution Shortfall Amount”.
(b)    Notice of Non-Funding; Funding Right. The Board shall, immediately upon obtaining knowledge of a Capital Contribution Shortfall, provide written notice thereof to each Member other than the Non-Funding Member (each, a “Funding Member”). Each Funding Member shall have the right, but not the obligation, exercisable by providing written notice to the Company and the other Funding Members within three (3) Business Days following receipt of such notice from the Board, to fund its Pro-Rata Share of the Capital Contribution Shortfall Amount or such other amount as may be agreed to by all of the Funding Members.
(c)    Shortfall Loans. If the Funding Members do not desire to make a Capital Contribution in respect of a Capital Contribution Shortfall, then the Company may (but shall not be required to) request funding by way of a loan (a “Shortfall Loan”) from one or more of such Funding Members, in an amount equal to the sum of (A) the Capital Contribution Shortfall Amount plus (B) the fees and costs reasonably incurred by such Funding Member in connection therewith on terms and conditions agreed between the Company and such Funding Member.
Section 5.5    Loans. Any Member may loan funds to the Company only in accordance with the approval thereof by the Board acting in respect of a Major Decision, if applicable, including as provided in Section 5.4. Loans by a Member to the Company will not be treated as Capital Contributions but will be treated as debt obligations having such terms as are approved in accordance with Section 7.4.
Section 5.6    Return of Contributions. Except as expressly provided herein (including if recovery of Funded Grant Program proceeds is required by the terms of such grants), no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
Section 5.7    Capital Accounts.
(a)    A separate capital account (“Capital Account”) shall be established, determined, and maintained for each Member in accordance with the substantial economic effect test set forth in Treasury Regulations Section 1.704-l(b)(2). The Capital Account balance of each Member immediately after the Effective Date shall be equal to the amount set forth on the books and records of the Company. Subject to Section 5.2 and Section 5.3, the Capital Account balance of each Member shall thereafter be:
(i)    increased by (A) the aggregate amount of cash contributed by the Member to the Company; (B) the Gross Asset Value of any property other than cash contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is deemed to assume); and (C) allocations to the Member of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 6.4; and
(ii)    decreased by (A) the aggregate amount of cash distributed to the Member by the Company; (B) the Gross Asset Value of any property other than cash distributed to the Member by the Company (net of liabilities secured by such distributed property that such Member is deemed to assume); and (C) allocations to the Member of Losses and any items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 6.4.
(iii)    In determining the amount of any liability for purposes of clauses (i) and (ii) above, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations.
(iv)    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any additions thereto or subtractions therefrom, are computed in order to comply with such Treasury Regulations, the Board may make such modification so long as it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 6.1 upon the dissolution of the Company.
(b)    If Units are Transferred in accordance with the terms of this Agreement, the Transferee of such Units shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units.
(c)    In the case of an additional Capital Contribution by an existing or newly admitted Member, the Capital Accounts of the Members shall be adjusted as of the date of such Capital Contribution.
ARTICLE VI
DISTRIBUTIONS AND ALLOCATIONS
Section 6.1    Distributions.
(a)    Distributions Generally. The Company shall make distributions of Available Cash to the Members if the Company’s cash situation and circumstances allow it, subject to applicable law or any other applicable limitations, at such times and in such amounts as may be determined by the Board, acting in respect of a Major Decision, from time to time; provided, however, that, except as contemplated by Section 6.2, no distributions of Available Cash shall be made prior to the Commissioning Date. Except as contemplated by Section 6.1(b) or Section 6.2, all distributions to the Members shall be in respect of such Member’s Units and shall be pro rata based on such Member’s Percentage Interest. Subject to Section 6.7, each distribution in respect of Units shall be paid by the Company only to the holder of record of such Units as of the date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
(b)    Distributions; Company Sale or Liquidation. In the event of a Company Sale or a dissolution and winding up of the Company in accordance with Section 12.3(c), distributions shall be made:
(i)    First, ratably among the Preferred Members in accordance with their Capital Contributions with respect to their Series A Preferred Units until each Preferred Member has received distributions pursuant to this Section 6.1(b)(i) equal to its Capital Contributions with respect to its Series A Preferred Units; and
(ii)    Second, ratably among the Common Members in accordance with the number of Common Units held by each such Common Member, except that no distributions shall be made under this Section 6.1(b)(ii) with respect to a Class M Unit (x) subject to a Hurdle Amount until total distributions made under Section 6.1(b)(i) and this Section 6.1(b)(ii) equal such Hurdle Amount, and distributions under this Section 6.1(b)(ii) shall be made without regard to such Class M Unit until such time, or (y) that is unvested as of the date of the distribution pursuant to the applicable Equity Agreement and is therefore deemed forfeited; provided, however, that with respect to the amounts that would otherwise be distributed to Airbus and

Voyager pursuant to this Section 6.1(b)(ii), such amounts will be aggregated and then distributed to Airbus and Voyager as follows:
(A)    First, in proportion to such Members’ respective unreturned Capital Contributions, until each such Member has received distributions pursuant to this Section 6.1(b)(ii)(A) equal to its unreturned Capital Contributions;
(B)    Second, if the distributions pursuant to clause (A) have been made in a manner other than pro rata in proportion to the relative Percentage Interests of Airbus and Voyager, one hundred percent (100%) to the Member who received less than its pro rata Percentage Interests of the total distributions made pursuant to clause (A) until the total distributions that have been made to Airbus and Voyager pursuant to clause (A) and this clause (B) have been made, in the aggregate, in proportion to their relative Percentage Interests; and
(C)    Third, pro rata to Airbus and Voyager in proportion to their relative Percentage Interests.
Notwithstanding the foregoing, to the extent any Series A Preferred Unit would receive a greater amount of such cash and property distributed to the Members pursuant to this Section 6.1(b) had such Series A Preferred Unit been converted to a Class A-1 Unit pursuant to Section 3.7 immediately prior to such distribution, such Series A Preferred Unit shall be deemed to have been converted to a Class A-1 Unit pursuant to Section 3.7 immediately prior to such distribution for the purposes of this Section 6.1(b).
Section 6.2    Tax Distributions. Notwithstanding any other provision in this Agreement to the contrary, the Company shall distribute as soon as reasonably practicable after the end of each Allocation Year, but in no event later than March 1, Available Cash, if any, to each Member for each Allocation Year, pro rata in accordance with their respective Percentage Interests, in an amount such that each Member receives at least an amount equal to its required Tax Distribution. For the avoidance of doubt, the Company shall not be required to borrow amounts or sell assets to fund Tax Distributions. Any Tax Distributions made pursuant to this Section 6.2 to a Member shall be treated as an advance payment of, and shall reduce, the amounts otherwise distributable to such Member pursuant to Section 6.1 in subsequent distributions. In the event that a Tax Distribution made to a Member is, as a result of the actual taxable income or loss of the Company being different from earlier estimates, or as a result of a tax audit, ultimately more than, or less than, the Assumed Tax Liability used to make a prior Tax Distribution, the next Tax Distribution made to such Member shall be increased or decreased to true-up for such discrepancy.
Section 6.3    Allocations.
(a)    After giving effect to the allocations set forth in Section 6.4, Profits and Losses (and, to the extent necessary, individual items of income, gain, loss, deduction, and credit included in the computation of Profits and Losses) for any Allocation Year shall be allocated to the Members in such amounts as may be necessary or appropriate to cause the Capital Accounts of the Members (as adjusted through the end of such Allocation Year) to equal, as nearly as possible, (i) the amount each such Member would receive if all assets on hand were sold for cash at the Gross Asset Values reflected for such assets on the books of the Company, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of Nonrecourse Liabilities and Member Nonrecourse Debt to the Gross Asset Value of the property securing such liability) and any remaining cash was distributed to the

Members in accordance with Section 12.3(c) (for this purpose, treating all Class M Units as fully vested), less (ii) the sum of each such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.
(b)    For the avoidance of doubt, consistent with, and in furtherance of Section 6.3(a), (i) if and to the extent any Member is deemed for tax purposes to have made a payment (which has not actually been made) to the Company for services rendered by the Company to such Member or for the use by such Member of the Company’s property, any income deemed recognized by the Company shall be specially allocated to such Member (and the Company shall be deemed to have distributed such amount to such Member), and (ii) if and to the extent the Company is deemed for tax purposes to have made a payment to any Member (which has not actually been made) for services rendered to the Company by such Member, or for the use by the Company of such Member’s property, any deduction or expense deemed incurred by the Company shall be specially allocated to such Member (and such Member shall be deemed to have contributed such amount to the Company as a Capital Contribution for which no New Interests are issued and no adjustments to Percentage Interests are made).
Section 6.4    Special Allocations. Notwithstanding Section 6.3, the following special allocations shall be made for such Allocation Year or portion thereof.
(a)    If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible; provided, that an allocation pursuant to this Section 6.4(a) will be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.4(a) were not in this Agreement. It is intended that this Section 6.4(a) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(b)    If there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. This Section 6.4(b) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(c)    Except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain, in accordance with Treasury Regulations Section 1.704-2(i)(5), during any Allocation Year, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Allocation Year shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 6.4(c) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(d)    If any Member has a deficit balance in its Capital Account at the end of any Allocation Year in excess of the sum of (i) the amount such Member is required to restore pursuant to the provisions of this Agreement and (ii) the amount such Member is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided that, an allocation pursuant to this Section 6.4(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.4(d) were not in this Agreement.
(e)    Nonrecourse Deductions for any Allocation Year shall be allocated to the Members in accordance with each Member’s Percentage Interests.
(f)    Member Nonrecourse Deductions for any Allocation Year shall be allocated one hundred percent (100%) to the Member that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss.
(g)    For purposes of Treasury Regulations Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company shall be allocated to the Members in accordance with each Member’s Percentage Interests.
(h)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations.
(i)    Notwithstanding any other provision of this Section 6.4, the allocations set forth in Section 6.4(a), (b), (c), (d), (e), (f), and (h) (the “Required Allocations”) shall be taken into account so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Member pursuant to Section 6.3 and Section 6.4, together, shall be equal to the net amount of such items that would have been allocated to each such Member under Section 6.3 and Section 6.4 had the Required Allocations not otherwise been provided in this Agreement. The Company may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made.
(j)    The allocations in Section 6.3, this Section 6.4, and Section 6.5, and the provisions of this Agreement relating to the maintenance of Capital Accounts, are included to ensure compliance with requirements of the federal income tax Law (and any applicable state income tax Laws). Such provisions are intended to comply with Treasury Regulations Sections 1.704-1 and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations. The Members shall cause appropriate modifications to be made if unanticipated events might otherwise cause this Agreement not to comply with such Treasury Regulations, so long as such modifications do not cause a material change in the relative economic benefit of the Members under this Agreement.
Section 6.5    Tax Allocations.
(a)    Except as otherwise provided by applicable tax Law or in this Section 6.5, items of Company taxable income, gain, loss, deduction, and credit shall be allocated for U.S. federal, state, and local income tax purposes, among the Members in the same manner as such items are allocated for book purposes under this Article VI.
(b)    In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, deduction, and credit with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of same under this Agreement) in a manner consistent with Section 704(c) of the Code and the Treasury Regulations thereunder using any method approved under Section 704(c) of the Code and the Treasury Regulations thereunder as chosen by the Tax Representative and approved by the Airbus Member (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, in the case of any property contributed to the Company by the Voyager Member or the Airbus Member (including, for the avoidance of doubt, the Required Novation Date Property Contributions), the Company shall elect to use the “traditional method” described in Treasury Regulation Section 1.704-3(b). If the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) of the definition of Gross Asset Value hereof, subsequent allocations of income, gain, loss, deduction and credit with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Section 704(c) of the Code and the Treasury Regulations thereunder using any method approved under Section 704(c) of the Code and the Treasury Regulations thereunder as chosen by the Tax Representative and approved by the Airbus Member (such approval not be unreasonably withheld, conditioned or delayed).
(c)    Tax credits of the Company shall be allocated among the Members in accordance with their respective Units.
(d)    If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).
(e)    Allocations pursuant to this Section 6.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.
Section 6.6    Varying Interests. All items of income, gain, loss, deduction, or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Units, the Members agree that their allocable shares of such items for such taxable year shall be determined on any method determined by the Tax Representative to be permissible under Section 706 of the Code and the related Treasury Regulations to take account of the Members’ varying Units.
Section 6.7    Withheld Taxes.
(a)    The Company may withhold from any payments with respect to any Member amounts required to discharge any obligation of the Company or to withhold amounts or make payments to any Governmental Authority (including pursuant to Sections 6221 through 6241 of the Code) if it is required to do so by any Law with respect to any federal, provincial, state, local, or foreign tax liability of such Member arising as a result of such Member’s interest in the Company. The Board shall promptly notify a Member if it determines that the Company is required to withhold any amount purportedly representing a tax liability of such Member.
(b)    Upon the Company’s request, each Member shall promptly provide to the Company a duly completed and executed IRS Form W-9 or the appropriate IRS Form W-8 and such other information as may be reasonably requested by the Company (including, without limitation, an affidavit of non-foreign status pursuant to Section 1446(f)(2) of the Code) in order for the Company to accurately determine its withholding obligation, if any. A Member making a Transfer or other disposition permitted by this Agreement shall (i) at least ten (10) Business Days before such Transfer or other disposition, deliver to the Company a duly completed and executed IRS Form W-9 and, upon the Company’s request, an affidavit of non-foreign status with respect to such Member that satisfies the requirements of Section 1446(f)(2) of the Code, or (ii) no more than fifteen (15) Business Days following such Transfer or other disposition, provide to the Company proof that the transferee Member has properly withheld and remitted to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer or other disposition by Section 1446(f) of the Code.
(c)    Any withholding or other taxes, interest, and penalties directly or indirectly paid or incurred by the Company pursuant to the Code or any foreign, state, or local tax Law or treaty with respect to any payment, distribution, or allocation to the Company or the Members, including any taxes or additional amounts that are assessed and collected from the Company under Chapter 63 of the Code, shall be treated for all purposes of this Agreement as having been distributed to the applicable Member as further described below. The Company may withhold distributions or portions thereof if it is required to do so by any applicable Law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local, or foreign taxes that the Board determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amount paid on behalf of or with respect to a Member pursuant to this Section 6.7(c) shall be treated as having been distributed to such Member as an advance against the next distributions that would otherwise be made to such Member, and such amount shall be satisfied by offset from such next distributions so long as it is reasonably contemplated that there will be sufficient distributions to be made to such Member, and if there are not sufficient distributions to be made to such Member, such amounts shall be promptly repaid to the Company by such Member, and, if not repaid by the end of the tenth (10th) day after the date of the Company’s request, such amount to be repaid shall bear a commercially reasonable rate of interest. Each Member shall furnish the Board with such information as may reasonably be requested by the Board from time to time to determine whether withholding is required, and each Member shall promptly notify the Board if such Member determines at any time that it is subject to withholding. Each Member’s obligations under this Section 6.7 shall survive the Transfer, forfeiture or other disposition of such Member’s Units and dissolution, winding up and liquidation of the Company.
Section 6.8    Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable Law. All distributions required to be made under this Agreement shall be made subject to Sections 18-607 and 18-804 of the Delaware Act.

ARTICLE VII
BOARD OF DIRECTORS
Section 7.1    Management by Board of Directors.
(a)    All powers to conduct, direct, and manage all activities of the Company shall be fully vested in the Board. Except as otherwise expressly provided in this Agreement, the Board (but not the Directors individually) shall have full power and authority, in addition to the powers that now or hereafter can be granted to managers under the Delaware Act and to all other powers granted under any other provision of this Agreement, to do all things on such terms as they may deem necessary or appropriate, to conduct, or cause to be conducted, the business and affairs of the Company, other than matters expressly delegated to an Officer or other Person by the Board pursuant to Section 7.9. Notwithstanding anything to the contrary, absent such delegation, all matters of the Company (including in its capacity as the sole or managing member of its Subsidiaries) will require Board approval or other authorization, as applicable.
(b)    No Director, in his or her individual capacity as such, shall have the authority to manage the Company or approve matters relating to, or otherwise to bind the Company, such powers being reserved to the Directors acting through the Board, and to such other committees of the Board, Officers and agents of the Company, as may be designated by the Board.
Section 7.2    Board Composition.
(a)    General. The Board shall be composed of up to five (5) directors, each of whom shall be a natural person (each such person a “Director” and collectively, the “Directors”). The Directors shall constitute “managers” of the Company within the meaning of the Delaware Act. A Director need not be a director, officer, employee, or agent of any Member or an Officer. Directors designated by Members shall not be entitled to any fees, expenses, out of pocket costs or other compensation from the Company for participating as a Director, except as otherwise determined by the Board acting in respect of a Major Decision.
(b)    Designation of Directors.
(i)    Voyager Directors. As of and after the Effective Date, the Voyager Member shall be entitled to designate three (3) Directors (the “Voyager Directors”); provided, however, that as of and after the Novation Date, one of the Voyager Directors shall be the then serving Chief Executive Officer (the “Management Director”).
(ii)    Airbus Directors. As of and after the Effective Date, the Airbus Member shall be entitled to designate two (2) Directors (the “Airbus Directors”).
(iii)    Directors of Subsidiaries. To the extent that any Subsidiary of the Company has a board of directors, the directors of each such Subsidiary shall be identical to the Directors of the Company, and all provisions of the organizational documents of such Subsidiary relating to actions by directors shall be substantially identical (taking into account applicable law) to those of this Agreement, including Section 7.2 through Section 7.6.
(c)    Removal; Resignation; Vacancies.
(i)    Each Director (other than the Management Director if any) may be removed and replaced, with or without cause, at any time by the Member that designated him or her, in such Member’s sole discretion, and shall not be removed or replaced by any other means. A Member who removes any Director of such Member shall promptly notify the other Members of the removal and the name of its replacement Director. In the event that the Management Director ceases to be employed by the Company or any of its Subsidiaries, the Management Director shall be automatically (without any further action by any Person) removed from the Board. At any time that there is no Chief Executive Officer, the Voyager Member shall be entitled to designate an individual to serve as a Voyager Director. Notwithstanding the foregoing, any Directors designated by a Member whose purported Transfer of Units is in contravention of Article IV shall be automatically (without further action by any Person) removed from the Board until such breaching Transfer has been cured as determined by the remaining Directors.
(ii)    A Director may resign at any time, such resignation to be made in writing and to take effect immediately or on such later date as may be specified therein.
(iii)    If any Director designated by a Member shall cease to serve as a Director for any reason, the vacancy resulting thereby shall be filled by another natural person designated by that Member as a Director so long as such Member would, at such time, otherwise be permitted to designate a Director pursuant to Section 4.7(d) and Section 7.2(b).
Section 7.3    Board Meetings; Quorum.
(a)    Prior to CDR, the Board shall meet at least once every two (2) months at the offices of the Company (or such other place as determined by the Board), with the participation of such Officers of the Company as the Board may request. From and after CDR, the Board shall meet at least quarterly at the offices of the Company (or such other place as determined by the Board), with the participation of such Officers of the Company as the Board may request. Meetings of the Board shall take place at alternating locations in the E.U. or the U.S. (unless otherwise agreed by the Board members), by videoconference or by telephone conference with the notice provided for in Section 7.5. Special meetings of the Board, to be held at the offices of the Company (or such other place as shall be determined by the Board), by videoconference or by telephone conference, shall be called with the notice provided for in Section 7.5 at the direction of any Voyager Director (other than the Management Director if any) or Airbus Director. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that such meeting is not properly called or convened. The reasonable costs and expenses incurred by the Directors in connection with any meeting of the Board shall be borne and paid by the Company (and any Director may obtain reimbursement from the Company for any such reasonably documented costs and expenses).
(b)    The presence (in person or participating in accordance with Section 7.7) of a majority of the Directors, including at least one Voyager Director (other than the Management Director if any) and one Airbus Director, shall be necessary to constitute a quorum for the transaction of business at any meeting of the Board; provided that, if two (2) consecutive Board meetings with respect to the same transaction of business are duly called with the notice provided for in Section 7.5 and all Voyager Directors (other than the Management Director if any) or all Airbus Directors, as applicable, fail to attend both such meetings, then attendance by such non-attending Director or Directors shall not be required to constitute a quorum with respect to such transaction.
(c)    From and after the Effective Date, the Company shall hold monthly program reviews delivered orally, with an invitation to and the optional attendance of the Board, to be held at the offices of the Company by videoconference or by telephone conference.

Section 7.4    Board Voting.
(a)    General Voting. Except as set forth below with respect to Unanimous Decisions (which are addressed in Section 7.4(b)), Major Decisions (which are addressed in Section 7.4(c)), Reserved Matters (which are addressed in Section 7.4(d)) or as otherwise described in this Agreement, all matters requiring the vote or action of the Board, or any action undertaken by the Board, must be authorized by the affirmative vote of a majority of the Directors. Each Director shall be entitled to one vote; provided, however, that in the event that any Voyager Director (other than the Management Director if any) or Airbus Director is absent or if there is any vacancy in the Voyager Directors (other than the Management Director if any) or Airbus Directors at any time when there is at least one Voyager Director (other than the Management Director if any) or one Airbus Director, as applicable, the vote of each of the Voyager Directors (other than the Management Director if any) or Airbus Directors, as applicable, present at a meeting (or consenting to any written consent) shall be automatically multiplied by a fraction, the numerator of which is the number of Voyager Directors (other than the Management Director if any) or Airbus Directors entitled to be designated by the Voyager Member or the Airbus Member, as applicable, and the denominator of which is the number of Voyager Directors (other than the Management Director if any) or Airbus Directors, as applicable, present or consenting. Without limiting the foregoing (and in addition to any other vote that may be required for a Unanimous Decision, a Major Decision or a Reserved Matter), the following actions by the Company or its Subsidiaries must be authorized by the affirmative vote of a majority of the Directors:
(i)    the Company or any of its Subsidiaries incurring indebtedness or liabilities in excess of $2,000,000 individually or in a series of related transactions, including for trade-related liabilities incurred in the ordinary course of business;
(ii)    appointing or removing external auditors of the Company and its Subsidiaries;
(iii)    approving the annual audited consolidated financial statements of the Company;
(iv)    the Company or any of its Subsidiaries initiating any material litigation or other material legal or administrative proceeding or entering into any settlement agreement or series of settlement agreements with respect to or otherwise resolving any such litigation or other legal or administrative proceeding; or
(v)    the Company or any of its Subsidiaries committing or agreeing to any of the foregoing.
(b)    Actions Requiring Unanimous Approval. Notwithstanding anything in this Agreement to the contrary, the following actions must be authorized by the affirmative unanimous vote of the Directors (the “Unanimous Decisions”):
(i)    changing the tax classification of the Company for U.S. federal, state, or local income tax purposes;
(ii)    to the extent permissible pursuant to applicable German Law, commencing a liquidation or bankruptcy, insolvency or reorganization proceeding of the German JV;

(iii)    fundamentally changing the scope or business of the Company and its Subsidiaries taken as a whole as set forth in Section 2.4;
(iv)    developing Space Stations for national security application; or
(v)    committing or agreeing to do any of the foregoing.
(c)    Actions Requiring Majority Approval. Notwithstanding anything in this Agreement to the contrary, the following actions must be authorized by the affirmative vote of a majority of the Directors including at least one (1) Voyager Director (other than the Management Director if any) and at least one (1) Airbus Director (but only so long as the applicable appointing Member and its Controlled Affiliates hold at least five percent (5%) of the then issued and outstanding Class A Units (disregarding for the purposes hereof any Class A Units issued pursuant to a conversion of any other class of equity, including the Series A Preferred Units)) (including any other actions expressly referenced in this Agreement and the other Transaction Documents as Major Decisions, the “Major Decisions”), which may be approved individually or in connection with the approval of an Approved Business Plan and Budget:
(i)    other than as permitted by this Agreement or the Procurement Rights Agreement, entering into, amending or terminating any Affiliate Transaction;
(ii)    other than (A) as permitted by this Agreement or an IP Agreement (including any amended IP Agreement), (B) in connection with a single transaction or series of related transactions by or among the Company and one or more of its wholly owned Subsidiaries or (C) in connection with standard and customary non-exclusive use licenses granted to customers of the Company’s Space Stations to use the deliverables (whether goods or services) provided by the Company or its Subsidiaries within the Field of Use, selling, licensing or otherwise transferring IPR of the Company or its Subsidiaries;
(iii)    other than (A) as permitted by this Agreement or the Procurement Rights Agreement, (B) in connection with a single transaction or series of related transactions by or among the Company and one or more of its wholly owned Subsidiaries, or (C) in the ordinary course of business, selling, licensing or otherwise transferring any assets of the Company or its Subsidiaries (other than IPR) for aggregate consideration in excess of $2,000,000 in any transaction or series of related transactions;
(iv)    making key pricing decisions that differ materially from the established commercial practices of the Company and its Subsidiaries, including those with customers and suppliers of the Company’s Space Stations, as established by the Company prior to the commencement of commercial activities or subsequently approved by the Board as a Major Decision;
(v)    approving (A) the Novation Date Business Plan and Budget, (B) any proposed Annual Business Plan and Budget and any material amendments thereto (including in connection with CDR) and (C) any expenditures outside of the then Approved Business Plan and Budget that exceed (x) $2,000,000, individually, prior to PDR, (y) ten percent (10%) individually or in the aggregate of any Major Line Item (with respect to an expenditure contemplated by such Major Line Item) or (z) ten percent (10%) of the overall amount of the Approved Business Plan and Budget then in effect (the thresholds set forth in clauses (y) and (z), the “Budget Threshold”);

(vi)    effecting a merger, consolidation business combination of the Company or any of its material subsidiaries or a Company Sale (other than any such transaction involving only the Company and its wholly owned Subsidiaries);
(vii)    issuing Equity Interests in the Company or any of its Subsidiaries (other than to the Company or one of its wholly owned Subsidiaries or in exchange for Capital Contributions pursuant to Section 5.2, Section 5.3 or Section 5.4(b)) and the admission of new Members in connection therewith; provided, however, that in the event such admission constitutes a Significant Event the Company shall obtain the prior written approval of either the Airbus Member or the Airbus Directors in a Major Decision of the Board, provided, further that such approval of the Airbus Member or the Airbus Directors shall not be unreasonably withheld, conditioned or delayed and the funding needs of the Company and its Subsidiaries shall be prioritized by the Airbus Member or the Airbus Directors in determining whether to give such approval;
(viii)    an increase in the size of the Board and the designation of a Director by a Member who was admitted as a Member after the Effective Date, which designation constitutes a Significant Event; provided, however, that such Significant Event may be approved either by prior written approval of the Airbus Member or by the Airbus Directors in a Major Decision of the Board, provided, further that such approval of the Airbus Member or the Airbus Directors in such case shall not be unreasonably withheld, conditioned or delayed and the funding needs of the Company and its Subsidiaries shall be prioritized by the Airbus Member or the Airbus Directors in determining whether to give such approval;
(ix)    making distributions to the Members (other than Tax Distributions) and the timing and amount of such distributions (including any determinations of Available Cash);
(x)    effecting an underwritten public offering registered pursuant to an effective registration statement under the Securities Act, of Equity Interests of the Company or any of its Subsidiaries or any of its Affiliates that is the successor to all or any portion of the business of the Company and its Subsidiaries, and any reorganization in anticipation thereof or in connection therewith;
(xi)    reorganizing or restructuring the Company and its Subsidiaries;
(xii)    dissolving and liquidating the Company or any of its material Subsidiaries in accordance with Article XII (other than Section 12.1(b));
(xiii)    adopting any requirements for the Members to make Capital Contributions (other than required Capital Contributions pursuant to Section 5.2 and Section 5.3 as in effect as of the Effective Date) or amending the remedies for a Member’s failure to fund a Capital Call Notice as in effect as of the Effective Date;
(xiv)    appointing the Chief Executive Officer nominated by the Voyager Member or replacing the Chief Executive Officer nominated by the Voyager Member;
(xv)    making any material tax elections (other than any election pursuant to Section 704(c) of the Code and the Treasury Regulations thereunder, which are governed by Section 6.5(b)) or other material tax decisions (including any material actions of the Tax

Representative in the event of an audit or other tax investigation) for the Company or any of its Subsidiaries;
(xvi)    adopting or amending the Company’s Ethics and Compliance Policies (which have been adopted as of the Effective Date);
(xvii)    selecting or retaining logistics re-supply providers on contract terms that are not at least cash neutral to the Company and its Subsidiaries, taken as a whole (meaning that all such logistics re-supply providers will not be paid more in the aggregate than the aggregate amounts actually received by the Company and its Subsidiaries, taken as a whole, attributable to all such logistics re-supply);
(xviii)    designating committees of the Board;
(xix)    adopting a governance structure for any Subsidiary other than having the Company as the sole managing member or sole manager, or amending, modifying, waiving or repealing any provision of the organizational documents of any Subsidiary (other than amendments to make administrative changes that do not adversely impact any Member’s rights under this Agreement or the alter the governance of the Subsidiary in any manner inconsistent with this Agreement);
(xx)    amending the CDFF SAA in any way that would change a milestone date by more than three (3) months or materially reduce a milestone payment to the Company that is greater than $15 million prior to such proposed reduction; or
(xxi)    committing or agreeing to do any of the foregoing.
For the avoidance of doubt, any action taken by a Subsidiary of the Company that would require approval by the Board as a Major Decision if taken by the Company under this Agreement shall require approval by the Board as a Major Decision in order to be taken by the Subsidiary. The Company, in its capacity as the managing member or controlling stockholder of each Subsidiary, shall ensure that each Subsidiary does not take any action that would constitute a Major Decision if taken by the Company under this Agreement unless approved by the Board acting in respect of a Major Decision under this Agreement.
(d)    Actions Requiring the Airbus Directors’ Approval. Notwithstanding anything in this Agreement to the contrary, the following actions must be authorized by the affirmative vote of the Airbus Directors (but only so long as the Airbus Member and its Controlled Affiliates hold at least five percent (5%) of the then issued and outstanding Class A Units (disregarding for the purposes hereof any Class A Units issued pursuant to a conversion of any other class of equity, including the Series A Preferred Units)) (the “Reserved Matters”):
(i)    the nomination of the Chief Financial Officer as described in Exhibit E-1 (subject to the veto rights described therein);
(ii)    amending the provisions of Section 4.5, as applicable to the Airbus Member, in a manner that is adverse to the Airbus Member;
(iii)    [***]; and
(iv)    the nomination of the Managing Director of the German JV as described in Exhibit E-1 (subject to the veto rights described therein).

(e)    Deadlock.
(i)    A deadlock of the Board shall be deemed to exist wherever a Major Decision (other than Section 7.4(c)(ii), Section 8.2(b), Section 14.8, Section 3.03(a) of the Airbus Member IP Agreement and Section 3.04(a) of the Voyager Member IP Agreement) submitted for approval by the Board is discussed but neither approved by the requisite Directors nor disapproved by the requisite Directors that would be required to approve such matter (each, a “Deadlock”). In the event of a Deadlock, the Directors (but excluding the Management Director if any) shall use reasonable efforts to resolve the Deadlock for a period of fifteen (15) days after such Deadlock has arisen.
(ii)    In the event a Deadlock is not resolved within such fifteen (15)-day period, unless the Voyager Member and the Airbus Member mutually agree to forego the mediation portion of the Deadlock procedure described in this Section 7.4(d)(iii) and escalate the Deadlock to their chief executive officers in accordance with Section 7.4(d)(iii) below, the Voyager Member, and the Airbus Member and the Management Director shall engage in a non-binding mediation for the purpose of resolving the Deadlock. The Voyager Member and the Airbus Member shall jointly select a mediator with appropriate experience in the satellite industry within ten (10) days after the expiration of such fifteen (15)-day period.
(iii)    In the event the Deadlock is not resolved within thirty (30) days of the selection of a mediator, then the Deadlock shall be escalated to their chief executive officers of the Voyager Member and the Airbus Member who shall use reasonable efforts to resolve the Deadlock for a period of fifteen (15) days after such escalation.
(iv)    If the Deadlock is not resolved by such chief executive officers, and the failure to resolve such Deadlock has had or would reasonably be expected to have a Material Adverse Effect (a “Deadlock Resolution Failure”), then each of the Voyager Member and the Airbus Member shall be entitled to exercise its call rights under Section 4.6(a) by delivering written notice of such exercise in accordance with Section 4.6(a) within ninety (90) days after such Deadlock Resolution Failure (provided the other such Member has not delivered such written notice during such ninety (90) day period) and its put rights under Section 4.6(b) by delivering written notice of such exercise in accordance with Section 4.6(b) within ninety (90) days after such Deadlock Resolution Failure (provided that it has not been resolved or the other such Member has not delivered such written notice during such ninety (90) day period). The applicable provisions of Section 4.6 including Section 4.6(d), shall apply mutatis mutandis to this Section 7.4(e)(iv).
(v)    If neither the Voyager Member nor the Airbus Member exercises its put or call rights pursuant to Section 7.4(e)(iv) during such ninety (90)-day period, the Major Decision that is the subject of the Deadlock shall be abandoned and each of the Voyager Member and the Airbus Member may elect to Transfer all or any portion of its Units to a Third Party within one hundred eighty (180) days thereafter, subject to Section 4.2, but without regard to the lock up period set forth in Section 4.1(a)(iii).
(vi)    During the period that the Directors and the applicable Members are attempting to resolve the Deadlock pursuant to this Section 7.4(e) and prior to the Deadlock Resolution Failure, no action shall be taken by the Company or its Subsidiaries in respect of the Major Decision that is the subject of such Deadlock.

Section 7.5    Notice. Written notice of all regular meetings of the Board shall be given to all Directors at least ten (10) days prior to the regular meeting of the Board and two (2) Business Days prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be in writing and shall be sufficiently given for all purposes hereunder (a) on the date of delivery, if delivered by hand, courier, or overnight delivery service during normal business hours (and on the next Business Day if delivered after normal business hours), (b) three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or (c) on the date of delivery, if delivered by electronic mail during normal business hours (and on the next Business Day if delivered after normal business hours). All such notices and other communications shall be directed to the address as such Director shall designate by notice to the Company and each Member. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.
Section 7.6    Action by Written Consent of Board. To the extent permitted by applicable Law, the Board may act without a meeting and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Directors representing not less than the minimum votes that would be necessary to authorize or take such action at a duly held meeting of the Board in accordance with Section 7.4. All actions taken by the Board in the form of a written consent shall be distributed to each Director upon the taking of such action. Notwithstanding the foregoing, the Board shall hold meetings in accordance with Section 7.3(a).
Section 7.7    Actions by Members. If the approval of the Members generally (rather than the approval of the Board or a particular group of Members) is specifically and expressly required by this Agreement or by provisions of applicable Law, then the Members shall act through written consents as described in this Section 7.7. Except as required by applicable Law, the Members shall be entitled to one (1) vote per each Class A Unit on all matters to be voted on by the Members. The actions by the Members entitled to vote or consent shall be taken by Members by written consent (without a meeting and without a vote) and any such consent must be signed by the Members having not less than the minimum amount of Units that would be necessary to authorize or take such action. Prompt notice of the action so taken without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof. For the avoidance of doubt, no vote of the Members shall be required to approve a merger involving the Company or any of its Subsidiaries.
Section 7.8    Conference Telephone Meetings. Directors may participate in a meeting of the Board or any committee thereof by means of video conference, telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
Section 7.9    Delegation of Authority. Any delegation of authority to any Officer by the Board shall be subject to the Board’s reserved authority, and any such delegation shall require the approval of Directors that would be required in order for the Board to exercise the authority that is being delegated to such Officer.
Section 7.10    Officers.
(a)    The officers of the Company (collectively, the “Officers”) shall be nominated, appointed and removed in accordance with Exhibit E-1, and such Officers shall have the power, authority, and duties as specified in Exhibit E-2 or as otherwise delegated in writing by the Board in accordance with Section 7.9. Officers may be given titles or may be designated as “authorized persons”. Prior to the Novation Date, Paul Schauer shall be appointed to serve as an Officer and “authorized person” of the Company, and subject to the oversight of the Board shall be authorized to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company subject to this Article VII until the Management Team set forth on Exhibit E-3 is appointed as provided for in the following sentence. The Management Team set forth on Exhibit E-3 shall be nominated and appointed by the Novation Date in accordance with Section 5.2(a) and Exhibit J. At all times, the officers of each Subsidiary of the Company (other than German JV) shall be identical to the Officers of the Company.
(b)    To the extent authorized by the Board or this Agreement, the Chief Executive Officer shall have responsibility for the management of the normal and customary day-to-day operations of the Company. The Chief Executive Officer and other Officers may act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company and its Subsidiaries, in each case, consistent with the then applicable Approved Business Plan and Budget and Exhibit E-2 and subject to this Article VII.
(c)    The Officers of the Company shall promptly notify the Board of any material occurrences or incidents relating to the Company’s or any of its Subsidiaries’ business or operations.
Section 7.11    Approved Business Plan and Budget.
(a)    Business Plan and Budget. Attached hereto as Exhibit F is the Business Plan and Budget as of December 23, 2023, which sets forth, among other things, the anticipated cash flows and expenditures of the Company for the periods specified therein (the “Effective Date Business Plan and Budget”).
(b)    Subsequent Business Plan and Budgets. On or prior to the Novation Date, the Board acting in respect of a Major Decision will amend the Effective Date Business Plan and Budget to reflect, among other things, the anticipated cash flows and expenditures of the Company for the period starting from the Novation Date through the periods specified therein (the “Novation Date Business Plan and Budget”) with approval by the Board as a Major Decision in accordance with Section 7.4(c)(v). With respect to each fiscal year beginning after the Novation Date that is not covered by the Novation Date Business Plan and Budget and not later than the first day of each such fiscal year, the Management Team shall prepare and submit to the Board an annual budget and a five (5) year operating plan of the Company and its Subsidiaries which shall be substantially similar in form to the Novation Date Business Plan and Budget (each, an “Annual Business Plan and Budget”) for approval by the Board as a Major Decision in accordance with Section 7.4(c)(v). The Management Team shall provide each such subsequent proposed Annual Business Plan and Budget to the Board at least forty-five (45) days prior to the end of fiscal year covering the then-current Approved Business Plan and Budget. Notwithstanding the foregoing, the then applicable Approved Business Plan and Budget shall be amended by the Board (i) in connection with CDR, (ii) in the event that the CDFF SAA milestone schedule is modified with the approval of NASA, (iii) if ESA or other space agencies commit on multiyear service level agreements for astronauts and payload usage in each case with the approval of the Board as a Major Decision, and (iv) in the case there has been a material change in the business or operations of the Company, as determined by the Board pursuant to Section 7.4(a). Any such amendment may not exceed the Budget Threshold without the approval of the Board as a Major Decision.
(c)    Default Budgets. If any proposed Annual Business Plan and Budget is not approved by the Board prior to the first day of the fiscal year to which such proposed Annual Business Plan and Budget applies, then the Company shall continue to use the Approved Business Plan and Budget then in effect, except that (i) any items that previously were approved by the Board shall be given effect in substitution of the corresponding items in the Approved Business Plan and Budget for the previous period or fiscal year, (ii) any one-time or non-recurring items and the corresponding budget entries therefor shall be deleted, (iii) any fixed costs that are known as of the time that the proposed Annual Business Plan and Budget is presented to the Board (including existing debt service, real property taxes, utilities, costs of compliance with requirements from any Governmental Authority, and contractually required payment increases), the actual amount of each such item will be substituted for the amount of such item in the Approved Business Plan and Budget for the immediately preceding period or fiscal year, and (iv) all other categories of expenses from the Approved Business Plan and Budget for the immediately preceding period or fiscal year shall be increased by the CPI Adjustment, in each case subject to the Budget Threshold.
Section 7.12    No Member Management. Except as otherwise provided in this Agreement or as the Board may delegate in writing, the Members (in their capacity as such) may not participate in the management of the Company, and shall have no right, power, or authority (in their capacity as Members) to act for or on behalf of, or otherwise bind, the Company or any of its Subsidiaries.
Section 7.13    Board Observers. At the request of any Director designated by the Airbus Director or the Voyager Director (other than the Management Director if any), the Board shall permit individuals that are employees or authorized representatives of the designating Member to be designated as non-voting observers to the Board by such Director in accordance with this Section 7.13 (the “Observers”). The Observers may attend all meetings of the Board in a non-voting observer capacity. In this respect, the Board shall give each Observer copies of all notices, minutes, consents and other documents or materials that it provides to the Directors at the same time and in the same manner as provided to the Directors. Each Observer shall hold such documents and materials in confidence and trust and shall act in a manner with respect to all information so provided in accordance with the standards applicable to the Directors in this Agreement subject to reasonable and customary confidentiality obligations with respect to such information as determined by the Board. Each Observer shall execute as a condition of becoming an Observer documentation in form and substance satisfactory to the Board to reflect the Observer’s obligations as set forth in this Section 7.13, although the obligations of the Observer as set forth in this Section 7.13 shall be binding upon such Observer without regard to whether such documentation is requested or executed. Notwithstanding the foregoing, the Company or any of its Subsidiaries reserves the right to withhold any information or to exclude any such representative from any meeting or portion of such meeting to the extent that the Company or its Subsidiaries reasonably believes that such exclusion is necessary to protect highly confidential or proprietary information of the Company or any of its Subsidiaries, to preserve attorney-client privilege, for potential or actual conflict of interest or for any other reasons. Notwithstanding the preceding provisions of this Section 7.13, the absence of any Observer from any meeting or the failure of any Observer to participate in any consent shall not affect the existence of a quorum or the validity of any action taken by the Board. All costs and expenses associated with the attendance of an Observer at any Board meeting shall be borne by the Observer’s designating Member.
Section 7.14    Procurement Committee. The Board shall establish a “Procurement Committee” consisting of (i) one non-Director member (who specializes in technical procurement, contracting and vendor management) appointed by the Voyager Member (so long as the Voyager Member and its Controlled Affiliates hold a Percentage Interests of at least five percent (5%)), (ii) one non-Director member (who specializes in technical procurement, contracting and vendor management) appointed by the Airbus Member (so long as the Airbus Member and its Controlled Affiliates hold a Percentage Interests of at least five percent (5%)), (iii) a representative of the U.S. Program SE&I Lead,

(iv) the Chief Operating Officer, (v) the Chief Procurement Officer, and (vi) the Chief Financial Officer. This committee shall support the Chief Procurement Officer with respect to procurements (a) expected to involve expenditures by the Company of $20 million or more, whether in connection with a single transaction or series of related transactions, or (b) expected to involve or trigger the best and final offer and exclusivity rights set forth in the Procurement Rights Agreement, irrespective of expected volume of expenditures. The Procurement Committee shall be convened or have meetings as often as necessary to provide such support. The Procurement Committee shall also meet as often as necessary to make the recommendations to the Board for which it is responsible under the Procurement Rights Agreement. If invited or requested by the Board, the chairman of the Procurement Committee and the Chief Procurement Officer shall attend the requested meetings of the Board. The presence (in person or participating by means of video conference, telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other) of a majority of the members of the Procurement Committee, including at least the member appointed by the Voyager Member and the member appointed by Airbus Member, shall be necessary to constitute a quorum for the transaction of any business at any meeting of the Procurement Committee; provided that, if two (2) consecutive meetings with respect to the same transaction of business are duly called with the notice provided for in Section 7.5 and the member appointed by the Voyager Member or the member appointed by Airbus Member of the Procurement Committee fails to attend both such meetings, then attendance by such non-attending member shall not be required to constitute a quorum with respect to such transaction. Actions by the Procurement Committee (which are limited to recommendations to the Board) shall require approval by a majority of its members present at any meeting that constitutes a quorum. Notice of meetings of the Procurement Committee shall be conducted in a manner substantially similar to those of the Board, including notice being provided as set forth in Section 7.5. Notwithstanding the foregoing, except for the rights and powers expressly set forth in this Section 7.14, the Procurement Committee is a non-voting, advisory committee and does not have any power to approve or disapprove any decisions by the Board and is not a committee of the Board.
ARTICLE VIII
CERTAIN RIGHTS AND DUTIES
Section 8.1    Corporate Opportunities. Subject to Section 8.2 and Section 11.4 and the IP Agreements, each Member acknowledges and agrees that, to the fullest extent permitted by Law:
(a)    each other Member and the Affiliates of each other Member, along with its and their respective equityholders and portfolio companies as well as the Affiliates and portfolio companies of the foregoing (each, a “Relevant Person”) (i) may directly or indirectly engage or invest in, and devote their time to, and have directly or indirectly engaged or invested in or devoted their time to, such other business ventures or activities as any such Relevant Person may choose, whether or not such ventures or activities are considered competitive with the Company or its Subsidiaries or their respective businesses and whether or not the Company, any of its Subsidiaries, or the other Member participates in such ventures or activities (including the participation by the Company or any of its Subsidiaries, subject to any required approvals pursuant to the terms of this Agreement, in a joint venture or any other business opportunity with any Member), (ii) has or may have interests in, participate or may participate with, or aid or maintain or may aid or maintain seats on the boards of directors or similar governing bodies of such other ventures or activities, and (iii) may develop or become aware of business opportunities for such other ventures or activities, in each case without providing the Company, any of its Subsidiaries or the other Member the right to participate in such other ventures or activities (the right of each Relevant Person to engage in the foregoing activities being referred to as the “Right to Pursue Opportunities”);

(b)    none of the Company nor any of its Subsidiaries nor any Member will have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of such Relevant Person (or to the income or proceeds derived therefrom) notwithstanding any duty (fiduciary or otherwise) existing at Law or in equity, and the pursuit of such other venture or activity will not be deemed wrongful or improper or a violation of this Agreement or of any duty (fiduciary or otherwise) existing at Law or in equity, and each of the Members, on behalf of itself and of the Company and its Subsidiaries, expressly waives any conflict of interest arising out of or related to such other venture or activity;
(c)    the Right to Pursue Opportunities of each Relevant Person does not require any duty of disclosure or notice to, approval from, or other sharing with, any of the other Members or the Company or any of its Subsidiaries; provided, however, that with respect to activities contemplated by the Right to Pursue Opportunities that are competitive with the Company or any of its Subsidiaries, the applicable Member shall, and shall cause its Affiliates to, implement internal safeguards and firewalls reasonably determined by such Member to be appropriate; and
(d)    to the fullest extent permitted by applicable Law, the legal doctrines of “corporate opportunity”, “business opportunity”, and similar doctrines will not be applied to any such competitive venture or activity of any Relevant Person.
Section 8.2    Field of Use.
(a)    From and after the Effective Date, the Members shall, and shall cause their Controlled Affiliates to, direct opportunities (i) within the Field of Use and relating to Station Systems and Subsystems (as defined in the IP Agreements) or (ii) for the provision of Major Services to the Company on a non-exclusive basis.
(b)    Without limiting the obligations of the Members and their Affiliates under the IP Agreements, to the extent permitted by applicable Law as in effect from time to time, each Member will obtain the prior approval of the Board in respect of a Major Decision, in each case, before providing any Major Services within the Field of Use to any Person other than the Company or its wholly owned Subsidiaries (and potentially the German JV if but only if this Agreement is amended pursuant to Section 8.6 and Section 14.8 to specifically reference the German JV in this Section 8.2(b)), provided that nothing in this Section 8.2(b) will require any Member to obtain the Board’s prior approval with respect to the provision of any Major Services (or, for the avoidance of doubt, Minor Services) to the International Space Station (other than in respect of Axiom Space’s modules) prior to the time that the International Space Station is deorbited or no longer in operation.
Section 8.3    Duties.
(a)    Subject to compliance with the terms and conditions of this Agreement, whenever a Member makes a determination or takes or declines to take any other action in its capacity as a Member, whether under this Agreement or any other agreement contemplated hereby or otherwise, then such Member shall be entitled, to the fullest extent permitted by applicable Law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Company, any Member or Director, and the Member shall not, to the fullest extent permitted by applicable Law, be required to act pursuant to any other standard under the Delaware Act or any other applicable Law, rule, or regulation or at equity, it being the intent of all Members that, subject to such Member’s compliance with the terms and conditions of this Agreement, such Member, in its capacity as a Member, shall have the right to make such determination solely on the basis of its own interests.
(b)    Subject to, and as limited by the provisions of this Agreement, the Members and Directors of the Company, in the performance of their capacities as such, shall not, to the fullest extent permitted by the Delaware Act and other applicable Law, owe any duties (including fiduciary duties) as a Member or Director notwithstanding anything to the contrary existing at Law, in equity, or otherwise. In furtherance of the foregoing and to the fullest extent permitted by the Delaware Act, a Director, in performing his duties and obligations as a Director under this Agreement, shall (i) owe no fiduciary or similar duty or obligation whatsoever to the Company, any Member (other than the Member designating such Director), or the other Directors, and (ii) be entitled to act or omit to act at the direction of the Member that designated such Director, considering only such factors, including the separate interests of the Member, as such Director or Member chooses to consider, and any action of a Director or failure to act, taken, or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and the other Members, on the one hand, and the Director or Member designating such Director, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exists under the Delaware Act or any other applicable Law) on the part of such Director or Member to the Company or any other Director or Member of the Company. Notwithstanding any duty otherwise existing at Law or in equity, any matter approved by the Board in accordance with the provisions shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.
(c)    The provisions of this Agreement, to the extent that they restrict, eliminate, or otherwise modify the duties (including fiduciary duties) and liabilities of a Member or Director otherwise existing at Law, in equity, or by operation of the preceding sentences, are agreed by the Company and the Members to replace such duties and liabilities of such Member or Director. The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm, and agree that (i) none of the Members would be willing to make an investment in the Company or enter into this Agreement, and no Director would be willing to so serve on the Board, in the absence of Section 8.1 and this Section 8.3, and (ii) they have reviewed and understand the provisions of Section 18-1101(b) and (c) of the Delaware Act.
(d)    Each Officer (in such Person’s capacity as an Officer) shall have such fiduciary duties that an officer of the Company would have if the Company were a corporation organized under the Laws of the State of Delaware.
Section 8.4    Compliance Matters.
(a)    The Company shall have a compliance function. In connection therewith, as of the Effective Date, the Board approved certain ethics and compliance policies and processes attached hereto as Exhibit H (as amended from time to time, the “Ethics and Compliance Policies”) with which all Officers and Company employees shall be required to comply.
(b)    Each Member represents and warrants that, in relation to the activities or transactions contemplated by this Agreement, it has not violated and will not violate, and has adopted and will maintain policies and procedures requiring its executives, employees, agents and any individuals or companies acting on its behalf not to violate any applicable Laws.
(c)    Each Member shall, and shall implement and maintain policies and procedures designed to require its executives, employees, agents and any individuals or companies acting on its behalf to, comply with any Applicable Anti-Corruption Laws, including by refraining from (i) offering, promising, arranging for or paying, either directly or indirectly, anything of value (including monies, gifts and entertainment and special favors) to any individuals, including Public Officials, for the purpose of improperly inducing that individual to perform or fail to perform his or her official duties, or to assist any Member or the Company in obtaining business, retaining business or securing any improper advantage, (ii) offering or paying any Facilitation Payments, or (iii) engaging in any action or allowing any such action to take place which could, as a result of the enforcement of the Applicable Anti-Corruption Laws (x) render any Member or the Company or its or their respective representatives, employees or equityholders liable; or (y) lead to the commencement of investigations or legal or administrative proceedings against any Member or the Company or their respective representatives, employees or equityholders in any jurisdiction.
Section 8.5    Insurance. The Company shall procure and maintain industry-standard insurance coverage (including liability insurance and insurance for damage to the Company’s Space Stations) tailored to the furtherance and accomplishment of the purposes and business described in Section 2.4 and Exhibit B to the extent such insurance is reasonably available on commercially reasonable terms.
Section 8.6    German JV. It is contemplated that the Company will own an Equity Interest in a legal entity with limited liability that is domiciled in the Federal Republic of Germany and majority owned by European Affiliates of the Airbus Member (the “German JV”). [***] The German JV shall not be responsible for technical work other than in connection with the performance of its Funded Grant Programs but may engage subcontractors, including, for the avoidance of doubt, European Affiliates of the Airbus Member, for the benefit of the Company. [***]. It is contemplated that the German JV may engage in business development activities, but, for the avoidance of doubt and to the extent not prohibited by applicable German Law, shall not make any distributions without the approval of the corporate body of the German JV by unanimous decision or as required by applicable Funded Grant Programs. The legal representative of the German JV shall be nominated in accordance with Exhibit E-1 and subsequently appointed in accordance with applicable German Law and the organizational and constituent documents relating to the German JV. The German JV may use Euros or U.S. Dollars as its reference currency. The Board shall approve the form, terms and conditions of the Company’s Equity Interest in the German JV, including the organizational or constituent documents relating to the German JV, prior to the formation of the German JV. The Company shall procure, to the extent legally permitted, that such organizational or constituent documents shall require the Company’s approval for any matter that would require Board approval if such matter were to be undertaken by the Company. The parties hereto acknowledge and agree (i) to amend the provisions of this Agreement, subject to Section 14.8 as needed to reflect the agreements regarding the German JV in connection with or promptly following the formation of the German JV and the finalization of its organizational documents and (ii) that any and all operational costs and expenses incurred by the German JV from the date of its incorporation shall be borne by the Company on an ongoing basis to the extent the actions of the German JV resulting in such costs and expenses are for the benefit of the Company, to be reflected in an intercompany agreement between the Company and the German JV.
Section 8.7    Cooperation.
(a)    From and after the Effective Date, if requested by the Voyager Member or the Airbus Member, the Members shall cooperate in good faith with respect to (x) any Governmental Authorizations (including approvals from the DCSA, CFIUS or under certain antitrust or competition laws), (y) discussions with Governmental Authorities that may be considered necessary or advisable by the Voyager Member or the Airbus Member to have with respect to any Governmental Authorization, and (z) if required, requested or suggested by such Governmental Authorities, to seek one or more

Governmental Authorizations from such Governmental Authorities, including by providing all information necessary or advisable with respect thereto in a timely manner, becoming a party to any such filing or application, if applicable, and diligently prosecuting the same, with all reasonable costs and expenses borne by the requesting Member, including those of counsel or other advisers.
(b)    The Members shall reasonably accommodate any requirements, requests or suggestions pursuant to Section 8.7(a), [***] provided that, in each case, there is no Change in Control of the Company or any adverse effect on the intended economic rights, preferences, privileges, or powers of the Members in respect of their Units.
(c)    To the extent that the Company accepts NASA funding through the CDFF SAA or any other NASA program or contract, the Members and the Company agree to use commercially reasonable efforts based on reasonable grounds to grant NASA the minimum rights with respect to IPR of the Company and its Subsidiaries required in order to secure such funding.
Section 8.8    Non-Solicitation. No Member nor any of its Affiliates acting on its behalf or at its direction shall, without the prior written consent of the Board, directly or indirectly, solicit for employment or engagement, attempt to solicit for employment or engagement or encourage to leave any other Member’s employees devoting substantial time and attention to the performance of the business of the Company and its Subsidiaries or the German JV or any of the Company’s, its Subsidiaries’ or the German JV’s employees or secondees (including, for the avoidance of doubt, any member of the Management Team); provided, however, that the foregoing shall not (a) prevent any Member or its Affiliates from engaging in general solicitations of employment or engagement (including by a recruiter or search firm) so long as such solicitations are not directed towards such employees of another Member or the employees or secondees (including the Management Team) of the Company, its Subsidiaries or the German JV, (b) apply to such persons who are not, and have not been, employed or seconded by another Member, the Company, its Subsidiaries or the German JV for at least one (1) year prior to the date of any such solicitation, attempt to solicit or encouragement to leave, or (c) prevent any Member or its Affiliates from hiring or engaging, or attempting to hire or engage, or encouraging to leave any such person who initiates discussions regarding employment or engagement without any direct or indirect solicitation by such Member or its Affiliates. The provisions of this Section 8.8 shall survive and continue to apply to any Member that has ceased to be a Member for a period of one year after such Member has ceased to be a Member.
Section 8.9    Airbus Station System Integration Support Subcontract. [***]
ARTICLE IX
EXCULPATION AND INDEMNIFICATION
Section 9.1    Indemnification.
(a)    To the fullest extent permitted by applicable Law but subject to the limitations expressly provided in this Agreement, the Company shall indemnify and hold harmless all Indemnitees, in their capacity as such, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements, or other amounts arising from any and all threatened, pending, or completed claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of any action or inaction of such Indemnitee on behalf of the Company or otherwise arising out of such Indemnitee’s status as a Member, Director, Officer, or other Indemnitee of the

Company and acting (or refraining to act) in such capacity; provided that, the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement and taking into account the acknowledgements and agreements set forth in this Agreement, the Indemnitee breached the terms of this Agreement, acted in bad faith or engaged in common law fraud, willful misconduct, or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful or, in the case of an Officer (in such Person’s capacity as such), such Officer would have had liability for such act or omission as an officer of the Company if the Company were a corporation organized under the laws of the State of Delaware; and provided, further that, no indemnification pursuant to this Section 9.1 shall be available to the Members or their Affiliates with respect to its or their obligations incurred pursuant to the Transaction Documents. Any indemnification pursuant to this Section 9.1 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.
(b)    To the fullest extent permitted by Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.1(a) in defending any claim, demand, action, suit, or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.1 and taking into account the acknowledgements and agreements set forth in this Agreement, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 9.1.
(c)    The indemnification provided by this Section 9.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Board, as a matter of Law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnitee.
(d)    The Company may purchase and maintain insurance, on behalf of the Company, its Affiliates, the Indemnitees, and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliate’s activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(f)    The provisions of this Section 9.1 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors, and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(g)    Any amendment, modification, or repeal of this Section 9.1 or any provision hereof shall be prospective only and shall not in any manner terminate, reduce, or impair the right of any past, present, or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.1 solely as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claims may arise or be asserted.
(h)    To the fullest extent permitted by this Section 9.1, the provisions of indemnification provided in this Section 9.1 are intended by the Members to apply even if such provisions have the effect of exculpating the indemnitee from legal responsibility for the consequences of such Person’s negligence, fault, or other conduct, other than, to the extent there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement and taking into account the acknowledgements and agreements set forth in this Agreement, such Person breached the terms of this Agreement, acted in bad faith, or engaged in common law fraud, willful misconduct, or, in the case of a criminal matter, acted with knowledge that the Person’s conduct was criminal or, in the case of an Officer (in such Person’s capacity as such), such Officer’s exculpation would not be permitted under the Delaware Act or other applicable Law for an officer of the Company if the Company were a corporation organized under the laws of the State of Delaware.
Section 9.2    Liability of Indemnitees.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members, or any other Persons who have acquired interests in the Units, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question and taking into account the acknowledgements and agreements set forth in this Agreement, the Indemnitee, breached the terms of this Agreement, acted in bad faith or engaged in common law fraud, willful misconduct, or, in the case of a criminal matter, acted with knowledge that the Person’s conduct was criminal or, in the case of an Officer (in such Person’s capacity as such), such Officer’s exculpation would not be permitted under the Delaware Act or other applicable Law for an officer of the Company if the Company were a corporation organized under the laws of the State of Delaware.
(b)    To the extent that, at Law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they restrict, eliminate, or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnitee otherwise existing at Law or in equity, are agreed by the Members to replace such other duties and liabilities of the Indemnitee.
(c)    Any amendment, modification, or repeal of this Section 9.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 9.2 as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claims may arise or be asserted.

Section 9.3    Other Matters Concerning the Directors.
(a)    The Directors may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(b)    The Directors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisers selected by the Directors, and any act taken or omitted to be taken in reliance upon the advice or opinion of such Persons as to matters that the Directors reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.
Section 9.4 Priority.    The Company hereby acknowledges that each Indemnitee that is entitled to indemnification, advancement of expenses, or insurance and who is or was a director, officer, fiduciary, trustee, manager, or managing member of a Member or any of its Affiliates (each such Person, a “Member Indemnitee”), may have certain rights to indemnification, advancement of expenses, or insurance provided by or on behalf of such Member or one of its Affiliates. Notwithstanding anything to the contrary in this Agreement or otherwise, (a) the Company is the indemnitor of first resort (i.e., the Company’s obligations to each Member Indemnitee are primary and any obligation of such Member or any of its Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by each Member Indemnitee are secondary); (b) the Company will be required to advance the full amount of expenses incurred by each Member Indemnitee and will be liable for the full amount of any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements, or other amounts arising from any and all threatened, pending, or completed claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise to the extent legally permitted and as required by this Article IX, without regard to any rights each Member Indemnitee may have against such Member or Affiliate of such Member; and (c) the Company irrevocably waives, relinquishes, and release such Member and its Affiliates from any and all claims against such Member or Affiliates of such Member for contribution, subrogation, or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary in this Agreement or otherwise, no advancement or payment to such Member or any of its Affiliates on behalf of a Member Indemnitee with respect to any claim for which such Member Indemnitee has sought indemnification or advancement of expenses from the Company will affect the foregoing and such Member and its Affiliates will have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Member Indemnitee against the Company. The Affiliates of any of the Members are express and intended Third Party beneficiaries of this Section 9.4.
Section 9.5    Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court or other governmental authority of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless all Indemnitees from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements, or other amounts arising from any and all threatened, pending, or completed claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity to the full extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable Law.
Section 9.6 Survival.    The provisions of this Article IX shall survive the termination or amendment of this Agreement and are intended to be for the benefit of, and shall be enforceable by, the Indemnitees and their respective successors, heirs, and assigns (which shall be express and intended Third Party beneficiaries).
ARTICLE X
TAXES
Section 10.1    Tax Returns. The Tax Representative shall engage a national accounting firm to prepare and file, or cause to be prepared and filed all federal, state, local, and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns. Not more than ten (10) days after the date on which the Company files its federal income tax return or any state income tax return, a copy of the return so filed shall be furnished to the Members. The Company shall deliver to each Member within seventy-five (75) days after the Company’s fiscal year-end, estimated Schedule K¬1 information. In addition, the Company shall provide, to the extent reasonably available, such other information as a Member may reasonably request for purposes of complying with applicable tax reporting requirements that arises as a result of its Units.
Section 10.2    Tax Elections.
(a)    Notwithstanding anything to the contrary in this Agreement, the Company shall make the following elections on the appropriate tax returns:
(i)    to adopt as the Company’s taxable year the fiscal year ending on December 31;
(ii)    to adopt the accrual method of accounting;
(iii)    if a distribution of the Company’s property as described in Section 734 of the Code occurs or upon a transfer of a Unit as described in Section 743 of the Code occurs, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties, the Company shall not revoke any such election without the prior written consent of all of the Members;
(iv)    in the event of an audit or other tax investigation which results in an imputed underpayment of the Company, a “push out” election in accordance with Section 6226 of the Code; and
(v)    subject to Section 7.4(c)(xv), any other material election (excluding any elections made pursuant to this Section 10.2) that the Tax Representative may deem appropriate.
(b)    Except subject to Section 7.4(b), neither the Company nor any Member shall make an election for the Company to be treated as a corporation for U.S. federal income tax purposes or to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law and no provision of this Agreement shall be construed to sanction or approve such an election.

Section 10.3    Tax Representative.
(a)    The Voyager Member shall serve as the “partnership representative” within the meaning of Section 6223(a) of the Code (the “Tax Representative”), and any similar applicable state or local Law. For each Allocation Year, the Tax Representative shall designate a “designated individual” within the meaning of Treasury Regulations Section 301.6223-1(b)(3) (the “Designated Individual”). Subject to Section 7.4(c)(xv), the Tax Representative and Designated Individual shall have the authority to act on behalf of the Company in any audit or tax-related proceedings brought by other taxing authorities, and the Company and all Members shall be bound by the actions taken by the Tax Representative or the Designated Individual in such capacity.
(b)    The Company shall promptly reimburse the Tax Representative and the Designated Individual for expenses and losses incurred in connection with such Person’s discharge of its obligations as Tax Representative or Designated Individual, as the case may be.
(c)    Each Member agrees to (i) timely provide the Tax Representative or the Designated Individual with any information, statements, or executed Internal Revenue Service forms reasonably requested by the Tax Representative or the Designated Individual and (ii) cooperate with the Tax Representative or the Designated Individual and to do or refrain from doing any or all things reasonably requested by the Tax Representative or the Designated Individual (including paying any and all resulting taxes, additions to tax, penalties, and interest in a timely fashion) in connection with any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings.
ARTICLE XI
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
Section 11.1    Maintenance of Books.
(a)    The Company shall cause a record to be kept that contains the minutes of the proceedings of the meetings and written consents of the Board and of the Members and such books of records and accounts as may be necessary for the proper conduct of the business of the Company.
(b)    Except as otherwise determined by the Board, the books of account of the Company shall be (i) maintained on the basis of a fiscal year that ends on December 31, (ii) maintained on an accrual basis in accordance with GAAP, together with a reconciliation to IFRS if requested by any Member entitled to receive financial statements in accordance with Section 11.2(a), and (iii) audited (solely in accordance with GAAP) by a “big” independent public accounting firm at the end of each fiscal year, which firm shall be designated by the Board.
(c)    The reference currency of the Company shall be in U.S. dollars.
Section 11.2    Reports.
(a)    Financial Reports. The Company shall deliver to the Voyager Member, the Airbus Member, and each Member that, together with its Affiliates, collectively holds a Percentage Interest of at least ten percent (10%), the following financial reports, prepared in accordance with GAAP, together with an unaudited reconciliation to IFRS if requested by such Member:
(i)    as soon as practicable, but in no event later than thirty (30) days following the end of each month, unaudited monthly balance sheets and statements of operation of the Company and its Subsidiaries, together with a comparison to the then applicable Approved Business Plan and Budget;
(ii)    as soon as practicable, but in no event later than forty five (45) days after the close of each Quarter, a report containing unaudited quarterly balance sheets and statements of operation of the Company and its Subsidiaries, prepared in accordance with GAAP, together with a comparison to the then applicable Approved Business Plan and Budget; and
(iii)    as soon as practicable, but in no event later than one hundred and fifty (150) days after the close of each fiscal year, a report containing financial statements of the Company and its Subsidiaries, prepared in accordance with GAAP and audited by the Company’s independent accounting firm.
(b)    Other Financial Reports. The Company shall timely prepare and deliver to any Member, upon reasonable request, such additional financial information as may be required in order for each Member or an Affiliate of such Member to comply with any reporting requirements under (i) the Securities Act and the rules and regulations promulgated thereunder, (ii) the Exchange Act and the rules and regulations promulgated thereunder, and (iii) any national securities exchange or automated quotation system. The reasonable incremental cost to the Company of preparing and delivering such additional financial information, including any required incremental audit fees and expenses, shall be promptly reimbursed to the Company by the Member requesting such reports.
(c)    Other Information. In addition to the foregoing, each of the Voyager Member and the Airbus Member will have access to the books and records of the Company and its Subsidiaries to the fullest extent permitted by applicable Law, and upon reasonable request of the Voyager Member and the Airbus Member, the right to meet with the Management Team.
(d)    The rights of the Members set forth in this Section 11.2 are intended to be the sole information rights of the Members as permitted by Section 18-305(g) of the Delaware Act.
Section 11.3    Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum, or other written instruction.
Section 11.4    Confidential Information.
(a)    Except as permitted by Section 11.4(b), each Member shall (i) keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any Affiliate of such Member, and (ii) use the Confidential Information only in connection with Company matters or the internal affairs of such Member.
(b)    Notwithstanding Section 11.4(a), but subject to the other provisions of this Section 11.4, a Member may make the following disclosures and uses of Confidential Information to the extent not otherwise prohibited by Law:
(i)    disclosures to another Member and to such Member’s Affiliates and its and its Affiliates’ respective Representatives, if any such Person needs to know such information, is informed of the confidential nature of the Confidential Information, and is instructed to keep such Confidential Information confidential in accordance with this Agreement;

(ii)    disclosures to an Affiliate of such Member and to such Member’s and its Affiliates’ respective Representatives, if any such Person needs to know such information, is informed of the confidential nature of the Confidential Information, and is instructed to keep such Confidential Information confidential in accordance with this Agreement;
(iii)    disclosures on a need-to-know basis to (A) a bona-fide potential purchaser of such Member’s Units or the Equity Interests in such Member or its Affiliates or (B) any lender or potential lender to such Member or its Affiliates, in each case, if such Person is subject to a confidentiality agreement with the disclosing Member and the Company obligating such Person to keep such Confidential Information confidential and to use such information only in connection with its consideration, negotiation, and execution of such potential acquisition of financing, as applicable;
(iv)    subject to Section 14.4, disclosures that are required, with respect to a Member or an Affiliate of a Member, pursuant to (A) the Securities Act and the rules and regulations promulgated thereunder, (B) the Exchange Act and the rules and regulations promulgated thereunder, (C) any state securities Laws, (D) any national securities exchange or automated quotation system on which such Member’s or its Affiliates’ Equity Interests are listed or admitted to trading, or (E) a routine audit or examination by any regulator or self-regulatory organization that does not specifically target the Company or any of its Subsidiaries;
(v)    disclosures that a Member or its Affiliates is, in the reasonable judgment of such Member’s outside counsel, legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by applicable Law; provided that, prior to any such disclosure, such Member shall, to the extent legally permissible:
(A)    provide each other Member and the Company with prompt notice of such requirements so that one or more of the Members or the Company may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 11.4(b)(iv);
(B)    consult with each other Member and the Company on the advisability of taking steps to resist or narrow such disclosure;
(C)    cooperate with the Company and with the other Members, at the Company’s expense, in any attempt one or more of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; provided that, in the event such protective order or other remedy is not obtained or the other Members or the Board waives compliance with the provisions hereof, such Member agrees (1) to furnish only that portion of the Confidential Information that, in the advice of such Member’s counsel, such Member is legally required to disclose and (2) to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information; and
(vi)    disclosures otherwise consented to in writing by the Board.

(c)    Notwithstanding anything to the contrary in this Section 11.4 (including Section 11.4(b)), no Member shall make any disclosure of Confidential Information to a Prohibited Person without the prior written consent of the Board.
(d)    Each Member shall take such precautionary measures as may be reasonably required to ensure (and such Member shall be responsible for) compliance with this Section 11.4 by any of its Affiliates and its and their respective Representatives, and any other Persons to whom it may disclose Confidential Information in accordance with this Section 11.4.
(e)    At the request of the Company, a Transferor who has ceased to be Member shall promptly destroy (and provide written confirmation of destruction to the Company signed by an authorized representative of the former Member supervising such destruction), or, at such former Member’s option, return to the Company, all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 11.4, a former Member may retain, but not disclose to any other Person, Confidential Information for the limited purposes of (i) explaining such former Member’s corporate decisions with respect to the Company, (ii) preparing such former Member’s financial statements and tax returns (and defending audits, investigations, and proceedings relating thereto), or (iii) complying with applicable Law, professional standards, or document retention policies; provided that, such former Member shall keep such retained Confidential Information confidential in accordance with the terms of this Section 11.4. The Members understand and agree that a former Member’s computer systems may automatically back up Confidential Information and that, to the extent that such computer back-up procedures create copies of the Confidential Information, such former Member may retain such copies in its archival or back-up computer storage for the period it normally archives backed-up computer records. All Confidential Information retained pursuant to this Section 11.4 shall remain subject to the provisions of this Agreement until it is destroyed and shall not be accessed by the former Member during such period of retention other than as permitted under this Section 11.4 .
(f)    The Members agree that no adequate remedy at Law exists for a breach or threatened breach of any of the provisions of this Section 11.4, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them at Law or in equity, to injunctive relief from any breach or threatened breach of any of the provisions of this Section 11.4 and to specific performance of their rights hereunder.
(g)    The obligations of the Members under this Section 11.4 (including the obligations of any former Member) shall terminate on the earlier of (i) the second anniversary of the end of the term of the Company or (ii) the second anniversary of the date on which such Member or any of its Affiliates is no longer a Member; provided, however, that such obligations with respect to any Confidential Information that is a trade secret shall survive until such time as such Confidential Information is not a trade secret under applicable Law.
(h)    Notwithstanding anything to the contrary in this Agreement, each of the Voyager Member and the Airbus Member shall have the right, in connection with a proposed or prospective Transfer or other disposition of such Units (or a proposed or prospective Change in Control) to require the Company and its Subsidiaries and its and their respective officers, employees, advisors, and other Representatives to cooperate fully with potential acquirors in any such proposed or prospective Transfer, disposition or Change in Control by taking all customary and other actions reasonably requested, including making the Company’s properties, books and records, and other assets reasonably available for inspection by such potential acquirors, establishing a physical or electronic data room including materials customarily made available to potential acquirors in connection with such processes, and being reasonably available for presentations, interviews, and other diligence activities, in each case subject to reasonable and customary confidentiality provisions. The Company shall provide assistance with respect to these actions as reasonably requested by such Members.
ARTICLE XII
DISSOLUTION, WINDING UP, TERMINATION AND CONVERSION
Section 12.1    Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon:
(a)    an election to dissolve the Company by the Board in accordance with
Section 7.4(c)(xii);
(b)    an election to dissolve the Company by the Voyager Member or the Airbus Member within thirty (30) days following the occurrence of a Dissolution/Sale Trigger Event (provided that (i) none of the Voyager Member, the Airbus Member nor the Company has exercised its right to initiate a Company Sale pursuant to Section 4.3 prior to any such election and (ii) neither such Member has exercised its call right pursuant to Section 4.6(a) prior to any such election);
(c)    the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or
(d)    at any time there are no Members, unless the Company is continued without dissolution in accordance with the Delaware Act.
Section 12.2    Liquidator. Upon dissolution of the Company, the Board shall select one or more Persons to act as liquidator of the Company (the “Liquidator”). The Liquidator (if other than a Director) shall be entitled to receive such compensation for its services as may be approved by the Board. Except as expressly provided in this Article XII, the Liquidator selected in the manner provided herein shall have and may exercise, without further authorization or consent of any of the Members, all of the powers conferred upon the Board under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.
Section 12.3    Liquidation. The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:
(a)    The assets may be disposed of by public or private sale (including to a Member or its Affiliates) or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any other property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 12.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or certain of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b)    For the avoidance of doubt, the liabilities of the Company may include amounts owed to the Liquidator as compensation for serving in such capacity and amounts owed to Members otherwise than in respect of their distribution rights under Section 6.1. With respect to any liability that is contingent, conditional, or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.
(c)    Except as otherwise provided in Section 12.3(a), all property and all cash in excess of that required to discharge liabilities as provided in Section 12.3(b) shall be distributed to the Members in accordance with Section 6.1(b).
Section 12.4    Certificate of Cancellation. Upon the completion of the distribution of the Company’s cash and property as provided in Section 12.3 in connection with the liquidation of the Company, the Company shall be terminated and the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled, and such other actions shall be taken as may be necessary to terminate the Company.
Section 12.5    Return of Contributions. It is expressly understood that the return of any Capital Contributions of the Members shall be made solely from Company assets.
Section 12.6    Waiver of Partition. To the maximum extent permitted by applicable Law, each Member hereby irrevocably waives during the term of the Company any right that it may have to maintain any action to partition any property of the Company.
Section 12.7    Capital Account Restoration. No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.
Section 12.8    Assignment of Company Foreground IPR upon Dissolution.
(a)    Assignment to the Remaining IP Members. To the extent permitted by applicable Law and subject to all licenses granted to other Persons, and subject to the CDFF SAA and any other contractual obligations to Third Parties, upon the dissolution and winding up of the Company, the Company shall assign (and hereby does assign) all of its right, title and interest in and to all Company Foreground IPR and the IPR Ancillary Rights related thereto (all such assigned rights, the “Joint IPR”), which for the avoidance of doubt shall not include or be accompanied by any rights to any Airbus Background IPR or Voyager Background IPR, to the Members that hold Units in the Company as of the date of dissolution and winding up and have entered into IP Agreements with the Company (such Members, the “Remaining IP Members”), such that each Remaining IP Member shall have an undivided joint interest in the Joint IPR. If either the Airbus Member or the Voyager Member withdraws from the Company pursuant to Section 3.3 or Section 4.5, the Airbus Member Transfers its Units and assigns the rights, privileges or other entitlements thereto pursuant to Section 4.1(e) (which assignment, for the avoidance of doubt, shall be subject to the limitations set forth in Section 4.1(e)), or if an additional Person becomes a Member of the Company, the Members agree to amend this Section 12.8 to account for such change.
(b)    Prosecution of Patent Applications included in the Joint IPR. Following an assignment of Joint IPR to the Remaining IP Members, the Airbus Member will have the right to prosecute and maintain each patent and patent application included in the Joint IPR (the “Joint Patents”) in the names of both Remaining IP Members, and the Voyager Member will reimburse the Airbus

Member for one-half of the costs and fees associated with prosecution and maintenance; or, if the Voyager Member elects not to reimburse the Airbus Member, it will assign its interest in such Joint Patent to the Airbus Member (subject to a non-exclusive, irrevocable, fully paid-up license under such patent or patent application to the Voyager Member and its Affiliates to make, have made, use, sell, offer for sale, import products and services and to otherwise use and exploit such patent or patent application in the relevant jurisdiction). If the Airbus Member elects not to prosecute or maintain any Joint Patent, the Airbus Member will provide prompt notice to the Voyager Member (sufficient to enable to take over prosecution or maintenance without prejudice), and the Voyager Member shall have the right to do so, in which case the Airbus Member will reimburse the Voyager Member for one-half of the costs and fees associated with prosecution and maintenance; or, if Airbus Member elects not to reimburse the Voyager Member, it will assign its interest in such Joint Patent to the Voyager Member (subject to a non-exclusive, irrevocable, fully paid-up license under such patent or patent application to the Airbus Member and its Affiliates to make, have made, use, sell, offer for sale, import products and services and to otherwise use and exploit such patent or patent application in the relevant jurisdiction). The Remaining IP Member prosecuting and maintaining any Joint Patent may request reasonable assistance from the other Remaining IP Member in connection therewith. The prosecuting Remaining IP Member shall keep the other Remaining IP Member informed of the status of, and of all material issues arising in connection with, such prosecution and maintenance. The other Remaining IP Member shall have the right to consult in such prosecution and maintenance, it being understood that the prosecuting Remaining IP Member shall have final authority to make all decisions in connection therewith.
(c)    Patent Applications Deriving Priority from Joint Patents. Each Remaining IP Member will notify the other Remaining IP Member in writing in the event that it desires to apply for any patent that derives priority from any Joint Patents (such as continuations, divisionals and foreign counterparts). The other Remaining IP Member will respond promptly, providing notice as to whether or not it will join in such application. If the other Remaining IP Member elects not to join in the application for such a patent, the Remaining IP Member desiring to apply for such patent may prepare, file, prosecute and maintain it in its sole name and at its sole expense. In the event that both Remaining IP Members agree to apply for such a patent, such patent application and any resulting patent shall be deemed to be a Joint Patent and the Airbus Member will have the right to prepare, file, prosecute and maintain it in the names of both parties, in consultation with the Voyager Member, and the Voyager Member will reimburse the Airbus Member for one-half of the costs and fees associated with such preparation, filing, prosecution and maintenance; or, if the Voyager Member thereafter elects not to reimburse the Airbus Member, it will assign its one-half interest to the Airbus Member (subject to a non-exclusive, irrevocable, fully paid-up license under such patent or patent application to the Voyager Member and its Affiliates to make, have made, use, sell, offer for sale, import products and services and to otherwise use and exploit such patent or patent application in the relevant jurisdiction). If the Airbus Member elects not to prepare, file, prosecute or maintain any such patent application or patent, the Airbus Member will provide prompt notice to the Voyager Member (sufficient to enable to take over prosecution or maintenance without prejudice), and the Voyager Member shall have the right to do so, in consultation with the Airbus Member, in which case the Airbus Member will reimburse the Voyager Member for one-half of the costs and fees associated with such preparation, filing, prosecution and maintenance; or, if the Airbus Member thereafter elects not to reimburse the Voyager Member, it will assign its interest in such patent or patent application to the Voyager Member (subject to a non-exclusive, irrevocable, fully paid-up license under such patent or patent application to the Airbus Member and its Affiliates to make, have made, use, sell, offer for sale, import products and services and to otherwise use and exploit such patent or patent application in the relevant jurisdiction). In any event, regardless of whether such a patent or patent application is a Joint Patent, the Remaining IP Member preparing, filing, prosecuting or maintaining any such patent application or patent may request reasonable assistance from the other Remaining IP Member in connection therewith.
(d)    Infringement of Joint IPR. Notwithstanding anything to the contrary in Section 13.2, in the event that either Remaining IP Member becomes aware of any third-party infringement, misappropriation or other violation of any Joint IPR, it shall promptly notify the other Remaining IP Member (the “Infringement Notice”). The Remaining IP Member issuing the Infringement Notice shall have the primary right, but not the obligation, to commence, prosecute and fully control any action or proceeding with respect to such infringement (the “Enforcement Action”), at its expense, by counsel of its choice and in the country/forum of its choice. Unless otherwise agreed by the Remaining IP Members, if the Remaining IP Member with the primary right to commence the Enforcement Action does not either commence such Enforcement Action, as described in the prior sentence, or persuade the alleged infringer to desist within a period of one hundred twenty (120) days after first learning of such infringement, the other Remaining IP Member shall have the right to commence, prosecute and control, at its expense, any such Enforcement Action by counsel of its choice and in the country/forum of its choice. Furthermore, if the Remaining IP Member commencing an Enforcement Action does not bring such Enforcement Action in a country or forum in which the other Remaining IP Member reasonably believes that it has an actionable claim, the other Remaining IP Member shall have the right to commence an Enforcement Action in such country or forum. The Remaining IP Member commencing an Enforcement Action (the “Prosecuting Party”) shall have the right to enter into a settlement, consent judgment or other voluntary final disposition of any Enforcement Action, provided that such settlement, consent judgment or other voluntary final disposition shall be binding upon the non-prosecuting Remaining IP Member (the “Non-Prosecuting Party”) only if (i) it includes an unconditional release of the Non-Prosecuting Party from any claims that the defendant in the Enforcement Action may have against the Non-Prosecuting Party, or (ii) the Non-Prosecuting Party consents in writing, which consent shall not be unreasonably withheld or delayed. The Prosecuting Party may join the Non-Prosecuting Party as a party plaintiff upon request of the Prosecuting Party in any such Enforcement Action, provided that the Non-Prosecuting Party is represented in such Enforcement Action at the Prosecuting Party’s expense. The Non-Prosecuting Party shall give the Prosecuting Party reasonable assistance and authority to file and to prosecute such Enforcement Action on its behalf at the Prosecuting Party’s expense. The Prosecuting Party shall indemnify and defend the Non-Prosecuting Party from and against any and all counterclaims brought by the defendant in the Enforcement Action that relate to the Joint IPR that is being asserted (including any counterclaims that such Joint IPR is invalid or unenforceable, or that the enforcement of such Joint IPR is an antitrust violation). Unless otherwise agreed by the Remaining IP Members, any damages or other monetary awards recovered in such Enforcement Action shall be distributed as follows: (1) the proceeds shall first be used to reimburse the Remaining IP Members equally for their out-of-pocket costs and expenses (including reasonable attorney’s fees) of such Enforcement Action, until at least one of the Remaining IP Members has fully recovered such out-of-pocket costs and expenses; (2) the proceeds shall then be used to reimburse any remaining out-of-pocket costs and expenses of the other Remaining IP Member, if any; and (3) any remaining balance shall be distributed to the Prosecuting Party.
(e)    Assignment, Licensing and Encumbering the Joint IPR. Each of the Remaining IP Members shall have the right to freely assign its interest in the Joint IPR, subject to any licenses or other rights granted hereunder. Each of the Remaining IP Members shall have the right to license the Joint IPR to Affiliates and Third Parties, without accounting to the other Remaining IP Member; provided any license to a Third Party that is an accused infringer in connection with a pending or threatened Enforcement Action shall be subject to the consent of the Remaining IP Member issuing the Infringement Notice (or the Prosecuting Party, if different). Each of the Remaining IP Members shall have the right to grant a security interest, or otherwise encumber its interest, in the Joint IPR (subject to the rights and licenses granted hereunder); provided that such Remaining IP Member shall not grant or purport to grant a security interest in or otherwise encumber the interest of the other Remaining IP Member in the Joint IPR.
(f)    Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 12.8 shall not apply to any Member that has withdrawn from the Company pursuant to Section 4.5, and such Member shall have no rights or obligations under this Section 12.8 from and after such withdrawal.
Section 12.9    Assignment of Trademarks upon Dissolution. If, upon the dissolution and winding up of the Company, the Company owns any Trademarks that were contributed to the Company by a Member, the Company will assign (and hereby does assign) all of its right, title and interest in and to such Trademark to the Member that contributed them, in each case to the extent permitted by Law and subject to the CDFF SAA and any other contractual obligations to Third Parties.
ARTICLE XIII
APPLICABLE LAW; DISPUTE RESOLUTION
Section 13.1    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, in each case without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 13.2    Dispute Resolution.
(a)    Except for Enforcement Actions as contemplated by Section 12.8(d) and for Deadlocks as contemplated by Section 7.4(e), if a dispute arises out of or relating to this Agreement and a Member desires to initiate the dispute resolution process, such Member shall first give notice to the Company and the other Members explaining in detail the dispute and the value of the Loss (if applicable). In the event that mutual agreement cannot be reached within thirty (30) days after receipt of such notice, the respective positions of the Members shall be forwarded to a member of each Member’s senior management for discussion and an attempt shall be made by these persons to reach mutual agreement within a further fifteen (15) days. If the Members’ senior management members are not able to reach agreement within such period, the dispute shall be submitted to each Member’s chief executive officer who shall attempt to resolve the dispute within a further period of ten (10) days. To increase the probability of an expeditious resolution of the dispute, the Members’ senior management members and chief executive officers as appropriate may meet during these periods and have each side present its position and reasoning directly to them at such meeting.
(b)    If the Members are unable to resolve any dispute arising out of or relating to this Agreement pursuant to Section 13.2(a), then either Member may refer such dispute for settlement under the Rules of Arbitration of the International Chamber of Commerce (ICC) by three (3) arbitrators. The International Bar Association (IBA) Rules on the Taking of Evidence in International Arbitration, as in existence on the date hereof, shall apply. The arbitration proceedings shall be held in New York City, United States of America, and shall be in English. The arbitration resolution shall be final and binding upon the Members and judgment may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(c)    The Members undertake to keep confidential all awards in their arbitration proceedings, together with all materials in the arbitration proceedings and all other documents produced by another Member in such proceedings not otherwise in the public domain, except to the extent that disclosure may be required of a Member by law, to protect or pursue a legal right, or to enforce or challenge an award in bona fide legal proceedings before a court or other judicial authority.
(d)    To the extent that any Member has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to itself or its property, such Member hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.
(e)    Each of the parties hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to trial by jury in respect of any claim, demand, action, or cause of action based on, or arising out of, under or in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, or any course of conduct, course of dealing, verbal or written statement or action of any other party, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.
(f)    Each Member certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth in this Section 13.2.
(g)    Notwithstanding the foregoing, any Member may apply for injunctive or other equitable relief in accordance with Section 13.3 without complying with the foregoing process.
Section 13.3    Specific Performance. Each Member acknowledges and agrees that the transactions contemplated by this Agreement are unique and that if a Member breaches this Agreement, the Company and the other Members would be damaged irreparably and money damages would be inadequate and that the Company and the non-breaching Members would have no adequate remedy at Law. Accordingly, a non-breaching Member shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights hereunder and the other Members’ obligations hereunder, as the case may be, not only by action for damages but also by action for specific performance, injunctive, or other equitable relief.
Section 13.4    Limitation on Damages. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, AND IN ADDITION TO ALL OTHER LIMITATIONS OF LIABILITY CONTAINED IN THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL ANY MEMBER, OR ITS AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE EQUITYHOLDERS, MEMBERS, PARTNERS, MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, CONSULTANTS, AGENTS, OR OTHER REPRESENTATIVES, BE RESPONSIBLE OR LIABLE FOR, AND NO SUCH PERSONS SHALL BE ENTITLED TO SEEK OR RECOVER, ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECULATIVE, REMOTE, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES RELATED TO DIMINUTION IN VALUE, LOST BUSINESS, LOST PROFITS, LOST REVENUE, LOST INCOME, LOSS OF USE OR BUSINESS REPUTATION, GOODWILL OR OPPORTUNITY, LOSS OF DATA, FAILURE TO REALIZE SAVINGS OR BENEFITS, OR ANY DAMAGES BASED ON OR MEASURED BY ANY TYPE OF MULTIPLE), ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, EXCEPT, IN EACH CASE, (A) TO THE EXTENT ANY SUCH DAMAGES OR LOSSES CONSTITUTE DIRECT DAMAGES, WHICH, FOR THE AVOIDANCE OF DOUBT, ARE NOT SUBJECT TO ANY

WAIVERS HEREIN, (B) ANY DAMAGES ARISING OUT OF OR RESULTING FROM COMMON LAW FRAUD, OR (C) TO THE EXTENT ANY SUCH DAMAGES ARE INCLUDED IN ANY THIRD PARTY CLAIM AGAINST A PERSON EXPRESSLY ENTITLED TO INDEMNIFICATION FROM THE COMPANY UNDER THIS AGREEMENT.
ARTICLE XIV
GENERAL PROVISIONS
Section 14.1    Expenses. Except as may be otherwise specified in this Agreement, all costs and expenses in connection with this Agreement, shall be borne by the Member incurring such costs; provided, however, that (i) all reasonable out of pocket costs and expenses incurred by each of the Airbus Member and the Voyager Member, as applicable, through the Novation Date with respect to outside advisers (including fees and disbursements of counsel, financial advisors, and accountants) in connection with the formation of the Company, its Subsidiaries and the German JV, that certain non-binding joint venture term sheet entered into as of June 16, 2023, the Framework Agreement and the Transaction Documents shall be reimbursed by the Company from Available Cash, in the case of the Voyager Member, to the Voyager Member up to a cap of [***] and in the case of Airbus Member, to the Airbus Member up to a cap of [***] and (ii) all other third party costs and expenses incurred by the Company associated with the formation of the Company and its Subsidiaries shall be borne pro rata by the Members in accordance with their Pro-Rata Shares.
Section 14.2    Notices.
(a)    Any notice, request, claim, demand, report, other materials, or other communications required or permitted to be given or made to the Company or a Member under this Agreement shall be in writing and shall be given or made by delivery in person, by a nationally recognized overnight courier service, with all fees prepaid and receipt requested, or by electronic mail to the respective Person at the address set forth on Exhibit A (or at such other address for a Member as shall be specified in a notice given in accordance with this Section 14.2).
(b)    Any such notice, request, claim, demand, report, other materials or other communication shall be deemed to have been given: (i) if delivered by hand, when delivered, (ii) if delivered by a nationally recognized overnight courier, upon delivery to the addressee, or (iii) if delivered by electronic mail, (A) on the date delivered, if delivered during the recipient’s normal business hours, or (B) on the next Business Day, if delivered after the recipient’s normal business hours; provided that, an affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 14.2 executed by the Company or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.
(c)    Any notice to the Company shall be deemed given if received by the Company at the principal office of the Company designated pursuant to Section 2.3. The Company may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.
(d)    The terms “in writing”, “written communications”, “written notice”, and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.
Section 14.3    Offset. Whenever the Company is required to pay any sum to any Member, including in connection with distributions pursuant to Section 6.1 but excluding pursuant to Section 6.2,

any amounts that Member owes the Company, as determined by the Board, may be deducted from such sum before payment or distribution, as applicable.
Section 14.4    Public Announcements. Except as required by applicable Law or to comply with any accounting, stock exchange, or securities Law requirements, no Member shall or shall permit its Affiliates to, release any press release or other statement to the general public regarding any Confidential Information of the Company or any of its Subsidiaries without the prior consent of the Board (not to be unreasonably withheld, conditioned or delayed); provided that, any use of a Member’s name or the name of such Member’s Affiliates in any such press release or other statement shall require the prior written approval of such Member unless such information is already publicly disclosed; provided further that, after the issuance or publication of any public statement made in accordance with the foregoing, the Members and their Affiliates shall be free to make public statements regarding such details and information publicly disclosed, including by making reference to such details in such Member’s or its Affiliates’ respective company materials, blogs, social media accounts, websites, and other publications. If a public announcement or communication is required by Law or to comply with the rules of any stock exchange upon which a Member’s or its Affiliates’ capital stock is traded, such Member will, to the extent practicable and legally permitted, (a) provide a copy of such public statement to the Board before such public statement is made to allow the Company to comment upon such public statement and (b) consider in good faith the reasonable comments of the Board which shall use commercially reasonable efforts to respond promptly to review, comment on and approve such public statement.
Section 14.5    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any Law or as a matter of public policy, such term or provision will be modified to the greatest extent legally possible so that the intent of this Agreement may be legally carried out and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Member. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Members shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Members as closely as possible in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
Section 14.6    Entire Agreement. This Agreement constitutes the entire agreement among the Company and the Members with respect to the subject matter contained herein and supersedes all prior agreements undertakings and understandings, both written and oral, among or on behalf of the Company and the Members, with respect to such subject matter, including the Framework Agreement. Further, the Members each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiation, and the Members specifically acknowledge that no Member has any special relationship with another Member that would justify any expectation beyond that of ordinary parties in an arm’s length transaction.
Section 14.7    Third-Party Beneficiaries. Each Member agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a Third Party beneficiary hereto with respect to those provisions in Article IX of this Agreement affording a right, benefit, or privilege to such Indemnitee, (b) any Affiliate of any Member shall be entitled to assert rights and remedies hereunder as a Third Party beneficiary hereto with respect to those provisions in Section 9.4 of this Agreement affording a right, benefit, or privilege to such Member, and (c) Directors and Officers of the Company shall be entitled to assert rights and remedies hereunder as a Third Party beneficiary hereto with respect to those provisions in this Agreement affording a right, benefit, or privilege to such Directors and Officers. Except as expressly provided by the foregoing, this Agreement is for the sole benefit of the Members and their permitted successors and permitted assigns, and nothing in this Agreement is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever.
Section 14.8    Amendment.
(a)    Except as provided in Section 14.8(b), this Agreement shall not be altered modified or changed except by a written amendment approved by the Board acting in respect of a Major Decision; provided that, (i) any such amendment that disproportionately adversely affects any Member, in its capacity as such, as compared to the impact of the amendment on other Members holding the same class of Units, in their capacities as such, will require the consent of such disproportionately adversely affected Member, (ii) any such amendment that disproportionately adversely affects the Members holding any class of Units, in their capacities as such, as compared to the impact of the amendment on the Members holding a different class of Units, in their capacities as such, will require the consent of the Members holding a majority of the outstanding Units of such disproportionately adversely affected class, and (iii) any such amendment that would constitute a Reserved Matter will require the consent of the Airbus Directors (so long as such Reserved Matters are in effect); and provided, further that the same approvals shall be applicable to a waiver of any provision of this Agreement (effectively treating a waiver of any provision as an amendment applicable only in one specific instance).
(b)    The Board may make any amendment to this Agreement and Exhibit A to the extent necessary, and subject to Section 14.8(a)(i) and (ii), to (i) reflect any issuance of additional Units or other Equity Interests, any redemption or purchase of Units or other Equity Interests, or any other change in the Units, Percentage Interest, or other Equity Interests (including, for the avoidance of doubt, through Capital Contributions), in each case as provided herein or otherwise pursuant to the terms hereof, or (ii) make administrative changes that do not adversely impact any Member’s rights under this Agreement or the value of the Company.
(c)    The waiver or failure to require the performance of any covenant or obligation contained in this Agreement or to pursue remedies for breach of this Agreement does not waive a later breach of that covenant or obligation.
Section 14.9    Further Assurances. Each of the Members shall, subject to the terms and conditions of this Agreement, execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and to give effect to the transactions contemplated hereby.
Section 14.10    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns.
Section 14.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by portable document format (.pdf) or electronically using DocuSign, AdobeSign, or other digital signature provider shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 14.12    Time of the Essence. Time is of the essence in this Agreement.

Section 14.13    No Waiver. No course of dealing, delay, failure, or omission on the part of the Company or any Member in exercising any right, power, remedy, or privilege under this Agreement or under any other documents furnished in connection with or under this Agreement or otherwise available to such Person under applicable Law shall impair any such right, power, remedy, or privilege, or affect the right of such Person thereafter to exercise the same, or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power, remedy, or privilege shall preclude the further exercise of such right, power, remedy, or privilege, or the exercise of any other right, power, remedy, or privilege. Any extension of time or other indulgence granted to any Member under this Agreement shall not otherwise alter or affect any power, remedy, or right of the Company or any other Member, or the obligations of the Member to whom such extension or indulgence is granted. The failure at any time of the Company or any Member to require performance by another Member of any responsibility or obligation in this Agreement shall not affect the full right to require such performance at any time thereafter, nor will the waiver by the Company or any Member of a breach of any provision of this Agreement by the Company or another Member constitute a waiver of any succeeding breach of the same or any other obligation itself. No waiver shall be valid against the Company or any Member unless made in writing and signed by Person against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.
Section 14.14    Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.
[Signature page follows.]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the Effective Date.

MEMBERS:

VOYAGER MEMBER:

VOYAGER SPACE HOLDINGS, INC.

By:
Name:	Thomas E. Ayres
Title:	Chief Legal Officer

AIRBUS MEMBER:

AIRBUS U.S. SPACE & DEFENSE, INC.

By:
Name:	Robert A. Geckle, Jr.
Title:	Chief Executive Officer
[Signature Page to Second Amended and Restated Limited Liability Company Agreement of Starlab Space LLC]

Appendix A
Definitions
“Accredited Investor” means an “accredited investor”, as such term is defined in Regulation D of the Securities Act.
“Additional Cash Funding” means any cash contributed to the Company by the Voyager Member on the Novation Date in excess of the cash described in paragraph 2 of the Voyager Contribution Schedule that is contributed to the Company on the Novation Date; provided, however, that Additional Cash Funding shall not include the cash proceeds of any Funded Grant Programs contributed by the Voyager Member to the Company on the Novation Date pursuant to Section 5.3(c) and for which Class A-1 Units are issued to the Voyager Member in exchange therefor.
“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:
(a)    increase such Capital Account by the amount that such Member is obligated to restore to the Company (pursuant to this Agreement or Treasury Regulations Section 1.704-1(b)(2)(ii)(c)) or is deemed obligated to restore as described in the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), after taking into account thereunder any changes during such year in Company Minimum Gain (in accordance with Treasury Regulations Section 1.704-2(b)) and in Member Nonrecourse Debt Minimum Gain (in accordance with Treasury Regulations Section 1.704-2(i)); and
(b)    decrease such Capital Account by such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).
The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Allocation Year.
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such specified Person; provided that, neither the Company nor any Subsidiary of the Company shall be considered an Affiliate of any Member or such Member’s Affiliates. For the avoidance of doubt, an Affiliate of a Member may include a joint venture in which a Member has at least a 50% interest or other entity which is less than majority-owned but which, in any such case, otherwise Controls, is Controlled by, or is under common Control with such Member.
“Affiliate Transaction” means any agreement or transaction between (a) a Member or an Affiliate of a Member, on the one hand, and (b) the Company or any of its Subsidiaries, on the other hand, but shall not include any Excluded Affiliate Transaction.
“Agreement” is defined in the introductory paragraph, as the same may be amended from time to time.
“Airbus” means Airbus U.S. Space & Defense, Inc., a Delaware corporation.
Appendix A – Page 1

“Airbus Background IPR” means any IPR (other than Trademarks) (i) owned by (or licensed to, to the extent sublicensable) Airbus or its Affiliates prior to entry into the Airbus Station System Integration Support Subcontract, or (ii) acquired, generated or developed by Airbus or its Affiliates at any time independently from the execution or performance by Airbus or its Affiliates as contractor of the Airbus Station System Integration Support Subcontract and any other Station Subcontracts with Airbus, in each case that is (x) disclosed or otherwise provided by Airbus or its Affiliates, or contained in any deliverable provided by Airbus or its Affiliates, under or in connection with the Airbus Station System Integration Support Subcontract to the Company or any of its Subsidiaries for use by the Company or any of its Subsidiaries (or to Voyager or its Affiliates prior to contribution of the Airbus Station System Integration Support Subcontract to the Company pursuant to Section 5.2 of this Agreement), or (y) otherwise necessary to use the Airbus Station Subcontract IPR.
“Airbus Director” is defined in Section 7.2(b)(ii).
“Airbus Member” means Airbus and any other Person that is an Affiliate of Airbus that becomes a Member in accordance with this Agreement.
“Airbus Station Subcontract IPR” means any IPR (other than Trademarks and Airbus Background IPR) acquired, generated or developed, either prior to or after the Effective Date, during and as part of the performance by Airbus or its Affiliates as contractor under the Airbus Station System Integration Support Subcontract or any other Station Subcontracts between the Company and Airbus, whether individually or jointly with any other person, that is (x) disclosed or otherwise provided by Airbus or its Affiliates, or contained in any deliverable provided by Airbus or its Affiliates, under or in connection with the Airbus Station System Integration Support Subcontract to the Company or any of its Subsidiaries thereunder for use by the Company or any of its Subsidiaries (or to Voyager or its Affiliates prior to novation of the Airbus Station System Integration Support Subcontract to the Company), or (y) otherwise necessary to use the Company Foreground IPR.
“Airbus Station System Integration Support Subcontract” means the Nanoracks-Airbus Starlab Contracts for the support of Nanoracks in its Starlab Development Programme until System Requirements Review Dec. 2022 (Ref. N° NR-STARLAB-0002) and until CDR (Ref. N° NR-STARLAB-0003) signed July 2023, plus an authorization to proceed (ATP) signed in July 2023 making available Airbus’ expertise in system engineering and integration for the period defined therein.
“Allocation Year” means (a) the Company’s taxable year for U.S. federal income tax purposes, or (b) any portion of the period described in clause (a) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, deduction, or credit for U.S. federal income tax purposes.
“Annual Business Plan and Budget” is defined in Section 7.11(b).
“Applicable Anti-Corruption Laws” means any applicable laws, regulations, or conventions in any part of the world related to (a) combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, the UN Convention Against Corruption, the UK Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977, and (b) terrorism or money laundering, including, the European Union Money Laundering Directives; in the United States, the Executive Order and statutes authorizing the establishment of trade and economic sanctions programs enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the Bank Secrecy Act of 1970 and the PATRIOT Act.
Appendix A – Page 2

“Appraiser” is defined in Section 4.4(f).
“Approved Business Plan and Budget” means the Effective Date Business Plan and Budget and the Novation Date Business Plan and Budget and any Annual Business Plan and Budget, in any such case that is then in effect and approved by the Board in accordance with this Agreement, as the same may be amended from time to time in accordance with this Agreement.
“Approved Sale” is defined in Section 4.3(a).
“Assignment and Assumption Agreements” is defined in Section 5.2(b).
“Assignment of Equity Interests Agreement” is defined in Section 5.2(b).
“Assumed Tax Liability” means, with respect to any Member for any Allocation Year, the product of:
(a)    The Company’s U.S. federal taxable income allocated or to be allocated to such Member for federal, state, or local income tax purposes for such Allocation Year, less (i) the U.S. federal taxable loss allocated or to be allocated by the Company to such Member for such Allocation Year, and (ii) any U.S. federal taxable loss allocated by the Company to such Member for any prior Allocation Year which has not been offset by subsequent allocations of taxable income (taking into account for purposes of this clause (a), any applicable limitations on the deductibility of capital losses, interest expense and other relevant limitations on deductions) and for the avoidance of doubt taking into account any allocations made pursuant to Section 704(c) of the Code, and any adjustments made pursuant to Section 734(b) of the Code and Section 743(b) of the Code; multiplied by
(b)    the highest applicable U.S. federal, state and local income tax rate applicable to a corporation doing business or individual residing in New York with respect to the character of U.S. federal taxable income or loss allocated by the Company to such Member for such Allocation Year.
“Available Cash” means, as of any date of determination by the Board, cash, and cash equivalents of the Company less the amount of any cash reserves reasonably established by the Board to meet any liabilities or proposed expenditures of the Company and its Subsidiaries, including, without duplication, reasonable reserves for future approved capital expenditures, future or contingent liabilities, anticipated future credit needs of the Company and its Subsidiaries, debt service and repayments, amounts payable to suppliers and for three (3) months of working capital.
“Bankrupt” means, with respect to any Person, that: (a) such Person institutes a voluntary case seeking liquidation or reorganization under applicable bankruptcy Laws or consents to the institution of an involuntary case thereunder against it; (b) such Person files a bankruptcy petition, answer, or consent or otherwise institutes any similar Proceeding under any other applicable federal, state, or other applicable Law, or consents thereto; (c) such Person applies for, or by consent there is appointed, a receiver, liquidator, sequestrator, trustee, or other officer with similar powers for such Person or any substantial part of its assets; (d) such Person makes an assignment for the benefit of creditors; (e) an involuntary case is commenced seeking the liquidation or reorganization of such Person under applicable bankruptcy Law or any similar Proceeding is commenced against such Person under any other applicable federal, state, or other applicable Law and (i) the petition commencing such involuntary case is not timely controverted; (ii) the petition commencing such involuntary case is not dismissed within sixty (60) days of its filing; (iii) an interim trustee is appointed to take possession of all or a portion of the property, or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) days; or
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(iv) an order for relief is issued or entered therein; (f) a decree or order of a court of competent jurisdiction is entered for the appointment of a receiver, liquidator, sequestrator, trustee, or other officer having similar powers of such Person or of all or a part of its property; or (g) any other similar relief is granted against such Person under any federal, state, or other applicable Law.
“Board” means the board of directors of the Company.
“Breaching Member Event” is defined in Section 4.4(a).
“Budget Threshold” is defined in Section 7.4(c)(v).
“Business Day” means any day, other than a Saturday, a Sunday, or other day on which banks are authorized to be closed in Denver, Colorado.
“Call Exercise Period” is defined in Section 4.4(b)(i).
“Called Member” is defined in Section 4.6(a)(i).
“Calling Member” is defined in Section 4.4(b)(ii).
“Capital Account” is defined in Section 5.7(a)(i).
“Capital Call Amount” is defined in Section 5.3(b).
“Capital Call Date” is defined in Section 5.3(b).
“Capital Call Notice” is defined in Section 5.3(a).
“Capital Contribution” means, with respect to any Member, the total amount of cash and, to the extent permitted herein, the initial Gross Asset Value of any property contributed (or deemed contributed) to the Company by such Member.
“Capital Contribution Shortfall” is defined in Section 5.4(a).
“Capital Contribution Shortfall Amount” is defined in Section 5.4(a).
“CDFF Program” means NASA’s Commercial Destinations-Free Flyer program.
“CDFF SAA” means the Space Act Agreement awarded by NASA to an Affiliate of the Voyager Member on December 1, 2021, as subsequently amended and modified on November 14, 2022, September 30, 2023 and October 4, 2023.
“CDR” means critical design review, a milestone in the Space Station design and development process, which will be deemed achieved for each generation of Space Station design and development upon NASA’s payment of the invoice submitted by the Company or its applicable Subsidiary in respect of such milestone.
“Certificate of Formation” is defined in the Recitals to this Agreement.
“CFIUS” is defined in Section 3.5(c).
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“Change in Control” means, with respect to any Person, a direct or indirect change in Control of such Person (including by realization upon any Encumbrance, by merger, division, consolidation or other business combination or otherwise by operation of Law or by judgment, levy, attachment, garnishment, bankruptcy, or other legal or equitable proceedings, sale of Equity Interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees.
“Chief Executive Officer” means the chief executive officer of the Company.
“Chief Financial Officer” means the chief financial officer of the Company.
“Class A Unit” means a Class A-1 Unit or a Class A-2 Unit.
“Class A-1 Unit” means a Unit having the rights and obligations specified with respect to a “Class A Unit” and a “Class A-1 Unit” in this Agreement.
“Class A-2 Unit” means a Unit having the rights and obligations specified with respect to a “Class A Unit” and a “Class A-2 Unit” in this Agreement.
“Class M Unit” means a Unit having the rights and obligations specified with respect to a “Class M Unit” in this Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Commissioning Date” means the date on which commencement of on orbit operation of the GEN-1 Space Station occurs.
“Common Member” means a Member holding Class A-1 Units, Class A-2 Units or Class M Units.
“Common Unit” means a Class A-1 Unit, Class A-2 Unit or Class M Unit.
“Company” is defined in the introductory paragraph.
“Company Foreground IPR” means the Voyager Contributed IPR and any IPR (other than Trademarks, Airbus Background IPR, Voyager Background IPR, Airbus Station Subcontract IPR and Voyager Station Subcontract IPR) that is (i) acquired, generated or developed by the Company or any of its wholly owned Subsidiaries, including through efforts of its or their personnel or consultants (including, for the avoidance of doubt, seconded employees of the Members or their respective Affiliates), in each case, whether individually or jointly with any other person, or (ii) assigned or licensed to the Company or any of such wholly owned Company Subsidiaries, including under contracts (other than the Station Subcontracts) to which the Company or any of such wholly owned Company Subsidiaries is a party [***] For the avoidance of doubt, once any IPR is owned by the Company whether pursuant to development, agreement or otherwise (including Station Subcontract IPR that is assigned to the Company), such IPR will be considered Company Foreground IPR for purposes of the Transaction Documents.
“Company Minimum Gain” means the amount of “partnership minimum gain” determined in accordance with the principles of Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Company Sale” means a sale of the Company to a Third Party, whether such sale occurs in the form of a sale of all or substantially all of the assets of the Company, a merger, consolidation, or other
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business combination of the Company with or into another Person, a sale, transfer, exchange, or conversion of the Company’s Equity Interests, a public offering of a majority of the Company’s Equity Interests, or otherwise.
“Confidential Information” means (a) information and data (including all copies thereof) that (i) is furnished or submitted by any of the Members, their respective Affiliates, or the Company or any of its Subsidiaries, whether oral, written, or electronic, to the Board, the other Members or their respective Affiliates, and (ii) relates to the properties, facilities, equipment, agreements, business, or affairs of the Company or any of its Subsidiaries, including in each case market evaluations, market proposals, service designs and pricing, system design, cost estimating, identification of permits, strategic plans, legal documents, environmental studies and requirements, public and governmental relations planning, identification of regulatory issues and development of related strategies, legal analysis and documentation, financial planning, and renewable fuel production and offtake data and (b) the terms and provisions of this Agreement.
“Contemplated Excluded Affiliate Transaction” is defined in the definition of “Excluded Affiliate Transaction”.
“Control” means, with respect to any Person, the power to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities, by agreement, or otherwise). The terms “Controlled by” and “under common Control with” have correlative meanings.
“Conversion Time” is defined in Section 3.7(a)(i).
“CPI” means the Consumer Price Index – All Urban Consumers, not seasonally adjusted, U.S. City Average, All Items, as published by the Bureau of Labor Statistics of the U.S. Department of Labor or any lawful successor agency thereto, or, if the U.S. Department of Labor, Bureau of Labor Statistics discontinues publishing the CPI-U, such comparable index as is then generally used by the renewable energy industry for purposes of similar adjustments to those required in this Agreement.
“CPI Adjustment” means, with respect to any period, the percentage increase, if any, in the CPI during such period.
“CSA” means the Canadian Space Agency.
“DCSA” is defined in Section 3.5(c).
“Deadlock” is defined in Section 7.4(e)(i).
“Deadlock Resolution Failure” is defined in Section 7.4(e)(iv).
“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del C. Section 18-101, et seq., as amended, supplemented, or restated from time to time, and any successor to such statute.
“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Year, except (a) if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year and such difference is being eliminated by use of the “remedial allocation method” as defined in Treasury Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of book basis recovered for such period under the rules prescribed in Treasury Regulations Sections 1.704-3(d) and (b) with respect to any other
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asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided that, if the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Representative.
“Designated Individual” is defined in Section 10.3(a).
“Director” or “Directors” is defined in Section 7.2(a).
“Dissolution/Sale Trigger Event” means (a) a determination made by the Board acting in respect of a Major Decision or from an objective point of view that the GEN 1 Space Station is not feasible either technically, legally or economically, including as a result of non-validation of the system through the U.S. Program SE&I Lead, the Technical Authority, or the Space Agencies (including NASA and ESA), (b) a determination made by the Board acting in respect of a Major Decision or as determined by the Technical Authority that the GEN 1 Space Station is not operational following launch, or (c) a change in applicable Law, such that the Members cannot comply with their material obligations under this Agreement in any material respect and the Members cannot agree to an amendment to this Agreement to address such change in applicable Law prior to one (1) year after the effective date of such change in applicable Law.
“Effective Date” is defined in the introductory paragraph of this Agreement.
“Effective Date Business Plan and Budget” is defined in Section 7.11(a).
“Eligible Member” means each Member, other than those Members holding only Class M Units, that (a) is an Accredited Investor and (b) is not otherwise in breach of this Agreement such that they are likely to be subject to a Breaching Member Event.
“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, leases, easements, covenants, options, rights of first refusal or offer, security interests or other legal or equitable encumbrances, limitations, or restrictions of any nature whatsoever.
“Enforcement Action” is defined in Section 12.8(d).
“Equity Agreement” means any equity agreement, unit restriction agreement, option or other similar agreement or arrangement pursuant to which Units or options are subject to vesting, forfeiture and/or repurchase.
“Equity Interests” means (a) any equity interests or other securities of any class, any options, warrants, convertible, or exchangeable securities (including any Units, equity units, partnership interests, and trust interests), or (b) any other right, however denominated, to subscribe for, purchase, or otherwise acquire any equity interests or other securities of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency, including warrants, options, purchase rights, exchangeable or convertible securities, indebtedness, or other instruments or rights that are exercisable for or convertible or exchangeable into, directly or indirectly, any of the
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foregoing interests (including share appreciation, phantom share, profit participation, or other similar rights).
“ESA” means the European Space Agency.
“Ethics and Compliance Policies” is defined in Section 8.4.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Affiliate Transaction” means (a) this Agreement or the Transaction Documents, as in effect as of the Effective Date (including any amendment, modification, extension, supplement or replacement thereof), and any transactions contemplated under the terms of this Agreement or such Transaction Documents (a “Contemplated Excluded Affiliate Transaction”), (b) transactions that are on terms substantially similar to any Contemplated Excluded Affiliate Transaction, except that any such transaction may be (i) between or among Persons who are different (in whole or in part) than the parties to such Contemplated Excluded Affiliate Transaction, and (ii) with respect to assets or services that are different (in whole or in part) than the assets or services that are the subject of such Contemplated Excluded Affiliate Transaction, (c) non-material transactions on an arms-length basis or whose terms, taken as a whole, are comparable to, or more favorable to the Company or its applicable Subsidiaries than those terms that could reasonably be obtained in a transaction with a Third Party, and (d) transactions implemented pursuant to the provisions of the Procurement Rights Agreement.
“Exit Call Exercise Period” is defined in Section 4.6(a)(i).
“Exit Event Put/Call Price” is defined in Section 4.6(d).
“Facilitation Payments” means unofficial payments to Public Officials to speed up or obtain routine governmental actions, such as obtaining permits, licences, or other official documents; processing governmental papers, such as visas and work orders; providing police protection, mail pick-up and delivery, or scheduling inspections associated with contract performance or transit of goods across country; providing phone service, power and water supply, loading and unloading cargo, or protecting perishable products. For the purposes of this definition, “routine governmental actions” are non-discretionary, ministerial services performed by mid- or low-level functionaries, and do not include any decision by a Public Official whether, or on what terms, to award new business, or to continue existing business, or any action by a Public Official involved in the decision-making process to encourage a decision to award new business to (or continue business with) a particular party. It is acknowledged that the international anti-corruption laws of many countries (including the UK, France, Germany and Spain) prohibit Facilitation Payments.
“Fair Market Value” means, (a) with respect to any property worth less than $10,000,000, as of the time of determination, the then fair market value of such property as determined in good faith by the Board, and (b) with respect to any property worth more than $10,000,000 (unless the Board determines that such fair market value may instead be determined in good faith by the Board acting in respect of a Major Decision), the then fair market value of such property as determined by an independent public accountant of reputable standing, acting as an appraiser; provided, however, that for purposes of the definition of Unit Value, Section 4.4 and Section 4.6 (including Section 7.4(e)(iv) to which Section 4.6 applies mutatis mutandis as further described in Section 7.4(e)(iv)), Fair Market Value shall be determined in accordance with the definition of Unit Value, Section 4.4(f) and Section 4.6(d), respectively.
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“Field of Use” means space stations located in low Earth orbit (ranging from approximately two hundred (200) to two thousand (2,000) km altitude).
“Framework Agreement” means that certain Framework Agreement, dated as of July 31, 2023, by and between Voyager Space Holdings, Inc., a Delaware corporation and Airbus U.S. Space & Defense, Inc., a Delaware corporation (as supplemented by that certain side letter dated July 31, 2023).
“Funded Grant Programs” [***]
“Funding Member” is defined in Section 5.4(b).
“GAAP” means U.S. generally accepted accounting principles, consistently applied and as amended from time to time.
“GEN 1 Space Station” means the Company’s first generation space station as contemplated under the CDFF SAA.
“GEN 2 Space Station” means the Company’s second generation space station that may or may not be associated with the CDFF SAA.
“German JV” is defined in Section 8.6.
“Governmental Authority” means any court, administrative agency, tribunal, arbitral body, department, board, bureau, agency, body, commission or other governmental authority, body or instrumentality, multinational, federal, regional, state, local, county, municipal, provincial, tribal, domestic or foreign governmental or quasi-governmental authority or regulatory authority, legislature, and any self-regulatory organization (including the Financial Industry Regulatory Authority and any national securities exchange).
“Governmental Authorizations” means any approval, authorization, consent, permit, license, franchise, visa, qualification, registration, decree, privilege, variation, validation, confirmation, order, waiver, exemption, concession, or other action of a Governmental Authority required in connection with any aspect of the Space Station.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    The initial Gross Asset Value of any non-cash asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution, as reasonably determined by the Tax Representative;
(b)    The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Tax Representative, in a manner that is consistent with Section 7701(g) of the Code, as of the following times:
(i)    immediately before the acquisition of additional Units by any new or existing Member in exchange for more than a de minimis Capital Contribution;
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(ii)    immediately before the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for such Member’s Units;
(iii)    immediately before the acquisition of Units (other than a de minimis amount of Units) in exchange for the provision of services to or for the benefit of the Company by any new or existing Member;
(iv)    immediately after the acquisition of Units (other than a de minimis amount of Units) by any new or existing Member through the exercise of a noncompensatory option granted by the Company to acquire such Units in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s);
(v)    immediately before the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and
(vi)    any other event to the extent determined by the Tax Representative to be permitted and necessary to properly reflect the Gross Asset Value in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q);
provided, however, that, adjustments pursuant to clauses (i), (ii), and (iii) above shall be made only if the Tax Representative reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and provided further that, if any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph, the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);
(c)    The Gross Asset Value of any Company non-cash asset distributed to any Member shall be the gross fair market value (taking Section 7701(g) of the Code into account) of such non-cash asset on the date of distribution as reasonably determined by the Tax Representative; and
(d)    The Gross Asset Values of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and the definition of Capital Account hereof; provided that, Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent the Tax Representative determines that an adjustment pursuant to the foregoing clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to the foregoing clauses (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses, and items of income, gain, loss, and deduction allocated.
“Hurdle Amount” means, with respect to Class M Units subject to a Hurdle Amount, a minimum amount of distributions, expressed on an aggregate basis, that must be made under Section 6.1(b) before such Class M Units are entitled to receive any distributions under Section 6.1(b). Each
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Hurdle Amount shall be determined by the Board and shall be subject to adjustment for future Capital Contributions and distributions in redemption of Units to effectuate the intended economic arrangement of the Members, as determined by the Board in its sole discretion.
“IFRS” means International Financial Reporting Standards, consistently applied and as amended from time to time.
“Incentive Equity Pool” is defined in Section 3.1(e).
“Indemnitee” means (a) any current or former Member, in its capacity as a member of the Company (and, in relation to the foregoing, any Affiliate of such Member) and its and their respective directors, officers, fiduciaries, trustees, managers, managing members, and equityholders, (b) any Person who is or was a director, officer, fiduciary, trustee, manager, or managing member of the Company, (c) any current or former Tax Representative, in its capacity as such, or (d) any Person the Board designates as an “Indemnitee” for purposes of this Agreement.
“Infringement Notice” is defined in Section 12.8(d).
“IP Agreement” is defined in the Recitals to this Agreement.
“IPR” means all intellectual property rights worldwide, including (a) patents, utility models and other intellectual property rights in inventions and discoveries, (b) copyrights, mask works, designs and database rights, (c) Trademarks, (d) intellectual property rights in software, (e) trade secrets and other intellectual property rights in confidential or proprietary information, including in know-how, manufacturing or business processes, methods, procedures, plans, algorithms, drawings, specifications and technical-related documentation, in each case whether registered or unregistered and including applications for registration, and (f) all registrations and applications for the registration or issuance of any of the foregoing, and all divisions, continuations, continuations-in-part, reissues, renewals and extensions thereof.
“IPR Ancillary Rights” means with respect to any IPR, (a) the right to sue or otherwise recover for any past, present or future infringement, misappropriation, dilution or other violations thereof, (b) the right to file applications for the registration or issuance of other IPR claiming priority therefrom, and (c) all other rights, priorities and privileges arising thereunder or pertaining thereto throughout the world.
“JAXA” means the Japanese Aerospace Exploration Agency.
“Joint Patents” is defined in Section 12.8(b).
“Law” means any applicable (a) federal, state, local, or foreign law (including common law), constitution, statute, regulation, rule, ordinance, code, interpretation, or other provision of law or other governmental requirement, including Applicable Anti-Corruption Laws and Sanctions and Export Control Laws, and (b) Order, judgment, decree, or other direction of a court, tribunal, or other Governmental Authority.
“Liquidator” is defined in Section 12.2.
“Major Decision” is defined in Section 7.4(c).
“Major Line Item” means those line items to be specified by the Board acting in respect of a Major Decision in connection with the approval of the Novation Date Business Plan and Budget.
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“Major Services” means (i) operations of the Space Station system (flight and ground segment) that are essential for station keeping (e.g. main and backup mission control centers) and (ii) engineering services (maintenance, repair, evolution, modifications and replacements) related to the Space Station system.
“Management Director” is defined in Section 7.2(b)(i).
“Management Team” is defined in Exhibit E-1.
“Material Adverse Effect” means a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company (including its Subsidiaries), taken as a whole.
“Member” means any Person executing this Agreement as of the Effective Date as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member of the Company.
“Member Indemnitee” is defined in Section 9.4.
“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2).
“Member Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.
“Member Schedule” is defined in Section 3.1(a).
“Minor Services” means utilization support services, payload integration, and management of operations and utilization.
“Nanoracks” is defined in Section 5.2(g).
“NASA” means the National Aeronautics and Space Administration.
“NASA’s CDFF Phase II” means the second phase of two phases of the CDFF Program which would begin (perhaps after CDR) if and when NASA transitions the CDFF Program to a competitive procurement under the Federal Acquisition Regulation for services in low earth orbit.
“NASA Certification” means that NASA has approved the GEN 1 Space Station for NASA crew operations.
“New Interests” means any (a) Units issued or to be issued by the Company after the Effective Date or (b) any other Equity Interests issued or to be issued by the Company or any of its Subsidiaries after the Effective Date; provided that, the term “New Interests” shall not include any such Units or Equity Interests issued or to be issued (i) in connection with any merger, consolidation, acquisition, or any similar transaction or any reorganization or recapitalization in each case when Equity Interests are issued for or in respect of previously outstanding Units or Equity Interests, (ii) as consideration for the acquisition by the Company or any Subsidiary of the Company of a Person to the selling Persons
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(including issuances to management or employees of such acquired Person in connection with such acquisition), (iii) in any public offering, (iv) as compensation to employees, officers, contractors or consultants of or to the Company or any Subsidiary of the Company, (v) in connection with the exercise of any already-issued Equity Interests, or the exercise of any already-issued options, rights, warrants, and appreciation rights relating to the Equity Interests for any Company or Subsidiary purpose, (vi) to the Company or any wholly owned Subsidiary of the Company, (vii) to Third Party lenders in connection with the incurrence of indebtedness, or (viii) in connection with an Approved Sale; provided that, any such transaction described in the foregoing clauses (i) through (viii), and the initial issuance of applicable Equity Interests, options, rights, warrants, or appreciation rights in the case of clause (v), is approved by the Board in accordance with the terms of this Agreement; and provided further, that, “New Interests” shall not include any Units issued in exchange for Capital Contributions pursuant to Section 5.1, Section 5.2, Section 5.3 or Section 5.4(b).
“New Interests Notice” is defined in Section 3.6(b).
“Non-Calling Member” is defined in Section 4.4(b)(ii).
“Non-Funding Member” is defined in Section 5.4(a).
“Non-Prosecuting Party” is defined in Section 12.8(d).
“Non-Purchasing Member” is defined in Section 4.6(c).
“Non-Putting Member” is defined in Section 4.6(b).
“Non-Subscribing Member” is defined in Section 3.6(d).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.7521(a)(2).
“Novation Date” is defined in Section 5.2(b).
“Novation Date Business Plan and Budget” is defined in Section 7.11(b).
“Observers” is defined in Section 7.13.
“Officers” is defined in Section 7.10(a).
“Order” means any award, charge, writ, decree, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.
“Original CDFF SAA” means the CDFF SAA as in effect as of November 14, 2022.
“Original CDFF SAA Amendments” means Amendment No. 2 and Amendment No. 3 to the CDFF SAA dated September 30, 2023 and October 4, 2023, respectively.
“Parent” means, with respect to any Person, any other Person that is in the direct chain of ownership of such Person, including its Ultimate Parent.
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“Participation Event” means the occurrence of any of the foregoing: (a) the Voyager Member’s and its Affiliate’s rights under the CDFF SAA are not assigned or contributed to the Company on or before three (3) months after December 23, 2023; (b) the CDFF SAA is terminated by NASA and a new, comparable agreement has not been entered into within six (6) months after such termination; (c) a mutually acceptable Technical Authority for the GEN 1 Space Station has not been put under contract by SDR or within three (3) months thereafter; [***] provided, however, that if a program milestone is not achieved within the applicable agreed upon timeframe set forth in this definition of Participation Event solely because of a unilateral decision by NASA to modify the CDFF SAA for reasons that are not attributable to the conduct of the Company, the Members shall amend this definition of Participation Event to modify the milestones set forth in this definition of Participation Event in a manner consistent with the NASA modifications, up to a maximum extension of one (1) year.
“PDR” means preliminary design review, a milestone in the development process, which will be deemed achieved for each generation of Space Station design and development upon NASA’s payment of the invoice submitted by the Company or its applicable Subsidiary in respect of such milestone.
“Percentage Interest” means, at any time of determination and with respect to any Member, the quotient (expressed as a percentage) of (a) the number of Units held by such Member (including, for such purposes, its predecessors-in-interest) as of such time divided by (b) the number of Units held by all Members as of such time.
“Permitted Transfers” is defined in Section 4.1(a).
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority, or other entity.
“Preemptive Rights” is defined in Section 3.6(a).
“Preferred Member” means a Member holding Series A Preferred Units.
“Prior LLC Agreement” is defined in the Recitals to this Agreement.
“Proceeding” means any action, case, arbitration, mediation, audit, hearing, investigation, litigation, suit, filing, or other proceeding (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any Governmental Authority.
“Procurement Rights Agreement” is defined in the Recitals to this Agreement. “Procurement Committee” shall have the meaning specified in Section 7.14.
“Profits” and “Losses” means, for each Allocation Year, an amount equal to the Company’s taxable income or taxable loss for such Allocation Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
(a)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;
(b)    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as an expenditure under Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations
Appendix A – Page 14

Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;
(c)    If the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (d) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account in the Allocation Year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
(d)    Gain or loss resulting from any disposition of property (other than money) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(e)    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year or other applicable period;
(f)    To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Section 734(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Unit, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Profits and Losses; and
(g)    Notwithstanding any other provision of this definition of “Profits” and “Losses”, any items which are specially allocated pursuant to Section 6.4 shall not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.4 shall be determined by applying rules analogous to those set forth in this definition of Profits and Losses.
“Program Manager” means the program manager of the Company.
“Prohibited Person” means a Person who or whose Affiliate:
(a)    is the target of any sanctions pursuant to Sanctions and Export Control Laws, including but not limited to those identified on sanctions lists, or those that are owned or controlled by parties on the sanctions list, or those that are owned or controlled by or acting on behalf of sanctioned governments;
(b)    is located or ordinarily resident in Russia, P.R. China, Belarus, Cuba, Iran, Syria, North Korea, Crimea region, Donetsk People’s Republic region or Luhansk People’s Republic region even if not identified on any sanctions list;
(c)    has, or whose personnel have, violated or caused any other Person to violate, any Applicable Anti-Corruption Laws;
(d)    either directly or indirectly uses or has used any form of child labor, bonded labor, forced labor, and other forms of slavery, slavery-like practices, or human trafficking; or
Appendix A – Page 15

(e)    has otherwise violated any anti-corruption and sanctions policies applicable to the Company and its Members as adopted by the Board.
“Pro-Rata Share” means the pro rata share of the relevant Member based on its Units relative to the Units outstanding of the other relevant Members, as applicable.
“Prosecuting Party” is defined in Section 12.8(d).
“Public Official” means any person working at a Governmental Authority as well as any political party candidate and any business known to be owned or operated by a public official, including (a) any elected or appointed government official or representative (e.g. a member of a ministry of transportation or defense) or a member of a ruling family; (b) an employee, official, contractor, consultant or representative of a Governmental Authority; (c) an employee, official, contractor, consultant or representative of state-owned airlines; (d) any employee or person acting for or on behalf of a public official, Governmental Authority, or any enterprise that performs a governmental function (e.g. a licensing official or a tax agent); (e) any political party, officer, employee or person acting for or on behalf of a political party or candidate for public office; (f) a person in the service of a government, including members of the military, coast guard, space agency, police, or civil service; (g) an employee or person acting for or on behalf of a public international organization, (e.g. United Nations, International Monetary Fund, World Bank, etc.); and (h) immediate family members of any of the above (e.g. a parent, spouse, child, brother or sister, including any of these through marriage).
“Purchasing Member” is defined in Section 4.2(c).
“Put Exercise Period” is defined in Section 4.4(d).
“Putting Member” is defined in Section 4.6(b).
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.
“Relevant Person” is defined in Section 8.1(a).
“Remaining IP Members” is defined in Section 12.8(a).
“Remaining Units” is defined in Section 4.4(b)(ii).
“Representatives” means, with respect to a given Person, such Person’s Affiliates and its and their respective equity holders, officers, directors, manager, employees, agents, advisors, and other representatives.
“Requested Capital Contribution” is defined in Section 5.3(b).
“Required Allocations” is defined in Section 6.4(i).
“Required Novation Date Property Contributions” means the cash and other assets (including the CDFF SAA, the Airbus Station System Integration Support Subcontract and the Voyager Contributed IPR) set forth in the Voyager Contribution Schedule.
“Reserved Matters” is defined in Section 7.4(d).
“Right to Pursue Opportunities” is defined in Section 8.1(a).
Appendix A – Page 16

“ROFR” is defined in Section 4.2(a).
“ROFR Election” is defined in Section 4.2(b).
“ROFR Election Deadline” is defined in Section 4.2(b).
“ROFR Holder” is defined in Section 4.2(a).
“ROFR Notice” is defined in Section 4.2(b).
“ROFR Sale” is defined in Section 4.2(d).
“ROFR Seller” is defined in Section 4.2(a).
“ROFR Units” is defined in Section 4.2(a).
“Sanctions and Export Control Laws” means any laws or regulations which impose economic, trade or other restrictive measures or, export, re-export licenses or other authorizations in each case issued and enforced by a Sanctions Authority.
“Sanctions Authority” means the Government of the United States of America (including the Department of State, the Department of Commerce and the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury), the United Nations, the European Union, the United Kingdom or the government of any country with jurisdiction over the Company or its Members.
“SDR” means system design review, a milestone in the development process, which will be deemed achieved for each generation of Space Station design and development upon NASA’s payment of the invoice submitted by the Company or its applicable Subsidiary in respect of such milestone.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A Preferred Unit” means a Unit having the rights and obligations specified with respect to a “Series A Preferred Unit” in this Agreement.
“SE&I Function” means the systems engineering and integration function for the Space Station design, development, assembly, integration, testing, qualification, launch and operation as further described in Exhibit G.
“Shortfall Loan” is defined in Section 5.4(c).
“Significant Event” [***]
“Space Agencies” means NASA, ESA and other related Governmental Authorities.
“Space Station” or “STARLAB” means the GEN 1 Space Station, and potentially the GEN 2 Space Station and subsequent space stations, as designed, developed and/or operated by the Company and its Subsidiaries (and in the case of the GEN 1 Space Station, by the Voyager Member and its Affiliates, prior to the Effective Date).
“Station Subcontracts” means the subcontracts with the Members (including that certain System Integration Support Agreement by and between an Affiliate of the Voyager Member and an Affiliate of the Airbus Member) relating to design and engineering support for the GEN 1 Space Station.
Appendix A – Page 17

“Station System” means a Space Station and all ground systems and facilities needed to operate such Space Station and provide services to the users, as designed, developed and/or operated by the Company and its Subsidiaries (and in the case of the GEN 1 Space Station, by the Voyager Member and its Affiliates, prior to the Effective Date).
“Subscribing Member” is defined in Section 3.6(d).
“Subsidiary” means, with respect to any Person: (a) any corporation, partnership, limited liability company, or other business entity of which a majority of the equity interests entitled to vote under ordinary circumstances in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) are at the time owned or Controlled by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency); (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner; or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.
“Tax Distribution” means, with respect to any Member for any Allocation Year, the excess, if any, of (a) the Assumed Tax Liability of such Member for such Allocation Year, over (b) the amount of distributions made, or reasonably estimated to be made, to such Member during such Allocation Year pursuant to Section 6.1 (determined, for these purposes, as though Section 6.2 were not in this Agreement).
“Tax Representative” is defined in Section 10.3(a).
“Technical Authority” means the chief engineer, chief medical officer and the chief safety officer, enforcing the Space Station to meet “Design and Construction (D&C)”, “Health and Medical (H&M)” and “Safety Standards” required to enable human certification by NASA, as further described in Exhibit G.
“Third Party” means any Person that is neither (a) a Member or an Affiliate of a Member nor (b) the Company or a Subsidiary of the Company.
“Third Party Sale” is defined in Section 4.2(b).
“Trademarks” means trademarks, service marks, certification marks, logos, slogans, trade dress, trade names, brand names, corporate names, domain names and other indicia of commercial source of origin (whether registered, common law, statutory or otherwise), together with all goodwill associated with the use of or symbolized by the foregoing.
“Transaction Documents” means this Agreement, the IP Agreements, the Procurement Rights Agreement, and each other contract, document, certificate, or instrument executed and delivered by the Members or their respective Affiliates in connection with the consummation of the transactions contemplated hereby or thereby.
“Transfer” means, whether effected directly or indirectly, (a) a sale, conveyance, exchange, assignment, gift, exchange, or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including by realization upon any Encumbrance, by merger, division, consolidation, or other business combination or otherwise by operation of Law or by judgment, levy, attachment, garnishment, bankruptcy, or other legal or equitable proceedings), or an agreement to do
Appendix A – Page 18

any of the preceding, (b) a direct or indirect Transfer of Equity Interests in a Member or any Parent of such Member, including a Change in Control of such Member or Parent of such Member, other than (i) a Change in Control with respect to a Person’s Ultimate Parent or (ii) a Change in Control with respect to any Parent of a Person, including a transaction resulting in a joint venture in which a Parent of such Member has a 50% interest and both joint venture members are European or European-owned companies, where the value of such Person’s and such Person’s Affiliates’ direct or indirect interest in such Units is no more than 10% of the aggregate value of assets of the Parent (valued as a going concern) undergoing the Change in Control transaction (as reasonably determined by the Board), and (c) a mortgage, pledge, grant of a security interest, hypothecation, or other Encumbrance of Units, as well as any execution or realization upon such mortgage, pledge, grant of a security interest, hypothecation, or other Encumbrance resulting in the direct conveyance of Units, provided that, for the avoidance of doubt and notwithstanding anything to the contrary, the term “Transfer” does not include (x) transfers of Equity Interests in a Member’s Ultimate Parent, (y) transfers of Equity Interests in the Voyager Member or its direct or indirect equityholders (including in connection with a Change in Control) or (z) transfers or issuances of Equity Interests by the Voyager Member or any of its Affiliates in connection with an initial public offering or any reorganization in anticipation thereof or in connection therewith.
“Transferee” means a Person who has received Equity Interests by means of a Transfer.
“Transferor” means a Person who has transferred Equity Interests by means of a Transfer.
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“Triggering Member” is defined in Section 4.4(a).
“Triggering Member Put/Call Price” is defined in Section 4.4(f).
“Ultimate Parent” means (a) with respect to the Voyager Member, Voyager Space Holdings, Inc., or its successor, (b) with respect to the Airbus Member, Airbus SE, and (c) with respect to any other Member, its direct or indirect Parent as determined by the Board.
“Unanimous Decision” is defined in Section 7.4(b).
“Unit” means a membership interest in the Company representing a fractional part of the limited liability company interests in the Company of all of the Members, including (i) an interest in items of income, gain, loss, deduction, and credit of the Company, (ii) the right to receive distributions of the Company’s assets in accordance with the provisions of this Agreement, and (iii) the right to vote on Company matters, in each case in accordance with the express provisions of this Agreement, and includes as of the Effective Date the Class A-1 Units, the Class A-2 Units, the Class M Units, the Series A Preferred Units and any other class of Units of the Company issued after the Effective Date pursuant to the terms and conditions of this Agreement.
“Unit Value” of a Class A-1 Unit means, as of the date of determination, the Fair Market Value of a Class A-1 Unit based on the valuation of the Company as of the most recently completed financing round as of such date of determination (or, solely for purposes of Section 5.3(c), if another financing round is anticipated to be completed within thirty (30) days after such date of determination, the valuation of the Company based on such upcoming financing round (if completed); provided, however, that if such
Appendix A – Page 19

upcoming financing round is not completed within such thirty (30) day period, the Unit Value shall be retroactively adjusted as of such date of determination to reflect the most recently completed financing round as of such date of determination (and the Class A-1 Units issued to the Voyager Member or the Airbus Member, as applicable, pursuant thereto shall be automatically adjusted accordingly (including by way of forfeiture) without any action on the part of the Voyager Member or the Airbus Member)); provided, however, that if no financing round has been completed as of such date of determination (and, solely for purposes of Section 5.3(c), no financing round is anticipated to be completed within thirty (30) days after such date of determination), the Fair Market Value of a Class A-1 Unit shall be based on an initial [***] valuation of the Company, as adjusted for any Additional Cash Funding contributed to the Company pursuant to Section 5.2(b) and for any cash Capital Contributions made pursuant to Section 5.3(b) or Section 5.3(d) and for any gross proceeds received or deemed received by or on behalf of the Company or its Subsidiaries in respect of Funded Grant Programs contributed by the Airbus Member or the Voyager Member to the Company pursuant to Section 5.3(c) (including by way of the Original CDFF SAA Amendments), as applicable, in each case on or after the Effective Date and prior to such date of determination.
“U.S. Program SE&I Lead” means the SE&I Function lead.
“Voyager” means Voyager Space Holdings, Inc.
“Voyager Background IPR” means any IPR (other than Trademarks and Voyager Contributed IPR), (i) owned by (or licensed to, to the extent sublicensable) Voyager or any of its Affiliates prior to entry into the CDFF SAA or the Station Subcontracts or (ii) acquired, generated or developed by Voyager or any of its Affiliates at any time independently from the execution or performance of the CDFF SAA or any of the Station Subcontracts with Voyager, in each case that is (x) disclosed or otherwise provided by Voyager or any of its Affiliates, or contained in any deliverable provided by Voyager or any of its Affiliates, to the Company or any of its Subsidiaries for use by the Company or any of its Subsidiaries, or (y) otherwise necessary to use the Voyager Contributed IPR or Voyager Station Subcontract IPR.
“Voyager Contributed IPR” means any IPR (other than Trademarks) owned by or licensed to Voyager or any of its Affiliates that has been acquired, generated or developed during and as part of the
Station System or GEN 1 Space Station by or for Voyager or its Affiliates, whether individually or jointly with any other person, prior to and including the Novation Date (in the case of IPR generated or developed under the CDFF SAA) or prior to and including the respective dates the Station Subcontracts or other contracts are contributed to the Company (in the case of IPR acquired, generated or developed under those contracts). Voyager Contributed IPR also includes any IPR listed on the Voyager Contribution Schedule.
“Voyager Contributed Subsidiary” is defined in Section 5.2(f).
“Voyager Contribution Schedule” is attached hereto as Exhibit C-1.
“Voyager Director” is defined in Section 7.2(b)(i).
“Voyager Member” means Voyager and any other Person that is an Affiliate of Voyager that becomes a Member in accordance with this Agreement.
“Voyager Station Subcontract IPR” means any IPR (other than Trademarks, Voyager Background IPR, Voyager Contributed IPR and Company Foreground IPR) acquired, generated or developed, either prior to or after the Effective Date, during and as part of the performance by Voyager or
Appendix A – Page 20

its Affiliates as contractor under any Station Subcontracts between the Company and Voyager, whether individually or jointly with any other person, that is (x) disclosed or otherwise provided by Voyager or its Affiliates under or in connection with Voyager Station Subcontracts, or contained in any deliverable provided by Voyager or any of its Affiliates, thereunder to the Company or any of its Subsidiaries for use by the Company or any of its Subsidiaries, or (y) otherwise necessary to use the Company Foreground IPR.
Appendix A – Page 21

EXHIBIT A
MEMBER SCHEDULE
[***]
Exhibit A – Page 1

EXHIBIT B
COMPANY PURPOSE
[***]
Exhibit B – Page 1

EXHIBIT C-1
VOYAGER CONTRIBUTION SCHEDULE
[***]
Exhibit C-1 – Page 1

EXHIBIT C-2
AIRBUS CONTRIBUTION SCHEDULE
[***]
Exhibit C-2 – 1

EXHIBIT D
RESERVED
[***]
Exhibit D – 1

EXHIBIT E-1
APPOINTMENT OF OFFICERS
[***]
Exhibit E-1 – 1

EXHIBIT E-2
MANAGEMENT TEAM RESPONSIBILITIES
[***]
Exhibit E-2 – 1

EXHIBIT E-3
MANAGEMENT TEAM
[***]
Exhibit E-3 – 1

EXHIBIT F
EFFECTIVE DATE BUSINESS PLAN AND BUDGET
[***]
Exhibit F – 1

EXHIBIT G
STARLAB PROGRAM DECISION AND TECHNICAL AUTHORITY
[***]
Exhibit G – 1

EXHIBIT H
ETHICS AND COMPLIANCE POLICIES
[***]
Exhibit H – 1

EXHIBIT I
ASSIGNMENT AND ASSUMPTION AGREEMENT
[***]
Exhibit I – 1

EXHIBIT J
ACTIONS REQUIRED BY NOVATION DATE
[***]
Exhibit J – 1